UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

American States Water Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

American States Water Company
Proxy Statement for the 2025 Annual Meeting of Shareholders

Notice of 2025
Annual Meeting of Shareholders

Date May 20, 2025	Time 11:00 a.m., Pacific Time	Location www.virtualshareholder meeting.com/AWR2025	Record Date March 21, 2025

AGENDA

To elect the following directors to class II of the board of directors to serve until the annual meeting in 2028 or until their successors are duly elected and qualified:
Dr. Diana M. Bontá
Ms. Mary Ann Hopkins
Mr. Robert J. Sprowls;

Advisory vote to approve the compensation of our named executive officers;
To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm; and
To transact any other business which may properly come before the 2025 annual meeting or any adjournment thereof

By order of the board of directors:

/s/ Eva G. Tang Corporate Secretary	San Dimas, California April 4, 2025

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Shareholders to Be Held on May 20, 2025

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to furnish our proxy statement, a proxy card and our Annual Report on Form 10-K for the year ended December 31, 2024 primarily via the Internet at www.proxyvote.com. As a result, on or about April 4, 2025, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials. This Notice contains instructions on how to access our proxy materials over the Internet and how to request a paper copy of our proxy materials. On or about April 4, 2025, we are mailing to all our remaining shareholders a paper copy of our proxy materials. If, however, we are unable to mail a paper copy to a shareholder because the shareholder lives in an area where the common carrier has suspended mail service, we will make a good faith effort to deliver the proxy materials to you. Shares must be voted either by telephone, Internet or by completing and returning a proxy card as provided in our proxy statement. Shares cannot be voted by marking, writing on and/or returning this Notice or any other notice regarding our proxy materials.

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Instructions for Attending the 2025 Annual Meeting
We are holding the 2025 annual meeting through a virtual meeting format by electronic transmission via the Internet.
As described in the proxy materials for the annual meeting, shareholders of record at the close of business on March 21, 2025, the record date, will be entitled to participate in the virtual annual meeting. American States Water Company shareholders of record may attend the virtual annual meeting by entering their 16-digit control number at www.virtualshareholdermeeting.com/AWR2025. Beneficial owners may also participate in the annual meeting if the owner’s broker, bank or other shareholder of record provides that option to you. The control number is included with the proxy card or notice previously provided to you. Online access to the meeting will begin at 10:45 a.m., Pacific Time on May 20, 2025 and the meeting will start at 11:00 a.m., Pacific Time. During the meeting, shareholders will have an opportunity to vote and submit questions electronically.

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2025 Proxy Statement
The Securities and Exchange Commission, or SEC, has adopted rules to allow us to elect to use the Internet as our primary means of furnishing our proxy statement, and our Annual Report on Form 10-K for the year ended December 31, 2024 to our shareholders. As a result, on or about April 4, 2025, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials referred to herein as the Notice. The Notice contains instructions on how to access our proxy materials over the Internet at www.proxyvote.com and how to request a paper copy of our proxy materials. The proxy materials will be posted on the Internet no later than the date we begin mailing the Notice. On or about April 4, 2025, we are mailing to all remaining shareholders a paper copy of our proxy materials. If, however, we are unable to mail a paper copy to a shareholder because the shareholder lives in an area where the common carrier has suspended mail service, we will make a good faith effort to deliver the proxy materials to you. We are sending a Notice or proxy materials to each of our shareholders of record in connection with the solicitation by our board of directors of proxies to be voted at our 2025 annual meeting and any adjournments thereof.
We have set the record date for determining the shareholders entitled to vote at the 2025 annual meeting as of the close of business on March 21, 2025. As of March 21, 2025, we had 38,508,496 common shares outstanding. We do not have any other outstanding equity securities. Each of our common shares is entitled to one vote.
We are holding the 2025 annual meeting through a virtual meeting format by electronic transmission at www.virtualshareholdermeeting.com/AWR2025 at 11:00 a.m., Pacific Time on May 20, 2025.
INFORMATION ABOUT THE 2025 ANNUAL MEETING
What is the purpose of the 2025 annual meeting?
At our 2025 annual meeting, we will ask our shareholders to elect three class II directors who will serve until our annual meeting of shareholders in 2028 or until our shareholders duly elect their qualified successors. We are also seeking advisory votes on the compensation that we pay our named executive officers, commonly referred to as a “say-on-pay” proposal. In addition, we will ask shareholders to ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm and to vote on any other matter which may properly come before the 2025 annual meeting.
Even if you can attend the 2025 annual meeting, we encourage you to vote early using the mail, telephone or Internet methods described on the next page.
Who may attend the 2025 annual meeting?
We are holding the 2025 annual meeting through a virtual meeting format by electronic transmission. We encourage you to vote your shares prior to the annual meeting. You are a shareholder of record if your shares are registered directly in your name. We mailed this proxy statement or the Notice directly to you if you are a shareholder of record.
To attend our 2025 annual meeting, please visit www.virtualshareholdermeeting.com/AWR2025. Shareholders or their legal proxies must enter the 16-digit control number found on the proxy card or Notice. Online access to the annual meeting will open 15 minutes prior to the start of the annual meeting. Once admitted to the annual meeting, attendees may:
⯀	listen to and participate in the annual meeting,
⯀	submit questions germane to the matters to be voted at the 2025 annual meeting, and
⯀	vote or change a previously submitted vote.

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How may I vote my shares at the 2025 annual meeting?
If you are the shareholder of record or a legal proxy holder, you may vote your shares by entering your 16-digit control number at www.virtualshareholdermeeting.com/AWR2025. The control number is included with the proxy card or Notice previously provided to you. Participants in the 401(k) plan of Golden State Water Company may not vote their 401(k) shares at the 2025 annual meeting since the 401(k) plan trustee is the shareholder of record of these shares but may vote before the meeting by following the instructions set forth below.
How may I vote my shares without attending the 2025 annual meeting?
You may vote your shares without attending the 2025 annual meeting by mail, telephone or Internet.
Voting by Mail
⯀	If you received a paper copy of the proxy materials, you may sign, date and return your proxy card in the pre-addressed, postage-paid envelope provided.
Voting by Telephone
⯀	You may vote by proxy using the toll-free telephone number listed on the proxy card or Notice. Please have your Notice or the proxy card in hand before calling.
⯀
If your shares are held through a brokerage firm, bank or other shareholder of record, you may vote by telephone only if the shareholder of record (broker, bank or other shareholder of record) offers that option to you.

⯀
Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 19, 2025 to be voted at the 2025 annual meeting. Participants in Golden State Water Company’s 401(k) plan may vote their 401(k) plan shares by telephone but must do so by the date set forth below.

Voting by Internet
⯀
You may also vote by proxy using the Internet. The Internet address is www.proxyvote.com, which is also listed on the Notice and the proxy card. Please have the proxy card or Notice in hand before going online. You may also view our proxy statement and 2024 annual report at this website. If your shares are held through a brokerage firm, bank or other shareholder of record, you may vote by the Internet only if the shareholder of record (broker, bank or other shareholder of record) offers that option to you.

⯀
Votes submitted by Internet must be received by 11:59 p.m., Eastern Time, on May 19, 2025 to be voted at the 2025 annual meeting. Participants in Golden State Water Company’s 401(k) plan may vote their 401(k) plan shares by Internet but must do so by the date set forth below.

Regardless of whether you attend the 2025 annual meeting, we encourage all our shareholders to vote using one of the methods described above. You may change your vote by submitting another proxy. The submission of the second proxy will revoke your prior proxy.
Participants in Golden State Water Company’s 401(k) plan may vote their 401(k) plan shares by mail, phone or Internet as described above. Votes submitted by telephone or using the Internet must be received by 11:59 p.m., Eastern Time, on May 15, 2025 in order for us to forward your instructions to the 401(k) plan trustee. The trustee will vote 401(k) plan shares as to which no directions are received in the same ratio as 401(k) plan shares with respect to which directions are received from other participants in the 401(k) plan, unless contrary to the Employee Retirement Income Security Act of 1974.
Please bear in mind that your execution of a proxy will not affect your right to attend the 2025 annual meeting or any adjournment thereof and vote at the virtual annual meeting.

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How may I cast my vote?
In the election of directors, you may vote your shares for the nominees in the following manner:
⯀	“FOR ALL” of the nominees,
⯀	“WITHHOLD ALL” of the nominees, or
⯀
“FOR ALL EXCEPT,” you may withhold your authority to vote for any individual nominee(s) by marking the “For All Except” box and writing the number(s) of the nominee(s) on the line provided for any individual nominee(s) for whom you choose to withhold your authority to vote.

With respect to the advisory vote to approve the compensation of our named executive officers and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, you may vote your shares in the following manner:
⯀	“FOR,”
⯀	“AGAINST,” or
⯀	“ABSTAIN.”
Each share is entitled to one vote on each of these matters.
May I cumulate my votes for a director?
You may not cumulate your votes for a director (i.e., cast for any candidate a number of votes greater than the number of common shares that you hold on the record date) unless you or another shareholder:
⯀	place(s) the candidate’s name in nomination prior to the voting; and
⯀	prior to the voting, give(s) notice of an intention to cumulate votes at the 2025 annual meeting.
If you or any other shareholder give(s) notice prior to voting of an intention to cumulate votes, then all shareholders may cumulate their votes for candidates who have been nominated.
How does the board recommend that I vote at the 2025 annual meeting?
Our board recommends that you vote your shares:
⯀	“FOR ALL” of the nominees for class II director;
⯀
“FOR” the approval of the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement, referred to herein as a “say-on-pay” advisory vote; and

⯀	“FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
How will the named proxies vote if I send in my proxy without voting instructions?
If you send in your proxy without voting instructions, the named proxies will vote “FOR ALL” of the board’s nominees to be elected as directors, “FOR” the approval of the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and any related materials disclosed in this proxy statement, and “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. The named proxies will also vote in favor of such other matters as are incident to the conduct of the 2025 annual meeting, unless otherwise instructed.

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How will the named proxies vote if a nominee is unable to serve as director?
In the event any one or more of the nominees is withdrawn from nomination as a director or is unable to serve for any reason, a contingency not now anticipated, the named proxies may vote for a substitute nominee or nominees, unless otherwise instructed by a shareholder on his or her proxy.
What vote is required to approve each of the proposals?
Proposal 1
Candidates for the board of directors receiving the highest number of affirmative votes of the shares entitled to vote at the 2025 annual virtual meeting or by proxy (up to the number of directors to be elected) will be elected. Because directors need only be elected by a plurality of the vote, in an uncontested election withhold votes will not affect whether any particular nominee has received sufficient votes to be elected. Broker non-votes will have no effect on whether any particular nominee has received sufficient votes to be elected. Brokers are not authorized to vote on this proposal unless you instruct otherwise.
Proposal 2
The compensation of the named executive officers, as disclosed pursuant to the compensation rules of the SEC, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement, will be approved upon an affirmative vote of a majority of our common shares represented at the virtual annual meeting or by proxy and voting, provided that the shares voting affirmatively also constitute at least a majority of the required quorum at the 2025 annual meeting. Abstentions and broker non-votes on this proposal will have the effect of a vote against the proposal. Brokers are not authorized to vote on this proposal unless you instruct otherwise. This vote is advisory and non-binding on the company, the compensation committee and the board.
Proposal 3
The appointment of PricewaterhouseCoopers LLP (PwC), as our independent registered public accounting firm, will be ratified by the affirmative vote of a majority of our common shares represented at the virtual annual meeting or by proxy and voting, provided that the shares voting affirmatively also constitute at least a majority of the required quorum at the 2025 annual meeting. Abstentions on this proposal will have the effect of a vote against the proposal. Brokers are authorized to vote on this proposal if you do not provide instructions.

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What happens if cumulative voting for directors occurs?
If we conduct voting for directors by cumulative voting, then you may cast a number of votes equal to the number of directors authorized multiplied by the number of shares you have a right to vote. You may cast your votes for a single candidate or you may distribute your votes among as many candidates in whatever proportion you desire.
The accompanying proxy will grant the named proxies discretionary authority to vote cumulatively if cumulative voting applies. Unless you instruct the named proxies otherwise, the named proxies will vote equally for each of the candidates for the office of director; provided, however, that if sufficient numbers of our shareholders exercise cumulative voting rights to elect one or more candidates, the named proxies will:
⯀	determine the number of directors they may elect,
⯀	select such number from among the named candidates,
⯀	cumulate their votes, and
⯀	cast their votes for each candidate among the number they are entitled to vote.
What is the quorum requirement for the 2025 annual meeting?
A quorum is present if shareholders holding a majority of shares entitled to vote on the record date are present at the 2025 annual meeting, either at the virtual annual meeting or by proxy. We will count shares represented by proxies that reflect abstentions and broker non-votes as present and entitled to vote for purposes of determining the presence of a quorum. The term “broker non-vote” refers to shares held by brokers or nominees who have not received instructions on how to vote from the beneficial owners or persons entitled to vote if the broker or nominee indicates on the proxy that the broker or nominee does not have discretionary power to vote on the matter.
Who bears the costs of proxy distribution and solicitation?
We will bear the entire cost of preparing, assembling, printing and mailing proxy statements and the costs of any additional materials which the board may furnish to you. We may solicit proxies by U.S. mail in the case of beneficial owners that own 1,000 or more shares or, in the case of all other shareholders, brokers, banks and other nominees, by mailing a notice containing instructions on how to access our proxy materials and vote. We have engaged the services of Sodali & Co, 333 Ludlow Street, 5th Floor, South Tower, Stamford, Connecticut 06902 for an estimated cost of $20,000 plus reimbursement of certain reasonable and customary expenses to assist us in soliciting proxies. We may also solicit proxies by telephone or personally by directors, officers and regular employees of the company who will receive no extra compensation for performing these services.
What does it mean if I receive more than one proxy or voting instruction card?
It means your shares are either registered differently or appear in more than one account. Please provide us with voting instructions for all proxy and voting instruction cards that you receive.
Who will serve as inspector of election?
The board of directors has appointed Broadridge Financial Solutions, Inc. to act as the inspector of election. The inspector of election will count all votes cast, whether at the virtual annual meeting or by proxy.

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How is an annual meeting adjourned?
Shareholders may adjourn an annual meeting by the affirmative vote of a majority of the shares represented at the annual meeting, whether at the virtual annual meeting or by proxy, even if a quorum is not present. In the absence of a quorum at the 2025 annual meeting, no business may be transacted at the 2025 annual meeting other than an adjournment.
We are not required to give you notice of an adjournment of an annual meeting if we announce the time and place of the adjournment at the annual meeting at which the adjournment takes place. We must, however, give you notice of the adjourned meeting if the adjournment is for more than 45 days or, if after the adjournment, we set a new record date for the adjourned meeting.

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BOARD STRUCTURE AND COMMITTEES
Overview of the board
Composition and Independence
⯀	Total of nine current directors - all independent directors, except for president and chief executive officer
⯀	Directors have a diverse mix of skills, experience and backgrounds
⯀	Independent, non-executive chair of the board
⯀	Independent chair and members of all board committees of the company, other than the ASUS committee
⯀	Limited public company directorships outside of the company and its subsidiaries (no director “overboarding” concerns)
⯀	Board and committee ability to hire outside advisors, independent of management
Accountability
⯀	Age limit
⯀	Annual board and committee evaluations
⯀	Regularly-held executive sessions
⯀	Robust director equity ownership guidelines
⯀	Independent board evaluation of president and chief executive officer performance
Other board characteristics(1)

(1)
Based on composition of the board after the 2025 annual meeting, assuming that all of the nominees of class II are elected.

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OVERVIEW OF THE BOARD IN 2024

Name	Audit and Finance Committee	Nominating and Governance Committee	Compensation Committee	ASUS Committee
Diana M. Bontá
Steven D. Davis(1)(2)
Thomas A. Eichelberger(1)
Roger M. Ervin
Anne M. Holloway(3)
Mary Ann Hopkins
C. James Levin
Robert J. Sprowls(4)
Caroline A. Winn

- Chairperson	- Member

(1)
Audit Committee Financial Expert
(2)
Mr. Davis also serves as enterprise risk management liaison between the board and management
(3)
Chair of the Board and ex-officio member of all committees with no voting rights
(4)
President and Chief Executive Officer
How is the board of directors structured?
The board of directors currently consists of nine directors, with an independent non-management director serving as its chair. The board is divided into three classes (class I, class II and class III). Shareholders elect directors in each class to serve for a three-year staggered term expiring in successive years or until shareholders duly elect their successors. The term of the class II directors elected at this meeting will expire at the 2028 annual meeting. The term of the directors of class III will expire at the 2026 annual meeting. The term of the class I directors will expire at the 2027 annual meeting.
Ms. Holloway, the chair of the board, is a non-voting ex-officio member of all committees of the board, is the presiding director for executive sessions of the board and acts as lead director of the board.
The board holds executive sessions of the board following regularly scheduled meetings and on an as-needed basis. Some of these sessions are non-management executive sessions. Currently, Mr. Sprowls, who is also president and chief executive officer of the company is the only employee director. He participates in executive sessions of the board but does not participate in non-management executive sessions. The board held five executive sessions of the board in 2024, all of which included a non-management executive session.
The board of directors has determined that all members of the board in 2024, other than Mr. Sprowls, were independent directors of the company. The board believes that this leadership structure, in which the chair is an independent director acting as the lead director, ensures a greater role for the other independent directors in the oversight of the company and active participation of the independent directors in setting agendas and

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establishing priorities and procedures for the board. The board further believes that this leadership structure is preferred by a significant number of our shareholders. The board has used this leadership structure since the formation of the company as a holding company in 1998.
What are the board’s oversight responsibilities?
The board’s oversight function includes, among other things, the following specific responsibilities:
⯀	Selecting and overseeing the chief executive officer of the company;
⯀	Together, with the chief executive officer of the company, reviewing the job performance of executive officers on an annual basis;
⯀	Planning for senior management development and succession;
⯀	Reviewing, understanding and monitoring the implementation of the company’s strategic plans;
⯀	Overseeing appropriate policies of corporate conduct and compliance with laws;
⯀	Reviewing and understanding the company’s risk assessment and overseeing the company’s risk management processes;
⯀	Reviewing, understanding and overseeing the company’s annual operating plans and budgets;
⯀	Focusing on the integrity and clarity of the company’s financial statements and financial reporting;
⯀	Advising management on significant issues facing the company;
⯀	Reviewing and approving significant corporate actions;
⯀	Reviewing management’s plans for disaster preparedness, physical and cyber security, and emergency communications;
⯀	Nominating directors and committee members;
⯀	Overseeing management’s adoption and implementation of corporate governance, human capital management matters, social responsibility, environmental matters and information security matters; and
⯀	Overseeing legal and ethical compliance.
How does the board oversee risks?
The board oversees the Company’s enterprise risk management, or ERM, function performed under the direction of the senior management team. The board satisfies this responsibility by obtaining information from each committee chair regarding the committee’s risk oversight activities and the ERM liaison between the board and management, and from regular reports directly from officers, the management sustainability oversight team and other key management personnel responsible for risk identification, risk management and risk mitigation strategies. The reporting processes are designed to provide visibility to the board about the identification, assessment and management of critical risks and management’s risk mitigation strategies.
At least quarterly, management discusses critical risks, including any newly identified critical risks and the implementation status of plans to mitigate these risks, with the ERM liaison and the committees that are in charge of the risks within their areas of responsibility, and the board for risks that do not fall under the direct purview of any specific committee. Each committee chair provides a report to the full board regarding the critical risks discussed, management’s mitigation plans and implementation of the ERM program, and the ERM liaison, together with management, discusses other matters relevant to the risk oversight responsibilities of the board, including without limitation, reputation, regulatory, accounting, tax, climate change (including risks associated with drought, wildfire, adequacy of water supplies, implementation of water use restrictions) and cybersecurity

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and Supervisory Control and Data Acquisition (SCADA) system risks. Additional information regarding the manner in which we manage cybersecurity risks are discussed under Item 1C. in our Form 10-K for the period ended December 31, 2024. On an annual basis, management also provides to the ERM liaison, each committee and the board an updated list of all critical and medium risks identified by management, an assessment of the company’s financial exposure should the risk not be mitigated and management’s assessment of the probability of an event occurring given the company’s mitigation plans. Each committee chair and the ERM liaison review and comment on this information. Thereafter, each committee chair reports to the full board on the results of its consideration of enterprise risks within its area of responsibility. The ERM liaison, together with management, discusses enterprise risks with the full board when they do not fall under the direct oversight of any specific committee.
The audit and finance committee considers financial risks and exposures, particularly financial reporting, tax, accounting, disclosure and internal control over financial reporting, financial policies, investment guidelines, credit and liquidity matters, the investments for the company’s retirement plans, and the design and performance of the internal audit, ethics and compliance functions. The audit and finance committee receives regular reports from the internal auditor of the company to assist it in overseeing financial risks and has direct authority over the company’s independent registered public accounting firm.
The nominating and governance committee considers risks and exposures relating to corporate governance and succession planning for the board and the chief executive officer. The nominating and governance committee is also responsible for making recommendations regarding the delegation of risk oversight responsibilities to committees of the board and the policies and procedures for coordinating the risk oversight responsibilities of the board, the ERM liaison and each of the committees and the board.
The compensation committee considers risks associated with executive and employee compensation programs, including retirement plans, with a particular focus on performance-based compensation. We discuss further how this committee assesses the risks associated with the different components of executive compensation under the heading “Compensation Discussion and Analysis - Risk Considerations.”
The ASUS committee was established by the board to oversee the risks and exposures associated with the company’s contracted services operations at American States Utility Services, Inc. and its subsidiaries, or ASUS.
Bear Valley Electric Service, Inc., or BVES, a wholly-owned subsidiary of the company, has a safety and operations committee comprised of its directors to oversee risks associated with its electric utility operations as required by California Public Utilities Code Section 8389(e)(3), including oversight of the implementation of its wildfire mitigation plan. The company has no directors who also serve on BVES’s board. Management of BVES also reports to the board quarterly regarding the management of wildfire risks.
What is the board’s role in succession planning and management of human resources?
The board, with the assistance of the compensation committee, oversees succession planning and leadership development of the chief executive officer and other officers, directors and managers of the company. In addition to reviewing the company’s succession planning processes, the compensation committee reviews the development plans that are being utilized to strengthen the skills and qualifications of candidates for leadership positions in the company. The compensation committee recommends to the board actions that the committee believes should be taken in light of the operational needs of the company and its talent pool to enable the company to attract, motivate and retain the right people in the right positions now and into the future. The compensation committee also considers actions that should be taken in the event of the sudden loss of the chief executive officer or other officers, directors or managers.

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The director of the human capital management department reports to the compensation committee quarterly on the hiring of new employees, employee terminations and promotions, vacancies, employees eligible for retirement and employees electing early retirement. The director also provides information to the board on the diversity demographics of the company and the company’s equitable pay practices.
The nominating and governance committee is responsible for matters related to board succession planning. You may find additional information on characteristics that the nominating committee considers in nominating a candidate for the board under the heading “Nominating and Governance Committee - How does the nominating and governance committee assess candidates to fill vacancies on the board?”
What are the procedures for changing the number of directors?
Under our bylaws, the board of directors may increase the authorized number of directors up to eleven without obtaining shareholder approval. We currently have nine directors on our board. The board of directors may also decrease the number of authorized directors to no less than six without obtaining shareholder approval.
How are vacancies filled on the board of directors?
A majority of the remaining directors, though less than a quorum, may fill vacancies on the board, except those existing because of a removal of a director. If the board consists of only one director, the sole remaining director may fill all vacancies on the board. Each director so elected will hold office until the end of the term of the director who has been removed, or until the director’s successor has been duly elected and qualified. Our shareholders also have the right to elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors. Any election of a director or directors by shareholders to fill any vacancy or vacancies not filled by the directors, other than a vacancy created by removal, by written consent requires the consent of a majority of the outstanding shares entitled to vote. Any such election by written consent to fill a vacancy created by removal requires unanimous written consent.
Under what circumstances may a director be removed from the board?
Under California law, a member of the board of directors may be removed:
⯀	by the board of directors as the result of a felony conviction or court declaration of unsound mind,
⯀	by the shareholders without cause, or
⯀	by court order for fraudulent or dishonest acts or gross abuse of authority or discretion.
Generally, shareholders may not remove a director if the votes cast against removal are sufficient to elect the director if voted cumulatively at an election of directors held at a meeting or by written consent at the time of removal.
What standing committees does the board of directors have?
The board has three standing committees:
⯀	an audit and finance committee,
⯀	a nominating and governance committee, and
⯀	a compensation committee.
Each committee operates under a written charter, which identifies the purpose of the committee and its primary functions and responsibilities. Copies of these committee charters are available on our website at www.aswater.com.

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The board has also established another committee, known as the ASUS committee, to oversee our contracted services business.
How often did the board and each of the standing committees meet during 2024?
During 2024:
⯀	directors met, as a board, six times;
⯀	the audit and finance committee met six times;
⯀	the nominating and governance committee met four times; and
⯀	the compensation committee met seven times.
The Board held six meetings during 2024. Each individual who served as a director at any point during the year attended all Board meetings held during their respective period of service, representing 100% attendance for all directors. All of the standing committee members in 2024 attended 100% of the committee meetings of any committee in which he or she was a member.

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NOMINATING AND GOVERNANCE COMMITTEE
What are the functions of the nominating and governance committee?
The nominating and governance committee assesses qualifications of candidates to fill vacancies on the board and makes recommendations to the board regarding candidates to fill these vacancies. The nominating and governance committee also:
⯀	recommends to the board changes in the company’s corporate governance policies and ethics policies and procedures and CEO and board succession;
⯀	oversees the company’s environmental, social and governance practices;
⯀	reviews and oversees management’s preparation of our ESG Report and code of conduct which is posted on the company’s website at www.aswater.com;
⯀	reviews shareholder proposals received by the company and makes recommendations to the board regarding appropriate actions to take in response to any such proposals;
⯀	periodically reviews the needs of the board and each of the committees of the board and whether there is a need for refreshment of the board; and
⯀	is responsible for new director orientation programs and the ongoing education for directors on business, industry, corporate governance, legal developments and other appropriate topics.
How does the nominating and governance committee assess candidates to fill vacancies on the board?
The nominating and governance committee assesses nominees for directors based on a number of qualifications, including:
⯀	a reputation for integrity, honesty and adherence to high ethical standards;
⯀	holding or having held a generally recognized position of leadership;
⯀	business acumen, business or governmental experience and an ability to exercise sound business judgment in matters that relate to our current and long-term objectives;
⯀	an interest and ability to understand the sometimes conflicting interests of our various constituencies, including shareholders, employees, customers, regulators, creditors and the general public;
⯀	an interest and ability to act in the interests of all shareholders;
⯀	an ability to work constructively with groups with diverse perspectives and to tolerate opposing viewpoints;
⯀	a commitment to service on the board, including commitment demonstrated by prior board service; and
⯀	a willingness to challenge and stimulate management.
Each director, other than the president and chief executive officer of the company, is also expected to satisfy the independence requirements of the board. In addition to the criteria set forth above, the nominating and governance committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. In order to achieve this objective, the committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix and diversity of professional and personal experience, knowledge and skills that will allow the board to fulfill its responsibilities. The committee construes the concept of diversity broadly so as to include a variety of opinions, perspectives, personal experiences and backgrounds and other differentiating characteristics, including gender and ethnicity.

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The process used by the committee in assessing candidates for director is a subjective one. The committee has considered knowledge, skills and experience in the following areas to be helpful to the board in selecting nominees for director:
⯀	finance
⯀	accounting
⯀	engineering
⯀	real estate
⯀	construction
⯀	government contracting
⯀	legal
⯀	public utility and/or other regulated industry
⯀	corporate governance
⯀	customer and community service
For information on the specific backgrounds and qualifications of our current directors, see “Proposal 1: Election of Directors.”
As part of its annual self-assessment process, the board also evaluates itself and/or directors on a variety of criteria, including:
⯀	independence
⯀	commitment, time and energy devoted to service on the board
⯀	overall contributions to the board
⯀	attendance at, and preparation for, board and committee meetings
⯀	effectiveness as chair of the board
⯀	collegiality
⯀	understanding the role of the board and the committees on which he or she serves
⯀	judgment and appropriateness of comments
⯀	skill set relative to board needs
⯀	understanding of the company’s business, industry and risks
⯀	opportunity to engage and stimulate management
The nominating and governance committee generally considers candidates recommended by board members, professional search firms, shareholders and other persons, in addition to board members whose terms may be expiring. The way in which the nominating and governance committee evaluates a new person as a nominee does not differ based on who makes the nomination.
What is the role of the board in the nomination process?
After the board receives the nominating and governance committee’s recommendations on nominees, the board then nominates director candidates the board deems most qualified for election at an annual meeting, taking into account the background, qualifications and age of each of the other members of the board.
If a vacancy or a newly created board seat occurs between annual meetings, the board is responsible for filling the vacancy or newly created board seat in accordance with our bylaws as described above under the heading, “How are vacancies filled on the board of directors?”

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How does the board and each of its committees assess performance?
The nominating and governance committee uses an outside law firm to assist it in conducting an annual performance and needs assessment of the board. Each board member is asked to submit both a subjective and objective assessment of the board as well as suggestions on how to improve board functioning and whether there are any strategic aspects of the company’s business that might merit additional board attention. The results of this assessment are summarized by outside counsel and then distributed to the nominating and governance committee and the board for discussion. Each of the committees also discusses its performance annually.
Who are the members of the nominating and governance committee?
Dr. Bontá is the chair of the nominating and governance committee. Mr. Levin and Ms. Winn are members of this committee. Ms. Holloway is a non-voting ex-officio member of this committee.
How may a shareholder nominate a person to serve on the board?
You may submit the name of a person for election as a director either by submitting a recommendation to the nominating and governance committee or by directly submitting a name for consideration at a shareholders meeting. In order for your nominee to be considered at a shareholders meeting, you must give timely notice in proper written form to our corporate secretary, be a record owner of our common shares at the time of giving such notice and otherwise comply with the procedures set forth in Article II. Section 14 of our bylaws and the Securities Exchange Act of 1934 (“Exchange Act”), including representing that you intend to solicit proxies from at least 67% of the common shares held of record on the record date. In order for a notice to be timely for the 2026 annual meeting, it must be given between January 30, 2026 and February 19, 2026. If we change the 2026 annual meeting date by more than 30 days from the anniversary of our 2025 annual meeting or the date a special meeting is held, you will have another opportunity to submit nominations. In this case, the corporate secretary must receive your nomination at our corporate headquarters no later than the close of business on the tenth day following the earlier of the date on which we mail you notice of the meeting or we publicly disclose the meeting date.
In addition, any shareholder nominating a director must be present or represented by a qualified representative at the annual meeting. A “qualified representative” is any duly authorized officer, manager or partner of a shareholder or any person authorized by a writing executed by such shareholder and delivered to us at least 48 hours prior to the shareholders’ meeting stating that such person is authorized to act on the shareholder’s behalf.
Shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees pursuant to Rule 14a-19 under the Exchange Act must provide notice no later than March 23, 2026 and comply with the disclosure and procedural requirements in connection with shareholder nominations of directors in our bylaws, including stating in the notice that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the company’s nominees.
Have we paid fees to any third party to assist us in evaluating or identifying potential nominees to the board?
We have not paid any fees for assistance in identifying potential candidates to fill a vacancy on the board since our previous annual meeting.
Did we receive any nominations for director from certain large beneficial owners of our common shares?
Since our previous annual meeting, we have not received any nominations from a shareholder or a group of shareholders owning more than 5% of our outstanding common shares.

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AUDIT AND FINANCE COMMITTEE
Who are the members of the audit and finance committee?
Mr. Davis is the chair of the audit and finance committee. Mr. Eichelberger and Ms. Winn are members of this committee. Ms. Holloway is a non-voting ex-officio member of this committee.
Does the audit and finance committee have any audit committee financial experts?
The board of directors determined in 2024 that:
⯀	all members of the audit and finance committee were financially literate,
⯀	Mr. Davis and Mr. Eichelberger were “audit committee financial experts,” and
⯀	all members of the audit and finance committee were independent under the standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934 and the rules of the New York Stock Exchange.
Audit and Finance Committee Report
Functions of the Audit and Finance Committee
The audit and finance committee:
⯀	reviews significant public documents containing financial statements provided to shareholders and regulatory agencies and reviews all periodic reports filed with the SEC;
⯀	reviews earnings press releases prior to their issuance as well as financial information and earnings guidance provided to analysts and investors;
⯀	discusses with the company’s independent registered public accounting firm its plans, if any, to use the work of internal auditors;
⯀
reviews the internal audit function, including its competence and objectivity and proposed audit plans for the coming year, including intended levels of support for and coordination with the external audit process;

⯀	discusses with the internal auditors and the company’s independent registered public accounting firm, the financial statements and the results of the audit;
⯀	discusses significant management judgments and/or accounting estimates used in the preparation of the financial statements;
⯀
discusses with the company’s independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of the audit;

⯀
evaluates the qualifications, independence and performance of our independent registered public accounting firm, reviews the experience and qualifications of the lead partner, ensures compliance with partner rotation requirements, and appoints (and has sole authority to terminate) our independent registered public accounting firm;

⯀	reviews and approves fees charged by our independent registered public accounting firm;
⯀	reviews and evaluates the effectiveness of our process for assessing significant financial risks and the steps management takes to minimize these financial risks;
⯀	reviews and makes recommendations to the board of directors regarding related party transactions;
⯀
reviews and periodically evaluates procedures for the receipt, retention and treatment of complaints that the company receives regarding accounting, internal controls or auditing matters and for the confidential anonymous submission by our employees of concerns regarding questionable accounting or auditing matters or related party transactions; and

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⯀
Management has the primary responsibility for our financial statements, internal controls, disclosure controls and the financial reporting process. PricewaterhouseCoopers LLP, our registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report based on its findings. The audit and finance committee is responsible for monitoring and overseeing our financial reporting process. PricewaterhouseCoopers LLP reports directly to the audit and finance committee and, if requested, the board of directors.

Discussions with Independent Auditors
PricewaterhouseCoopers LLP provided to the audit and finance committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit and finance committee concerning independence, and the audit and finance committee discussed with PricewaterhouseCoopers LLP the independent accountant’s independence. The audit and finance committee also reviewed and discussed our audited consolidated financial statements with PricewaterhouseCoopers LLP and matters related to the audit required by the Public Company Accounting Oversight Board, including the firm’s evaluation of our internal control over financial reporting and the overall quality of our financial reporting.
Discussions with Management
The committee reviewed and discussed with management the company’s audited consolidated financial statements for 2024. Management has represented to the audit and finance committee that our internal controls over financial reporting have no material weaknesses and that management prepared the company’s consolidated financial statements in accordance with generally accepted accounting principles.
Recommendation for Inclusion in Form 10-K
Based upon the audit and finance committee’s discussions with management and PricewaterhouseCoopers LLP, the audit and finance committee’s review of the representations of management and the reports and presentations of PricewaterhouseCoopers LLP to the audit and finance committee, the audit and finance committee recommended that the board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC.
This report is submitted by:
Steven D. Davis, Chair
Thomas A. Eichelberger, Member
Caroline A. Winn, Member

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COMPENSATION COMMITTEE
What are the functions of the compensation committee?
Our compensation committee, which consists entirely of independent directors:
⯀	reviews the performance of our executive officers in January of each year and at the time of the hiring or promotion of an executive officer;
⯀	selects a compensation consultant to assist the committee in evaluating the amount or form of executive and director compensation;
⯀
approves the salary for each executive officer, including the salary of Mr. Sprowls, the president and chief executive officer of the company, which is then ratified by the board of directors, with Mr. Sprowls abstaining;

⯀	makes stock awards for each executive officer and manager pursuant to our equity compensation plans;
⯀	sets performance standards and makes awards under our equity and non-equity compensation plans;
⯀	approves objective and discretionary cash bonuses for executive officers;
⯀	approves the amount of stock awards following the end of the performance period based upon the satisfaction of objective performance criteria;
⯀	reviews and makes recommendations to the board regarding long-term compensation strategies and changes in the executive compensation program and the terms of our employee benefit and pension plans;
⯀	reviews trends in executive compensation and considers changes in accounting principles and tax laws that impact executive compensation;
⯀	makes recommendations to the board regarding the terms of employment and severance arrangements applicable to specific executive officers;
⯀	reviews and makes recommendations to the board regarding the compensation of directors;
⯀
administers the 2016 Stock Incentive Plan, or 2016 plan, for employees, the 2003 Non-Employee Directors Stock Plan, or 2003 directors plan, and the 2023 Non-Employee Directors Stock Plan, or the 2023 directors plan;

⯀
monitors and oversees human capital management functions and makes recommendations to the board regarding human capital management policies and procedures, including attracting, developing and retaining talent, diversity and inclusion, pay equity, employee safety, performance management, administration and compliance, and integrity and culture of the company; and

⯀	reviews and discusses with management the Compensation Discussion & Analysis section of this proxy statement.
The compensation committee has the authority, in its discretion, to hire, retain, terminate and oversee the work of compensation consultants, independent counsel and other advisers to assist the committee in evaluating the amount or form of executive or director compensation. Before retaining any compensation consultant, independent counsel or other such advisers, the compensation committee is required to consider those factors specified in the Dodd-Frank Act and the rules and regulations promulgated by the SEC thereunder and such other factors that the compensation committee deems appropriate that may affect the independence of such consultants, counsel or advisers. Unless otherwise provided by the board, the compensation committee does not have the authority to delegate its authority to a subcommittee.
What firm have we retained as our compensation consultant?
The compensation committee has retained Pearl Meyer as the company’s outside compensation consultant. The compensation committee periodically retains Pearl Meyer to provide market data and information regarding market practices and trends, assess the competitiveness of our executive compensation program, compare our pay and performance relative to a peer group, assist with the development of the Compensation Discussion and

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Analysis in this Proxy Statement, and provide analysis on our non-employee director compensation. The compensation committee had the sole authority to appoint Pearl Meyer, to oversee the compensation services provided by Pearl Meyer and to approve the compensation paid to Pearl Meyer for these services.
Is our compensation consultant independent?
The compensation committee believes that the consulting advice that it has received from Pearl Meyer was objective. The committee has assessed the independence of Pearl Meyer pursuant to SEC rules and applicable stock exchange rules and concluded that no conflicts of interest exist between the company and Pearl Meyer (or any individuals working on the company’s account on behalf of Pearl Meyer). In reaching such determination, the committee considered the following factors, all of which were attested to or affirmed by Pearl Meyer:
⯀	During 2024, Pearl Meyer provided no services to and received no fees from the company other than in connection with the engagement.
⯀	The amount of fees paid or payable by the company to Pearl Meyer for services provided during the 2024 calendar year represented less than 1% of Pearl Meyer’s total revenue for the same period.
⯀	Pearl Meyer has adopted and implemented a policy to prevent conflicts of interest or other independence issues.
⯀
There are no business or personal relationships between any member of the Pearl Meyer team assigned to the engagement and any member of the compensation committee, other than in respect of the engagement, or any work performed by Pearl Meyer for any other company, board of directors or compensation committee for whom such committee member also serves as an independent director.

⯀
There are no business or personal relationships between any member of the Pearl Meyer team assigned to the engagement or Pearl Meyer itself and any executive officer of the company other than in respect of the engagement.

⯀	No individual on the Pearl Meyer team assigned to the engagement maintains any direct individual position in the stock of the company.
Compensation Committee Interlocks and Insider Participation
Mr. Levin is the chair of the compensation committee. Dr. Bontá, Mr. Ervin and Ms. Hopkins are members of this committee. Ms. Holloway is a non-voting ex-officio member of this committee.
The board has determined that no member of this committee during 2024 has or had a material relationship with the company, either directly or indirectly as a partner, shareholder or officer of an organization that has a material relationship with us or any other relationship with the company that the board of directors determined would affect the independence of that member.
No member of this committee during 2024 is or was a current or former officer or employee of the company or any of its subsidiaries. None of the executive officers of the company is (or has been during the past three years) a member of the board of directors or the compensation committee of any company on which any of our directors serves as an executive officer, director or member of the compensation committee. No compensation committee member during 2024 or any entity in which such member has a 5% or more interest or by whom such member is employed has received any consulting, advisory or other compensatory fees paid by the company or any of its subsidiaries, other than fees received by such member for serving on our board of directors, serving on or attending meetings of committees of our board, and acting as a liaison between the board and/or its committees and management on matters specified by the board. We are not aware of any facts or circumstances that would make any member of the compensation committee during 2024 an affiliate of the company.

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GOVERNANCE OF THE COMPANY
Is each of our board and committee members independent?
Based on information solicited from each director, the board has determined that Dr. Bontá, Mr. Davis, Mr. Eichelberger, Mr. Ervin, Ms. Holloway, Ms. Hopkins, Mr. Levin, and Ms. Winn do not have a material relationship with us, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with us and are otherwise independent under the corporate governance standards of the New York Stock Exchange. Mr. Sprowls is the president and chief executive officer of the company and does not satisfy these standards. We have not adopted any other categorical standards for determining whether a board member is independent. None of our directors is prohibited from serving on our board of directors by the interlocking director rules of the Federal Energy Regulatory Commission.
The board has also affirmatively determined that all members of the audit and finance committee, nominating and governance committee and compensation committee, including Ms. Holloway, were independent directors under the corporate governance listing standards of the New York Stock Exchange and that all members of the audit and finance committee were independent under the standards set forth in Rule 10A-3 under the Securities Exchange Act of 1934.
No member of the audit and finance committee served on more than three public company boards during 2024.
Do we have any relationships with any directors or executive officers?
No executive officer or director or any of his or her immediate family members had any indebtedness to us or any transactions or proposed transactions with us since January 1, 2024.
What procedures do we use for reviewing and approving transactions between us and our directors and executive officers?
We have adopted a code of conduct and guidelines on significant governance issues, which include policies and procedures regarding relationships between us and our directors and executive officers. Information about how to obtain a copy of the code of conduct and guidelines on significant governance issues is set forth in this proxy statement under the heading, “Obtaining Additional Information from Us.”
Under the company’s guidelines on significant governance issues, directors are expected to make business opportunities relating to the company’s business available to the company before pursuing the opportunity for the director’s own or another’s account. Neither the board nor the audit and finance committee has approved any other guidelines that would permit a director or executive officer to engage in any transactions or actions that would create a conflict of interest. All conflict of interest transactions must be approved by disinterested members of the board and the audit and finance committee in accordance with California law and the rules of the New York Stock Exchange.
Our code of conduct prohibits any director or executive officer from engaging in any transactions or other actions which create a conflict of interest, except under guidelines approved by the board or the audit and finance committee. A conflict of interest arises if a director or executive officer takes an action or has interests that may make it difficult for the director or executive officer to act objectively or effectively and include:
⯀	causing the company or any of its subsidiaries to employ or retain a family member as an employee or consultant;
⯀	causing the company or any of its subsidiaries to do business with any businesses in which the director, executive officer or any family member stands to gain personally;

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⯀	making investments which may impair the ability of the director or executive to make decisions on behalf of the company;
⯀
taking advantage of business opportunities relating to the company’s business or that are discovered through the use of corporate property, information or position for personal gain, without first offering the opportunity to the company; or

⯀	competing with the company.
Our guidelines on significant governance issues also require each director to disclose to the board any financial or personal interest in any transaction that comes before the board for approval. Each director and executive officer is also required to disclose annually any relationships with the company and to declare that all such relationships during the prior year have been disclosed. Our board did not consider any transactions in which any member of the board or executive officer had an interest in 2024.
We do not provide loans, loan guarantees or otherwise extend credit, directly or indirectly, to any of our executive officers or directors.
Have any of our directors, executive officers or affiliates been involved in certain legal proceedings during the past ten years?
None of our current executive officers, directors in 2024, nominees for director, or any affiliate or owner of more than 5% of our common shares has been a party adverse to us in any material legal proceeding or has a material interest adverse to us.
What is our policy regarding attendance by board members at our annual meetings?
We adopted a policy that each director should make every reasonable effort to attend each annual meeting of shareholders. All of our directors were present at our 2024 annual meeting. Ms. Caroline Winn, who was a director nominee and stood for election at the 2024 annual meeting, was also in attendance at the 2024 annual meeting.
What is the process for shareholders and other interested persons to send communications to our board?
You or any interested person may, at any time, communicate in writing with the chair of the board who presides at regularly scheduled board meetings and executive sessions, any particular director or non-management directors as a group, by writing to our corporate secretary at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773. We will provide copies of written communications received at this address to the relevant director or the non-management directors as a group unless the corporate secretary, in her reasonable judgment, considers the communications to be improper for submission to the intended recipient(s). Examples of communications considered improper for submission include customer complaints, solicitations, ordinary work employee grievances, communications that do not relate directly or indirectly to our business, and communications that relate to improper or irrelevant topics.
What are the requirements for submission of shareholder proposals?
If you want us to include your shareholder proposal in our proxy materials for the 2026 annual meeting, you must timely submit the proposal to our corporate secretary at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773 and otherwise comply with the procedures set forth in Article II. Section 15 of our bylaws. In order for the notice to be timely for the 2026 annual meeting, it must be given between January 30, 2026 and February 19, 2026. If we change the 2026 annual meeting date by more than 30 days from the anniversary of our 2025 annual meeting or the date a special meeting is held, you will have another opportunity to submit your shareholder proposal. In this case, the corporate secretary must receive your nomination at our corporate headquarters no later than the close of business on the tenth day following the

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earlier of the date on which we mail you notice of the meeting or we publicly disclose the meeting date. Alternatively, you may submit your proposal in accordance with the requirements for shareholder proposals set forth in Rule 14a-8 under the Securities Exchange Act of 1934. Under Rule 14a-8, shareholder proposals for our 2026 annual meeting must be submitted no later than December 5, 2025.
In addition, any shareholder submitting a proposal pursuant to the bylaws must be present or represented by a qualified representative at the annual meeting. A “qualified representative” is any duly authorized officer, manager or partner of a shareholder or any person authorized by a writing executed by such shareholder and delivered to us at least 48 hours prior to the shareholders’ meeting stating that such person is authorized to act on the shareholder’s behalf.
A shareholder making a shareholder proposal should state as clearly as possible the course of action that the shareholder believes we should follow. If we place a shareholder proposal on the proxy card, we will provide, in the form of proxy, the means for other shareholders to specify, by checking a box, as to whether they want to approve, disapprove or abstain from voting on the shareholder proposal.
What are the terms of our insider trading policy?
We have a policy prohibiting trading in securities while in the possession of material nonpublic information, which is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards, that has been applicable to all officers, directors and employees of the company, their immediate family members and entities that they control, referred to herein as “covered persons”. In October 2023, we modified this policy in certain respects. Under this policy, as modified, no covered person may purchase, sell or otherwise dispose of any of our securities during the period beginning on the 14th calendar day before the end of any fiscal quarter and ending upon completion of the second full trading day after the release of earnings data for such quarter, during any other trading suspension period declared by the company or otherwise when the covered person is in possession of material nonpublic information. These prohibitions do not apply to:
⯀	purchases of our securities from us or sales of our securities to us;
⯀	exercises of equity awards or the surrender of shares in payment of the exercise price or in satisfaction of any tax withholding obligations or cashless exercises of stock options;
⯀	bona fide gifts of our securities;
⯀	elective transactions pursuant to our 401(k) or dividend reinvestment and common share purchase plan, other than changes in elections under either plan; or
⯀	purchases or sales of securities pursuant to a Rule 10b5-1 plan adopted in compliance with SEC rules and the provisions of our insider trading policy.
In addition, covered persons may not directly or indirectly communicate material nonpublic information to anyone outside the company, except in accordance with our policies regarding confidential information or on a “need-to-know” basis or trade in securities of another publicly-traded company while in possession of material nonpublic information about another entity if such information is obtained in the course of the covered person’s employment by the company.
What are the terms of our equity grant policies?
We adopted an equity grant policy in October 2023, which is applicable to all equity grants made after October 2, 2023. Under the terms of this policy, the compensation committee will generally only make grants of equity awards to employees in executive officer, director and manager positions annually or pursuant to our mid-year grant policy applicable to new executive officers, directors and managers who are promoted to executive

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officer, director or manager positions. The compensation committee may, however, in its sole discretion, make special awards to employees in executive officer, director or manager positions for extra work performed on special projects or other specified purposes for work not contemplated at the time the annual or mid-year grants were made. The company has not made any special awards to employees in executive officer, director or manager positions during the past three years.
Under this policy, the effective date of awards will be a date specified by the compensation committee, which may not be during a black-out period under our insider trading policy and must be based solely on the price or prices of our common shares outside a black-out period. In no event may any award become effective during the period that is four business days prior to or one business day after the company files a Form 10-K, Form 10-Q or Form 8-K that discloses material nonpublic information, other than a Form 8–K disclosing a material new stock award or at any other time that the compensation committee determines that it would be inappropriate to do so under applicable securities laws. The compensation committee does not take material nonpublic information into account when determining the timing and terms of equity awards and has not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Mid-year grants will generally be made by the compensation committee at a compensation committee meeting or by unanimous written consent following the date on which the employee commences employment or is promoted to an executive officer, director or manager position. The amount of the grant will be pro-rated based on the number of full months remaining in the year after the date of hire or promotion to an executive officer, director or manager position determined on the basis of awards made to other employees in a comparable position.

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ENVIRONMENTAL STEWARDSHIP AND CORPORATE SOCIAL RESPONSIBILITY
We have a sustainability oversight management team, which is responsible for the policies and operational controls of environmental, health, safety and social risks. The nominating and governance committee has oversight responsibilities for our environmental, social and governance policies and practices.
Environmental policies and practices
Highlights of some of our environmental policies and practices include:
⯀	California is home to our regulated utilities, GSWC and BVES, and is one of the leading states in the nation in setting environmentally-sensitive policies with which we must comply;
⯀	We continue to emphasize the reduction of our Market-based Scope 1 and 2 Greenhouse Gas (GHG) emissions, on our way to a 60% reduction by 2035 as compared to our 2020 base year;
⯀	Our regulated utilities over the past five years have invested $844.7 million in company-funded capital, improving water and electric reliability and reducing water loss throughout our water systems;
⯀	GSWC supplies recycled water to serve recycled water customers in several service areas, as well as participates in regional water use projects that use recycled water to replenish groundwater basins;
⯀	GSWC’s proactive water main replacement program is focused on improving water system performance and lowering the number of leaks;
⯀
GSWC promotes conservation through tiered rates for almost all of its customers, education, free conservation kits, customer rebates, meter installation programs, and self-install personal water use monitoring devices;

⯀	With the help of our incentive programs and the public’s awareness of the need to conserve, since 2007 GSWC customers have used 39.1% less water per customer;
⯀	Our drinking water meets state and federal drinking water standards, and we follow stringent environmental regulation and testing requirements;
⯀	GSWC participates in efforts to protect groundwater basins from over-use and contamination;
⯀	GSWC has multiple sources of drinking water, with approximately 50% coming from its own groundwater sources;
⯀
GSWC considers the potential impacts of climate change in its water supply portfolio planning and its overall infrastructure replacement plans, including an evaluation of water supplies, water quality and water demand changes;

⯀	Electric usage per customer by BVES customers is down by 7.5% since 2007;
⯀	Approximately 44% of total retail sales for our electric utility business comes from renewable energy sources;
⯀
BVES has entered into an agreement to construct two 10 megawatt substations to serve a ski resort’s snow-making load, which will replace the ski resort’s aging diesel generating capacity. Upon completion, this project would reduce greenhouse gas emissions from snow-making operations at the ski resort;

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⯀
BVES has entered into a contract to construct a solar energy and battery project, subject to obtaining California Public Utilities Commission (CPUC) approval and necessary permits. If approved and constructed, the project will provide a source of clean, local energy for BVES’s customers and allow BVES to purchase energy when it is the least expensive and store it;

⯀
BVES educates its customers on its energy rebate program, which encourages innovation and conservation and offers bill credits to customers who install solar or wind generating facilities that produce renewable energy in excess of their on-site energy use;

⯀	Approximately 5% of the energy consumed by our electric customers is generated by customer-owned renewable energy sources (solar);
⯀	BVES spent $62.1 million of capital expenditures for wildfire mitigation projects in 2020-2024;
⯀
ASUS has spent $580.6 million to renew and replace utility infrastructure, and made $688.3 million of upgrades to utility infrastructure on military bases since commencing its first military privatization contract in 2004;

⯀	ASUS utilizes agriculture as the sole sewage sludge disposal method by partnering with local farmers; and
⯀
ASUS operates and maintains wastewater treatment facilities that have biological nutrient removal capabilities to reduce/remove high concentrations of nitrogen and phosphorus from the wastewater stream.

Social responsibility policies and practices
Highlights of our social responsibility policies and practices include:
⯀	Compensation for our leadership team is linked to performance on social responsibility metrics, including for customer satisfaction, supplier diversity, and employee safety;
⯀	We oppose discrimination of any kind with a formal nondiscrimination policy, while seeking to promote the benefits of diversity;
⯀	Half of our independent board members are women and the chair of the board is a woman;
⯀	A significant portion of our regulated utilities’ expenditures are with diverse suppliers, and our regulated utilities have exceeded the CPUC’s targets in total for 12 consecutive years;
⯀	86% of subcontract work at ASUS was awarded to small businesses in 2024;
⯀	We have adopted emergency preparedness and response plans that include employee training and exercises, customer communication protocols and strategic cybersecurity and physical security initiatives;
⯀
For the safety of the communities it serves, BVES has adopted a wildfire mitigation plan that has been approved by the CPUC. This plan includes hardening critical electric utility facilities in high wildfire threat areas, increased inspection and maintenance of the transmission and distribution system, enhancing redundancies based on the estimated probability/impact of natural disasters (such as wildfires), the use of new technology to enhance forecasting and modeling wildfire risks, installing sectionalizing switches to minimize the impact of public safety power shut-offs and instituting a comprehensive customer communications program in the event of a public safety power shut-off;

⯀	We have comprehensive health and safety plans, policies and training programs to educate employees about workplace hazards and to protect employees from workplace injuries; and
⯀	We engage with our customers, community leaders and military personnel through various live and online programs, volunteer hours, and charitable contributions.

American States Water Company	25	2025 Proxy Statement

STOCK OWNERSHIP
Are there any large owners of our common shares?
The following table identifies shareholders who owned more than 5% of our outstanding common shares on March 28, 2025.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(4)
Common Shares	BlackRock Inc. 50 Hudson Yards New York, NY 10001	6,759,111(1)	17.55%
	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,627,850(2)	12.02%
	State Street Corporation State Street Financial Center 1 Congress Street, Suite 1 Boston, MA 02114-2016	2,228,094(3)	5.79%

(1)
Based on Schedule 13G/A filed with the SEC on January 19, 2024, BlackRock Inc. has sole voting power over 6,664,555 of our common shares and sole dispositive power over 6,759,111 of our common shares.
(2)
Based on Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group, Inc. has shared voting power over 85,919 of our common shares, sole dispositive power over 4,507,475 of our common shares and shared dispositive power over 120,375 of our common shares.
(3)
Based on Schedule 13G/A filed with the SEC on January 29, 2024, State Street Corporation has shared voting power over 1,965,012 of our common shares, shared dispositive power over 2,225,994 of our common shares and beneficially owns an aggregate of 2,228,094 of our common shares.
(4)
Percent of class is calculated based upon the number of our common shares outstanding on March 28, 2025, plus any shares that a person has the right to acquire on or prior to May 27, 2025.

American States Water Company	26	2025 Proxy Statement

How much stock do directors and executive officers own?
We are providing you information in the table below regarding the number of our common shares beneficially owned by our directors, nominees and executive officers as of March 28, 2025, including common shares which each director and executive officer has a right to acquire on or prior to May 27, 2025.
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Diana M. Bontá	12,582	*
Steven D. Davis	3,745	*
Thomas A. Eichelberger	7,009	*
Roger M. Ervin	969	*
Anne M. Holloway	19,092	*
Mary Ann Hopkins	3,611	*
C. James Levin	6,105	*
Caroline A. Winn	519	*
Robert J. Sprowls	187,793	*
Eva G. Tang	47,270	*
Paul J. Rowley	8,807	*
Christopher H. Connor	1,958	*
Gladys M. Farrow	8,531	*
Directors and Executive Officers as a Group(1)	320,124(2)	0.83%(3)

*
Less than 1%
(1)
Group consists of 18 persons.
(2)
We have not included in this table common shares relating to dividend equivalents that may be received by our directors and executive officers with respect to dividends declared by the board after March 28, 2025. Included in this figure is an aggregate of 101 shares that any such person has the right to acquire on or prior to May 27, 2025.
(3)
Percent of class is calculated based upon the number of our common shares outstanding on March 28, 2025, plus an aggregate of 101 shares which any such person has the right to acquire on or prior to May 27, 2025.

American States Water Company	27	2025 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS
We provide information on the following pages about each of our directors and nominee, including his or her age, years of service as a director of the company, educational background, business experience, service on other boards and community service activities. The process used by the board in nominating directors is a subjective one and is based on the recommendations of the nominating and governance committee, the background, qualifications and age of each of the other members of the board, considered as a group, and the evaluation of the performance of each director based on previous service on the board, board committees and as liaisons between management and the board or a committee or otherwise working on matters specified by the board.
The ages of the directors reported on the following pages are as of March 28, 2025.
What is the experience of each nominee for election as a director?
Our board of directors has nominated three persons as class II directors for a three-year term expiring at our annual meeting of shareholders in 2028 and until their successors are duly elected and qualified.

American States Water Company	28	2025 Proxy Statement

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR ALL” OF THE NOMINEES LISTED BELOW.

Independent Director Age: 74 Director Since: 2007 Committee(s): Nominating and Governance (Chair), Compensation Key Skills: Leadership, Public Relations, Government, Corporate Governance	Dr. Diana M. Bontá

Background
Dr. Bontá served as President and Chief Executive Officer of The Bontá Group for ten years prior to her retirement in March 2024. The Bontá Group provided consulting services in the healthcare area. Previously, Dr. Bontá served as the President and Chief Executive Officer of The California Wellness Foundation, a private independent foundation with a mission to improve the health of people in California. She has also served as the Vice President of Public Affairs of the Kaiser Foundation Health Plan and Hospitals, Southern California Region, where she was responsible for setting the Region’s public policy agenda and providing leadership and oversight of public affairs programs and support for Kaiser Permanente’s external communications and reputation management. Dr. Bontá also served as the first Latina director of the California Department of Health Services. Prior to serving as director of the California Department of Health Services, Dr. Bontá served as director of the Department of Health and Human Services of the City of Long Beach, California.
She has been a trustee of the Annie E. Casey Foundation since 2008 and a Governance Committee chair since 2023. She is also a board member of the New Hope Medical Foundation, and has been a member of the board of directors and of the foundation board of trustees at Children’s Hospital of Los Angeles since 2019. Previously, Dr. Bontá was a board member at the Archstone Foundation from 2009-2021 and had served as the chair of its board of directors and audit committee.
She has served as a commissioner of the City of Los Angeles Board of Fire Commissioners as an appointee of Mayor Antonio Villaraigosa, and as a director/trustee of the Charles R. Drew University of Medicine and Science. She served as a director/trustee on the Department of Health and Human Services Minority Health Committee, as an appointee of both California Governors Gray Davis and Arnold Schwarzenegger to the Board of Trustees of the Health Professions Education Foundation.
She holds doctorate and master’s degrees in public health from the University of California, Los Angeles (UCLA). She held an appointment as an adjunct professor at UCLA’s School of Public Health from 1999 to 2023 and is a registered nurse.

American States Water Company	29	2025 Proxy Statement

Independent Director Age: 60 Director Since: 2019 Committee(s): ASUS (Chair), Compensation Key Skills: Leadership, Engineering, Government Contracting, Strategic Planning	Ms. Mary Ann Hopkins

Background
Ms. Hopkins has over 33 years of progressive experience in engineering and management with an emphasis on infrastructure, water, environmental, defense, security and intelligence markets, including serving the U.S. government. She has served in several leadership positions at Arcadis NV, a global design, engineering and consulting company based in the Netherlands, from 2016 until June 2023. At the time of her retirement in 2023, she served as the Chief Growth Officer and a member of the Arcadis Executive Leadership Team and was responsible globally for Strategy, Sales and Business Development and Marketing and Communications. From 2012 until 2016, she was a Group President of Parsons Corporation, an international engineering, construction, technical and management services firm whose customers include the U.S. government. As Group President, she was responsible for worldwide operations of the Federal Unit of Parsons serving the primary markets of infrastructure, environmental, defense, security and intelligence. Prior to her promotion to Group President, she served in various other executive and management capacities at Parsons since 1989.
She has been a member of the board of directors and the audit, risk and compliance committee and the finance committee at Blumont, Inc. since 2016. Blumont provides global engineering and management support services primarily for the US Government, UK Government and the United Nations in more than 20 countries and includes delivering humanitarian assistance, building infrastructure and creating economic opportunities.
She has a BS and a master’s degree in civil engineering from Syracuse University and attended the Advanced Management Program at Duke University.

American States Water Company	30	2025 Proxy Statement

President and Chief Executive Officer Age: 67 Director Since: 2009 Committee(s): ASUS Key Skills: Leadership, Industry Experience, Accounting/Finance, Strategic Planning	Mr. Robert J. Sprowls

Background
Mr. Sprowls is the sole management member of the board of directors and has served as President and Chief Executive Officer of the company since 2009 and Chief Financial Officer (CFO) for more than four years prior to that. He also has served as President and Chief Executive Officer of subsidiaries Golden State Water Company and American States Utility Services, Inc. and its subsidiaries since 2009. Mr. Sprowls has more than 40 years of experience in business strategy, operations management, corporate finance and business problem-solving for regulated utilities, utility holding companies and highly competitive, non-regulated utility affiliates. Prior to joining American States Water Company, Mr. Sprowls spent 21 years at CILCORP Inc., or CILCORP, a public utility holding company whose largest subsidiary, Central Illinois Light Company, served approximately 250,000 electric and gas utility customers. During his tenure with CILCORP, Mr. Sprowls held positions as President, Business Unit Leader – Energy Delivery, CFO and Treasurer of Central Illinois Light Company, CFO of a non-regulated subsidiary of CILCORP, QST Enterprises Inc., and Vice President and Treasurer of CILCORP. Mr. Sprowls left CILCORP and Central Illinois Light Company following the sale of the company to Ameren Corporation in 2003.
He is currently a member of the board of directors of the National Association of Water Companies, a non-profit organization representing private water companies, and has previously served as its President and a member of its Executive Committee. He has served on the board of directors of CILCORP Inc. and Central Illinois Light Company. He has been a member of the Southern California Leadership Council, past chairman and a member of the board of directors of the Illinois Energy Association, a past chairman and a member of the board of directors of Goodwill Industries of Central Illinois and a committee chairman for the Heart of Illinois United Way Campaign.
He holds a BA degree in economics and business administration from Knox College in Illinois and a master’s degree in business administration with a concentration in accounting and finance from Bradley University, also in Illinois. He is a Certified Public Accountant (inactive) and a Certified Management Accountant.

American States Water Company	31	2025 Proxy Statement

What is the experience of our other directors?
Our Board has three class III directors with terms expiring at the end of the annual meeting in 2026.

Independent Director
Age: 65
Director Since: 2023
Committee(s):
Audit and Finance,
ASUS
Key Skills:
Accounting,
Public Utility Regulation,
Industry Knowledge,
Leadership,
Environmental, Social
and Governance Matters
Mr. Thomas A. Eichelberger

Background
Mr. Eichelberger had a career in public accounting for over 37 years, retiring in May 2022 as an Audit Partner at Deloitte & Touche LLP in the power and utilities industry group. He served complex companies as the lead client service partner with a primary focus on serving large utility holding companies with rate-regulated subsidiaries in the electric, gas, and water industries. He also served as the lead partner on non-regulated utility affiliates with significant investments in wind and solar projects. Prior to 2002 when he began his career at Deloitte, he was at Arthur Andersen LLP. He is a Certified Public Accountant in Florida and Georgia, a member of the American Institute of Certified Public Accountants, Georgia Society of Certified Public Accountants, and the Florida Institute of Public Accountants.
He previously served on the Board of Directors of the Ashford Dunwoody YMCA and Food for Thought Outreach. He was also active in the Volunteer Income Tax Assistance Program for many years.
He received a Bachelor of Science from the University of Notre Dame and a Master of Science in Management with a concentration in accounting from the Georgia Institute of Technology.

American States Water Company	32	2025 Proxy Statement

Independent Director Age: 65 Director Since: 2023 Committee(s): Compensation, ASUS Key Skills: Leadership, Government Contracting, Audit and Finance, Information Technology	Mr. Roger M. Ervin

Background
Mr. Ervin joined American States Water with over 35 years of experience leading public and private sector organizations including serving in various director roles. He retired after serving as President and Chief Executive Officer of Blumont, Inc. from 2014 to 2020. Blumont provides global engineering and management support services for the US Government, UK Government and the United Nations in more than 20 countries. Prior to serving at Blumont, he was a member of the leadership team at LMI Consulting, a 50+ year old US government contractor that provides operational and infrastructure support to the US Department of Defense, Department of State and US intelligence agencies.
Mr. Ervin served as the Secretary of Revenue for the State of Wisconsin from 2007-2011, during which time he led the restructuring of agency operations, a rewrite of the state’s tax code and positioned the agency for the digital age. He has had additional government experience, including serving in US Department of State, US Department of Commerce and The African Development Bank.
Mr. Ervin provided consulting services relating to overseas businesses to Roche Diagnostics from 2022 to 2024, and on occasion continues to provide advice upon request. He also previously served as an Adjunct Professor at the University of Wisconsin School of Business instructing students on the principles of Strategic Management and at the University’s Robert M. LaFollette School of Public Policy.
Since 2020, Mr. Ervin has served on the board of visitors at the Robert M. LaFollette School of Public Policy at the University of Wisconsin-Madison and since 2023 has served as the chair of the board. Since 2020, he has also been a director and member of the audit committee of Ascendium Education Group, a non-profit and for-profit student loan corporation and has served on the audit and finance committees of several other not for profits since 1995.
He has a Bachelor of Science degree from Tulane University and an MBA from the University of Wisconsin-Madison.

American States Water Company	33	2025 Proxy Statement

Independent Director Age: 70 Director Since: 2020 Committee(s): Compensation (Chair), Nominating and Governance, ASUS Key Skills: Legal, Industry Knowledge, Corporate Governance, Acquisitions	Mr. C. James Levin

Background
Mr. Levin was a corporate lawyer in Los Angeles, California for over 35 years. In June 2019, he retired from Winston & Strawn LLP where he had practiced as a corporate partner and then of counsel since joining the firm in 2010. Prior to joining that firm, Mr. Levin was a corporate partner at O’Melveny & Myers LLP, having joined the firm in 1981 as an associate.
Mr. Levin specialized in corporate law, including securities, corporate governance, and mergers and acquisitions. He served as the chair or co-chair of the mergers and acquisitions group of O’Melveny & Myers LLP for a number of years. He provided legal advice as outside counsel on various corporate matters to American States Water Company and its subsidiaries for a number of years prior to joining the board.
Mr. Levin currently serves on the Board of Trustees of the Descanso Gardens Foundation, a non-profit corporation dedicated to the support and operation of this public garden in Southern California. He also serves on the Foundation’s finance committee.
Mr. Levin has a BA degree from DePauw University, an MBA from Kellogg Graduate School of Management at Northwestern University and a JD from the Northwestern Pritzker School of Law.

American States Water Company	34	2025 Proxy Statement

Our Board has three class I directors with terms expiring at the end of the annual meeting in 2027.

Independent Director Age: 69 Director Since: 2021 Committee(s): Audit and Finance (Chair) Key Skills: Leadership, Accounting/Finance, Public Utility Regulation, Industry Experience	Mr. Steven D. Davis

Background
Mr. Davis has over 37 years’ experience in the public utility industry. He most recently served as Corporate Group President, Utilities, of Sempra from January 2017 until March 2018. As Corporate Group President he was responsible for the operations of San Diego Gas & Electric Company (SDG&E), Southern California Gas Company (SoCal Gas) and electric utilities in Chile and Peru. Prior to serving as Corporate Group President, he served as Executive Vice President, External Affairs and Corporate Strategy of Sempra from September 2015 until December 2016. He was President and Chief Operating Officer of SDG&E from 2014 until September 2015 and has also served in various other executive positions at Sempra, SDG&E and SoCal Gas, including serving as Senior Vice President, Chief Financial Officer and External Relations at SDG&E and SoCal Gas, and in other executive positions with responsibilities in the areas of investor and community relations, customer service and distribution operations.
Mr. Davis has served as a director and as a member of the audit committee of Williams Industrial Services Group, Inc. from June 2019 until September 2023. He previously served as a director of SoCal Gas from November 2015 until March 2018 and as a director of SDG&E from 2011 until March 2018.
Mr. Davis has served on a number of non-profit boards of directors, including the U.S. Chamber of Commerce and Edison Electric Institute from 2015-2018 and the California Chamber of Commerce from 2012-2016. He also served on the Board of Trustees of the Campanile Foundation from 2008-2014.
Mr. Davis graduated from San Diego State University with a Bachelor of Science degree, Business Administration (Accounting).

American States Water Company	35	2025 Proxy Statement

Chairman of the Board
of Directors
Independent Director
Age: 72
Director Since: 1998
Committee(s):
Non-voting ex-officio
member of all committees
Key Skills:
Leadership,
Finance,
Strategic Planning,
Corporate Governance
Ms. Anne M. Holloway

Background
Ms. Holloway was a partner at Navigant Consulting, Inc., a provider of financial and strategic consulting services to Fortune 500 companies, governments and governmental agencies from 1999 to 2000. She served as President of Resolution Credit Services Corp., a subsidiary of Xerox Financial Services, from 1992 to 1999 where she was responsible for, among other things, the successful resolution of financial guarantees on troubled tax- exempt bonds, the restructuring of debt and negotiation with the Resolution Trust Corporation. She also served as Chief Operating Officer of International Insurance Company, another company in the Resolution Group, where she was responsible for operations, human resources and technology. Prior to joining the Resolution Group, Ms. Holloway held various management positions with Shawmut National Corporation, a financial services company.
She has also acted as a business consultant to Sacred Heart Schools since January 2021 and business consultant to WelbeHealth, a public benefit company that provides senior care services, from June 2011 until March 2023.
Ms. Holloway currently serves on the board, the executive committee, and the finance and audit committee of the Michael J. Fox Foundation for Parkinson’s Research. She also serves on the board and compensation committee of WelbeHealth. Effective January 2025, she also began serving on the board of the Lucille Packard Children’s Hospital. She previously served as the chair of the Board of Trustees of Sacred Heart Schools in Atherton, California from 2008 to 2012. After she completed her chair role, she continued to support the school on the site management and development committees until 2013. Until 2018, she had also served as co-chair for the nominating and governance committee for City Year San Jose/Silicon Valley, a national organization that works with AmeriCorps volunteers to reduce dropout rates and improve high school proficiency locally in San Jose, California.
She holds a BA degree from Newton College of the Sacred Heart and an MBA from Boston University. She has completed the Harvard Business School Executive Management program. In December 2018, she completed the Distinguished Careers Institute at Stanford University.

American States Water Company	36	2025 Proxy Statement

Independent Director Age: 61 Director Since: 2024 Committee(s): Audit and Finance, Nominating and Governance Key Skills: Leadership, Industry Experience, Strategic Planning	Ms. Caroline A. Winn

Background
Ms. Winn has over 35 years’ experience in the public utility industry. She has been the Chief Executive Officer of San Diego Gas & Electric (SDG&E), a subsidiary of Sempra, since August 2020. As CEO, she is responsible for managing an organization of 4,700 employees and over $2 billion of annual capital investments. She served as Chief Operating Officer of SDG&E from January 1, 2017 to July 2020. In prior executive roles at SDG&E, she has led multiple strategic initiatives, including architecting SDG&E’s wildfire mitigation program, orchestrating the transformation of its customer service organization, taking control of supply chain and streamlining procurement and logistics activities, and launched multi-million-dollar revenue streams. She spent the early years of her tenure at SDG&E and Sempra in technically complex engineering and construction roles.
Ms. Winn sits on the board of directors of SDG&E. She also has served as the chair of the Western Energy Institute beginning in 2020, a member of the board of directors and audit committee of the Kayne Anderson closed end energy fund (KYN) beginning in 2020 and a member of the management council of the San Diego Regional Chamber of Commerce beginning in 2022. She is active in a number of charitable organizations, including serving on the board of directors of the Monarch School, a school dedicated to homeless students and services for families in need, beginning in 2019 (and currently serving as the chair of the board), a member of the directors’ council of the Scripps Institute of Oceanography beginning in 2019 and a board and audit committee member of St. Vincent DePaul Father Joe’s Villages, a non-profit organization serving the homeless in San Diego, beginning in 2021. She also led/chaired the American Heart Association’s Go Red for Women campaign in 2024.
Ms. Winn holds a bachelor’s degree in electrical engineering from California State University Sacramento and is a licensed professional engineer in California.

***

American States Water Company	37	2025 Proxy Statement

How did we compensate our directors in 2024?
We paid cash fees to each of our non-employee directors quarterly and made awards of restricted stock units to our directors in 2024 pursuant to the terms of the 2023 directors plan. We also reimbursed each of our non-employee directors in 2024 for expenses incurred in the performance of his or her duties as a director.
DIRECTOR(1) COMPENSATION FOR 2024

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Anne M. Holloway	$225,000	$40,000	$97	$265,097
Dr. Diana M. Bontá	146,500	40,000	97	186,597
Steven D. Davis	149,401	40,000	97	189,498
Thomas A. Eichelberger	141,000	40,000	5,006	186,006
Roger M. Ervin	138,919	40,000	97	179,016
John R. Fielder(4)	60,272	—	41	60,313
Mary Ann Hopkins	148,000	40,000	97	188,097
C. James Levin	157,500	40,000	97	197,597
Caroline A. Winn(5)	85,463	40,000	57	125,520

(1)
Mr. Sprowls, the president and chief executive officer of the company in 2024, was also a director of the company. We did not pay him any additional compensation for his services as a director or member of any committee.
(2)
The amounts in this column reflect the aggregate fair value of the awards on the grant date, computed in accordance with Financial Accounting Standards Board (“FASB”) accounting guidance Accounting Standards Codification (“ASC”) Topic 718. We provide information regarding the assumptions used in the calculation of these amounts in Note 13 to our audited financial statements for the year ended December 31, 2024 in our Annual Report on Form 10-K filed with the SEC. We did not make any other form of stock award to any director in 2024. The aggregate number of stock awards outstanding as of December 31, 2024 were 19,662 for Ms. Holloway and 3,335 for Dr. Bontá related to retirement stock awards previously granted to Ms. Holloway and Dr. Bontá that have not been paid. None of the other non-employee directors have any stock awards outstanding as of December 31, 2024.
(3)
We provide our board members and the executive officers of the company and its subsidiaries a blanket accident insurance policy. The policy is intended to provide coverage for traveling on company business or on assignment for the benefit of our company and its subsidiaries. We allocated the premiums paid for blanket accident insurance equally to our board members and executive officers of the company and its subsidiaries. We also compensate our board members for the related cost of travel and meals of their spouses when attending regular board and committee meetings.
(4)
Mr. Fielder retired from the board on May 21, 2024.
(5)
Fees earned by Ms. Winn have been prorated for actual length of service during 2024.
Director Fees
We paid fees to non-employee directors of the board in 2024 for services rendered on the following basis, payable in equal quarterly installments:
⯀	to each non-employee director serving on the board for the full year of 2024, an annual retainer of $125,000;
⯀	to Ms. Holloway, an additional annual retainer of $100,000 for her services as chair of the board;
⯀	to Dr. Bontá, additional annual retainers of $14,000 for her services as chair of the nominating and governance committee and $7,500 for her services as a member of the compensation committee;

American States Water Company	38	2025 Proxy Statement

⯀
to Mr. Davis, an annual retainer of $5,000 for serving as the ERM liaison, an additional partial year retainer of $13,784 for his services as chair of the audit and finance committee from May 21, 2024 to December 31, 2024, and additional partial year retainers of $2,131 for his services as a member of the nominating and governance committee and $3,486 for his services as a member of the audit committee from January 1, 2024 to May 21, 2024;

⯀	to Mr. Eichelberger, annual retainers of $9,000 for his services as a member of the audit and finance committee and $7,000 for his services as a member of the ASUS committee;
⯀
to Mr. Ervin, an annual retainer of $7,500 for his services as a member of the compensation committee and additional partial year retainers of $2,130 for his services as a member of the nominating and governance committee from January 1, 2024 to May 21, 2024 and $4,289 for his services as a member of the ASUS committee from May 21, 2024 to December 31, 2024;

⯀
to Mr. Fielder, partial year retainers of $48,764 for his services on the board from January 1, 2024 until his retirement on May 21, 2024, and additional partial year retainers of $8,777 for his services as chair of the audit and finance committee and $2,731 for his services as a member of the ASUS committee;

⯀	to Ms. Hopkins, additional annual retainers of $15,500 for her services as chair of the ASUS committee and $7,500 for her services as a member of the compensation committee;
⯀
to Mr. Levin, additional annual retainers of $20,000 for his services as chair of the compensation committee, $5,500 for his services as a member of the nominating and governance committee and $7,000 for his services as a member of the ASUS committee; and

⯀
to Ms. Winn, a partial year retainer of $76,580 for her services on the board beginning May 21, 2024 and additional partial year retainers of $3,369 for her services as a member of the nominating and governance committee, and $5,514 for her services as a member of the audit and finance committee.

Stock Awards
We granted restricted stock units to each non-employee director on the date of the annual meeting in 2024 for services rendered as a director in an amount equal to an amount established by the board prior to the annual meeting in 2024 divided by the closing price of our common shares on the trading day immediately preceding the date of the annual meeting as shown on The Wall Street Journal website (www.wsj.com).
Restricted stock units vested 90 days after the grant date. Until vested, each non-employee director received restricted stock units on the dividend record date in an amount equal to the cash dividends payable on this date on a number of shares equal to the aggregate number of restricted stock units credited to each non-employee director’s restricted stock unit account divided by the closing price of our common shares on the dividend payment date, as shown on The Wall Street Journal website (www.wsj.com), which we refer to as dividend equivalents.
Each non-employee director who received an award of restricted stock units in 2003 through 2008 was also credited in 2024 with retirement stock units on each dividend record date in an amount equal to the cash dividends payable on this date on a number of shares equal to the aggregate number of undistributed restricted stock units credited to each non-employee director’s restricted stock unit account divided by the closing price of our common shares on the dividend record date, as shown on The Wall Street Journal website (www.wsj.com). Dr. Bontá and Ms. Holloway are the only current directors who have received such awards of retirement stock units.
Other Compensation Plans for Directors
We have no incentive compensation, deferred compensation or pension plans for non-employee directors.

American States Water Company	39	2025 Proxy Statement

What are our stock ownership guidelines for directors?

Requirement	Restrictions
3X Annual Retainer	No Sale Until Guidelines Met

Under our director stock ownership guidelines, we have requested that each non-employee member of our board accumulate and hold common shares of the company, restricted stock units or other equity equivalents (other than stock options) granted by the company equal in value to at least three times his or her annual retainer for board service. Non-employee directors are also prohibited from selling or transferring common shares acquired by vesting of restricted stock units until he or she satisfies these requirements. The nominating and governance committee may suspend or adjust these guidelines if the nominating and governance committee determines that the guidelines are unduly burdensome by reason of personal circumstances affecting a director, are unduly affected by temporary declines in the price of our common shares or there has been a recent change in the compensation of directors. We have not exempted any of our directors from compliance with these guidelines. We consider these guidelines to have been satisfied once the minimum ownership requirements have been satisfied regardless of subsequent changes in the market value of our common shares. Each member of our board in 2024, other than Mr. Davis, Mr. Ervin, Ms. Hopkins and Ms. Winn, owns common shares, restricted stock units or other equity equivalents granted by the company at least equal in value to three times his or her annual retainer. As a result, Mr. Davis, Mr. Ervin Ms. Hopkins and Ms. Winn cannot sell any of our common shares if acquired upon vesting of restricted stock units until they meet this threshold. Ms. Hopkins was elected to the board at the 2019 annual meeting, Mr. Davis was elected to the board in 2021, Mr. Ervin was elected to the board at the 2023 annual meeting and Ms. Winn was elected to the board at last year’s annual meeting.

American States Water Company	40	2025 Proxy Statement

EXECUTIVE OFFICERS
What has been the business experience of our executive officers during the past five years?
We have set forth the principal occupation of each of our executive officers in the following table. Unless otherwise specified, the principal position of the executive officer is with American States Water Company. Mr. Sprowls, Ms. Tang and Ms. Farrow are also officers of each of our direct and indirect subsidiaries, other than Bear Valley Electric Service, Inc. The age of each executive officer is current as of March 28, 2025.
EXECUTIVE EXPERIENCE TABLE

Name	Principal Occupation and Experience	Age	Held Current Position Since
Robert J. Sprowls	President and Chief Executive Officer	67	January 2009
Eva G. Tang	Senior Vice President – Finance, Chief Financial Officer, Corporate Secretary and Treasurer(1)	69	November 2008
Paul J. Rowley	Senior Vice President – Regulated Water Utility of Golden State Water Company; Vice President – Water Operations of Golden State Water Company from January 2016 through November 2021	60	December 2021
Christopher H. Connor	Senior Vice President of American States Utility Services, Inc. and its subsidiaries; Vice President at Jacobs Engineering Group Inc. from 2016 until February 2022	54	February 2022
Gladys M. Farrow	Vice President – Finance, Treasurer and Assistant Secretary of Golden State Water Company and Treasurer and Assistant Secretary of American States Utility Services, Inc. and its subsidiaries(2)	60	November 2008
Patrick M. Kubiak	Vice President – Asset Management of Golden State Water Company; Field Technology Services Manager of Golden State Water Company from August 2018 through March 2021	41	April 2021
Susan P. Miller	Vice President – Operations of American States Utility Services, Inc. and its subsidiaries; Director of Operations of American States Utility Services, Inc. and its subsidiaries from January 2018 through May 2022	57	June 2022
Jon G. Pierotti	Vice President – Regulatory Affairs of Golden State Water Company; Regulatory Affairs Manager of Golden State Water Company from June 2016 until March 2022	41	March 2022
Sunil K. Pillai	Vice President – Environmental Quality of Golden State Water Company; Water Quality Manager of Golden State Water Company from October 2015 until February 2020	56	February 2020
David R. Schickling	Vice President – Operations of Golden State Water Company; General Manager of Golden State Water Company from August 2019 through June 2022	67	July 2022

(1)
Ms. Tang is not the Treasurer at any of the subsidiaries of American States Water Company.
(2)
Ms. Farrow also serves as Assistant Secretary of American States Water Company.

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Compensation Discussion and Analysis
In this section, we describe the philosophy and objectives of our executive compensation programs, explain the compensation decision-making process, summarize the individual components of total compensation for our named executive officers and provide you with our assessment of our compensation program in 2024. We provide more detailed information regarding the compensation paid to our named executive officers during the past three years in the tables following this section and in the narrative discussion after each of these tables. For 2024, our named executive officers and their positions included:
⯀	Robert J. Sprowls, President and Chief Executive Officer;
⯀	Eva G. Tang, Senior Vice President – Finance, Chief Financial Officer, Corporate Secretary and Treasurer;
⯀	Paul J. Rowley, Senior Vice President – Regulated Water Utility of Golden State Water Company;
⯀	Christopher H. Connor, Senior Vice President of American States Utility Services, Inc. and its subsidiaries; and
⯀	Gladys M. Farrow, Vice President – Finance, Treasurer and Assistant Secretary of Golden State Water Company.
We also provide information comparing our performance to our peer group. You can find information about the composition of our peer group in this section under the heading “Compensation Committee Process.” The compensation committee made its decisions regarding compensation of our named executive officers in 2024 based, in part, on this peer group information. We have compared our financial performance during the past three and five years to members of our peer group.
Compensation Philosophy and Design Overview – 4 Key Principles
Thorough Process for Setting Compensation that Reflects Challenging Metrics
⯀	Compensation Committee annually assesses compensation peer group with independent consultant
⯀
Compensation peer group reflects reasonably sized peers in relevant industries (utility industry) to establish compensation levels and consistent plan design; priority is given to the two California water utility companies with the same regulatory oversight agencies

⯀
Rigorous performance goals are established in advance and based on the Company’s operating budget, three-year goals and three-year relative performance (compared to our most comparable public peers – water utilities)

✔	Over the past five years, no named executive officer has achieved maximum payout under either the short-term incentive plan or the performance stock plan
⯀	Performance goals and adjustments are defined in advance
⯀
Compensation Committee limits discretion to 20% of each executive’s annual incentive opportunity (or 5% of total direct compensation for the CEO) and has full discretion to downward adjust payouts under the annual incentive opportunity

75% of CEO’s Compensation is at Risk
⯀	75% of CEO’s target total direct compensation is at risk, consisting of an annual incentive cash award, and equity awards that are time-vested (RSU) and performance-based (PSU)
⯀	75% of CEO’s long-term incentives are tied to performance measures (PSUs)
⯀	PSU goals for the CEO are based on three-year objectives
⯀
PSU goals for the CEO are comprised of relative goals (relative Total Shareholder Return (TSR) against public water utilities’ TSR) and internal goals (Aggregate GSWC Operating Expense Level & ASUS Cumulative Net Earnings)

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Executive Compensation Program Designed with Shareholder, Regulator, and Customer Considerations
⯀	Annual and long-term incentive goals tailored for each executive officer depending on role
⯀	Annual incentive (CEO)
✔	60% based on profitability and capital expenditures
✔	20% based on customer complaints, supplier diversity and compliance
✔	20% based on individual performance
⯀	Long-term incentives (CEO)
✔	19% based on total shareholder return relative to a defined peer group of water utilities
✔	45% based on GSWC’s water segment operating expense achievement
✔	11% based on ASUS cumulative net earnings achievement
✔	25% based on service-based RSUs
Plan Design Emphasizes Holistic Approach to Performance Assessment with Significant Risk Mitigators
⯀	Compensation committee conducts an annual assessment of whether the company’s executive or broad-based compensation programs encourage excessive risk taking
⯀	Shareholder and customer interests are balanced by weighting a portion of total direct compensation to the achievement of a mix of performance metrics, both internal and relative to our peers
✔
No annual incentive measure for the CEO is weighted more than 20% of his total annual incentive, and no annual incentive measure for the other named executive officers is weighted more than 40% of their total annual incentive

✔	Long-term incentive is comprised of performance-based PSUs and time-based RSUs
✔	PSUs are based on three performance metrics
⯀	Annual incentives and PSU opportunities have maximum award levels which have less upside than the median practices among the compensation peer group
⯀	Executives are subject to stock ownership guidelines, our “clawback” policy, and anti-hedging and pledging policies
✔	Going forward, the compensation committee has approved an increase in the CEO’s stock ownership guidelines to 5 times his salary from 3 times his salary
⯀	We do not provide employment agreements, “single trigger” cash severance payments or tax gross-ups, guaranteed bonuses or allow repricing, repurchasing or discounting of stock options

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Financial Highlights
The company’s consolidated diluted earnings in 2024 were $3.17 per share as recorded in accordance with Generally Accepted Accounting Principles in the United States (GAAP). For the 10-year period ended December 31, 2024, the company achieved a compound annual growth rate (CAGR) of 7.3% in its recorded consolidated diluted earnings per share (EPS). It also achieved an 8.0% CAGR in its calendar year dividend payments during the 10-year period.
Over the past five years, the company also achieved a:
⯀
6.8% CAGR in recorded consolidated diluted EPS, or 7.2% if 2019 consolidated diluted EPS of $2.28 is adjusted to exclude the impact of retroactive rates related to the full year 2018 of $0.04 per share that was reflected in 2019 earnings as a result of receiving the CPUC’s August 2019 final decision on the electric general rate case;

⯀	9.1% CAGR in its calendar year dividend payments; and
⯀	8.3% CAGR in net utility plant at the regulated utilities (invested $844.7 million in company-funded capital expenditures).
Additional facts regarding the company’s financial performance can be found under the heading “Financial Reports” on the company’s website at www.aswater.com.
Peer Comparisons
The company’s financial and operational success can also be measured on a relative basis by comparing the company’s performance to that of peer companies. As described more fully in the Compensation Committee Process section below, due to the limited number of public water utility companies of similar size, the company’s compensation peer group is comprised of a more diverse group of water, gas and electric utilities, which may experience differing market conditions affecting performance. For example, among 68 US publicly held utility companies classified by S&P, the average non-weighted three year annualized total shareholder return as of December 31, 2024 was 7% for electric utilities, 5% for multi-utilities, 4% for gas utilities, -12% for water utilities, and -33% for renewable electricity. The company also reviews the performance of the seven publicly traded water utility companies (four of which have not been included in the compensation peer group due to differing size). As measured by five key metrics: EPS Growth, Return on Equity (ROE), Return on Invested Capital (ROIC), Return on Assets (ROA) and Market Capitalization (MC) to Book Value (BV), over the past three years, the company’s performance has placed it in the top quartile on four of the measures, and the third quartile for one measure (EPS Growth).

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The company’s total shareholder return, including reinvested dividends, can also be measured on a relative basis by comparing the company’s performance to that of peer companies. Over three, five, seven and ten year periods, compared to the compensation peer group, the company has been in the third quartile for three of the measurement periods and the second quartile for one of the measurement periods. More recently, our compensation peer group’s performance has been, in part, positively affected by the expectations of increased electrification and artificial intelligence demands. Compared to the water utility peer group, the company has been in the top quartile for three of the measurement periods (with AWR being the highest for the three-year period), and in the third quartile for one of the measurement periods.

Approach to Compensation
The compensation committee desires to implement the company’s executive compensation program in a manner that will enable the company to:
⯀	attract, retain and motivate talented and experienced executives;
⯀	provide fair, equitable and reasonable compensation to each executive officer;
⯀	reward job performance; and
⯀	further align the interests of our executive officers with those of our shareholders and customers.
We also link compensation for our executives to performance on various metrics, including customer satisfaction, supplier diversity, employee safety and capital investment for reliability and water quality.

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Executive Compensation Practices at a Glance

WHAT WE DO	WHAT WE DO NOT DO

✔
Pay for Performance Absolute and Relative: We link pay to performance and shareholder and customer interests by weighting a portion of total direct compensation to the achievement of a balanced mix of performance metrics, both internal and relative to our peers, established in advance by the compensation committee
✔ No Employment Agreements: We do not have employment agreements with any of our executive officers

✔
Generally, at least 50% of Long-Term Equity Awards Are Performance-Based: At least 75% of long-term equity awards to the CEO have been in the form of performance shares tied to three-year performance objectives. Generally, at least 50% of long-term equity awards to executive officers are in the form of performance shares tied to three-year performance objectives

✔
No “Single Trigger” Cash Severance Payments, Equity Awards or Tax Gross Ups: We do not have “single trigger” cash severance payments or equity awards paid solely because of the occurrence of a change in control event and do not provide tax gross ups

✔
Thoughtful Peer Group Analysis: The compensation committee reviews external market data when making compensation decisions and annually reviews our peer group with our independent compensation consultant
✔ No Hedging in Company Securities: We have a policy prohibiting executives and directors from engaging in any hedging transaction with respect to company equity securities
✔ Compensation Risk Assessment: The compensation committee conducts an annual assessment of whether the company’s executive or broad-based compensation programs encourage excessive risk taking
✔
No Pledging Company Securities: We have a policy generally prohibiting pledges of company securities by our executives and directors unless the nominating and governance committee approves it in advance. No officer or director has pledged shares since the policy was implemented

✔
Stock Ownership Guidelines: Executives are subject to stock ownership guidelines equal to a multiple of their annual base salaries (5x up from 3x for the CEO, 1.5x for senior vice presidents and 1x for vice presidents); directors are also subject to stock ownership guidelines and restrictions on sales of common shares until they own stock equal to 3x their annual cash retainer
✔ No Repricing, Repurchasing or Discounting of Options: We do not reprice or repurchase underwater awards and we do not grant options at a discount to fair market value on the date of grant

✔
“Clawback” Policy: Our clawback policy provides for the recoupment of cash and stock incentive compensation from an executive officer if, as a result of an accounting restatement, the compensation committee determines that the company would have paid the executive officer less than he or she was paid prior to the restatement as required by New York Stock Exchange rules
✔ No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual cash incentive plan

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2024 Pay Mix
The principal elements of our compensation program include a base salary, annual cash incentives (a portion of which is based on achieving financial, operational and customer service objectives during the year), and annual equity grants (a portion of which is based on achieving financial and operational performance objectives during a three-year performance period). We refer to the combination of these elements of compensation as total direct compensation.
The compensation committee set the target percentages presented in the charts below for each component of total direct compensation in 2024 based on 26 pay periods, assuming that each named executive officer would earn the aggregate target during the year in annual cash incentives and at the target level following the end of the three-year performance period for the performance stock awards. As these charts show, approximately 74% and 41% of target total direct compensation (salary, bonus and equity) is variable (or at-risk) for our CEO and other named executive officers (NEOs), respectively.

In determining the target percentages for each component of total direct compensation, the compensation committee considered the practices of our 2024 peer group, how well the company’s pay levels are aligned with performance compared to the company’s 2024 peer group, the views and practices of the CPUC in setting rates, the practices of the two water utilities regulated by the CPUC that are members of our 2024 peer group, the preference of proxy advisory firms for significant portions of total direct compensation to consist of variable pay based on the satisfaction of objective performance targets and the prior year’s performance of the executive officer. The compensation committee also believes that it is generally important for more of the compensation of the chief executive officer to be dependent on performance than that of the other executive officers.
The mix of total direct compensation awarded in 2024 which will be received by a named executive officer (which does not include the actuarial calculation of the change in pension value or other compensation shown in the Summary Compensation Table) may be different from the target mix depending upon a variety of factors, the value of some of which cannot yet be determined. The factors affecting actual total direct compensation awarded in 2024 that have not yet been determined include:
⯀
the company’s financial and operational performance for the three-year performance period with respect to the performance measures set forth in the executive’s applicable performance stock award agreement for this period;

⯀
the value of the company’s common shares upon the vesting of time-vested restricted stock units awarded to the executive in 2024 and the value of dividend equivalent rights on dividends paid on these restricted stock units (no restricted stock units awarded to an executive in 2024 vested in 2024); and

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⯀
the value of the company’s common shares following the determination of the number of common shares to be received by a named executive officer based upon satisfaction of the objective performance criteria set forth in the performance stock award agreements for the three-year performance period and the time vesting of these awards, together with the value of any dividend equivalent rights thereon.

Alignment of CEO Pay with Performance
During the review of our overall executive compensation program in January 2024 and January 2025, our consultant (Pearl Meyer) reviewed the relationship between realizable total direct compensation of our CEO and our performance for the three, three-year periods ended December 31, 2022, December 31, 2023 and December 31, 2024. These reviews were conducted to assist the compensation committee in understanding the degree of alignment between realizable total direct compensation delivered to the CEO during these three-year periods and our performance relative to our peer group. For purposes of this review, company performance is defined as total shareholder return (including reinvested dividends) over the respective three-year period. For the three-year period ended December 31, 2023 (the period for which the most recent peer group compensation data was available), total direct peer group realizable compensation is defined as the sum of:
⯀	Actual base salaries paid over the three-year period ended December 31, 2023;
⯀	Actual short-term cash incentives (bonuses) earned over the three-year period ended December 31, 2023;
⯀	Cumulative “in-the-money” value as of December 31, 2023 of any stock options granted over the prior three-year period;
⯀
Cumulative value as of December 31, 2023 of any restricted shares or restricted stock units granted over the prior three-year period and payouts of performance shares made for completed performance periods; and

⯀	The value as of December 31, 2023 of any performance shares at target for any incomplete performance periods.
As a second comparison, we also reviewed our CEO’s pay for performance using realizable pay from January 1, 2022 to December 31, 2024 compared to total shareholder return (including reinvested dividends) over the same period. Peer company pay is based on 2022 and 2023 actual pay with an estimate of 2024 pay equal to 2023 since 2024 pay information for most of our peers was not available at the time of this analysis.

Performance Period(1)	Total Shareholder Return Relative Rank		Pay Relative Rank (CEO)
2020–2022	64th	Percentile	45th Percentile
2021–2023	63rd	Percentile	67th Percentile
2022–2024	31st	Percentile	61st Percentile

(1)
The 2020-2022 and 2021-2023 performance periods are compared to the current peer group.

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The following chart further illustrates the pay for performance analysis of our CEO using realizable pay relative to each member of our current peer group over the two pay periods, 2021-2023 and 2022-2024.

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Compensation Committee Process
The compensation committee annually reviews our executive compensation program in order to assess whether it continues to meet the objectives of the program. The compensation committee typically engages a compensation consultant to assist the committee.
The compensation committee engaged Pearl Meyer in August 2011 as a compensation consultant to the committee. After consideration of the merits of engaging a new compensation consultant compared to the benefits of retaining Pearl Meyer and an independence assessment of Pearl Meyer, the committee decided to extend the engagement of Pearl Meyer for 2024. In conducting its independence assessment, the compensation committee concluded that no conflicts of interest existed between the company and Pearl Meyer (or any individuals working on the company’s account on behalf of Pearl Meyer). We provide additional information regarding this assessment under the heading “Compensation Committee - Is our compensation consultant independent?”
The compensation committee considers compensation information from a selected group of companies by first reviewing the performance of our executive compensation program in the prior year and then determining executive compensation for the current year. As part of the process of selecting a peer group, Pearl Meyer identifies and selects a peer group of companies with input from management. The final peer group in each year is then approved by the compensation committee.
Our current peer group is presented below:

ALLETE, Inc.	MGE Energy, Inc.
Avista Corporation	Northwest Natural Holding Company
California Water Service Group	Northwestern Corporation
Chesapeake Utilities Corporation	Otter Tail Corporation
Essential Utilities, Inc.	SJW Group
IDACORP, Inc.

Owing to the limited number of similarly sized water utilities (with annual revenues between $100 million and $2.2 billion), a group of companies was selected as our current peer group based on similarity in industry (water, gas and electric utilities) and size. IDACORP, Inc. was added to our current peer group and South Jersey Industries, Inc. was excluded from our current peer group due to South Jersey Industries, Inc. going private in February 2023. The peer group of companies used in determining executive compensation in 2023 included South Jersey Industries, Inc., but did not include IDACORP, Inc.
Three members of the current peer group are principally in the water industry, two of which are also regulated by the CPUC, the regulator of the company’s principal subsidiary. The compensation committee often gives greater weight to the practices of the two CPUC-regulated companies since the company competes with these companies for executive talent and is subject to similar regulatory oversight. In addition, the compensation committee believes that the financial and operational performance of these companies and the compensation programs of these companies are particularly relevant since the ability of these companies to earn their authorized rate of return and to obtain rate adjustments for changes in employee compensation are also affected to some extent by the rules, regulations and practices of the CPUC. These companies are, to some extent, also affected by the same weather, climate and economic conditions as the company. The other companies in our current peer group are utilities or utility holding companies.
The compensation committee considered the competitive assessment of the company’s executive compensation program provided by Pearl Meyer in January 2024 based on information derived by Pearl Meyer from the peer group and Towers Watson-2023 Top Management Compensation Survey (all industries) and two confidential/proprietary general industry surveys. The survey information was summary in nature, did not identify

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any particular company and did not contain any information regarding the compensation program of any particular company. Accordingly, the compensation committee did not consider the compensation practice of any company, other than the compensation practices of members of our 2024 peer group in January 2024, in designing any of the company’s compensation plans.
Pearl Meyer noted in the competitive assessment provided to the compensation committee that, in the aggregate, actual total direct compensation of the executive officers of the company was between the 25th and the 50th percentile. Target total direct compensation was set between the 25th and 50th percentile. All the members of the company’s peer group used a mix of financial and non-financial goals in determining both short-term incentive and long-term incentive compensation of executives. Ten of the members of the company’s 2024 peer group also used both performance-based and time-based vehicles in granting stock awards. One peer used performance-based long-term incentive awards exclusively.
In addition to the information provided by Pearl Meyer, the compensation committee considered:
⯀	the chief executive officer’s subjective assessment of the company’s performance and the performance of individual executive officers;
⯀	the recommendations of the chief executive officer for adjustments in the base salary and incentive compensation of other executive officers;
⯀	a subjective assessment by individual directors of the company’s performance and the performance of the chief executive officer and other members of the management team;
⯀	a subjective assessment of whether the company’s compensation program properly incents management;
⯀	objective measures of the company’s financial, operational and customer service performance established in the company’s short-term incentive program;
⯀	objective measures of the company’s financial performance used in establishing performance criteria for performance stock awards under the company’s employee stock plan;
⯀	the views of proxy advisory firms; and
⯀	the views of the CPUC regarding the company’s compensation programs or practices, to the extent known.
Role of Executive Officers in Compensation Decisions
The compensation committee is responsible for all compensation decisions affecting our named executive officers. Our chief executive officer annually reviews, alongside the compensation committee, the performance of each other named executive officer. This review is generally based on each executive’s individual performance and contribution toward our performance during the year. Based on these reviews, the chief executive officer recommends adjustments to base salaries, annual cash incentives and equity award amounts. The compensation committee takes the chief executive officer’s reviews and recommendations under advisement and may exercise discretion to modify any recommended adjustments or awards to executives. The chief executive officer does not participate in or make recommendations with respect to his own compensation and is not present during such discussions or determinations. In addition, the compensation committee oversees the board’s review of the performance of the chief executive officer. As with the reviews of all other named executive officers, this review is based on the chief executive officer’s individual performance and contribution toward our performance during the year. Based on the review, the compensation committee determines, in its sole discretion, whether to adjust the base salary, annual cash incentive and equity award amounts for the chief executive officer. The decisions of the compensation committee for compensation (other than equity grants) are then recommended to the full board for approval.

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Risk Consideration
The compensation committee has conducted a review of the company’s incentive compensation programs, the safeguards in place to prevent fraud by management in manipulating the company’s compensation programs and the potential risks associated with certain scenarios assuming management misreported the company’s performance for the purposes of inflating results under the company’s incentive compensation plans. The compensation committee has also considered whether the company’s overall compensation program encourages unnecessary or excessive risk taking and has concluded that it does not.
Pay Mix
Base salaries, which constitute the largest component of total direct compensation for all employees of the company, other than the CEO, are fixed in amount and thus should not encourage excessive risk taking.
Balanced Performance Measures
The compensation committee considers a variety of factors in awarding additional cash compensation based on the performance of its executive officers, including factors based on earnings performance, customer satisfaction, employee safety, supplier diversity, improvements in operations and internal controls. The committee believes that, because of this mix of factors, the company’s short-term cash incentive program appropriately balances risk and the committee’s desire to compensate executives for accomplishments that are important to the company’s customers and shareholders.
The compensation committee also makes awards of restricted stock units and performance stock to executive officers. Restricted stock units and performance stock awards granted vest at the rate of 33% in the first year, 33% in the second year and 34% in the third year and, with respect to performance stock awards, provide for determination of whether the performance criteria have been satisfied after the end of a three-year performance period, subject to limited exceptions. In addition, we may not repurchase any options granted to any executive officer or manager or reprice any options awarded to any executive officer or manager. The compensation committee believes that these features of our equity plans further discourage excessive risk taking by executives. In addition, the vesting schedule serves as a retention vehicle for executive officers and managers.
Recoupment Policy
In order to mitigate risks that may be associated with performance-based compensation, the compensation committee adopted a new clawback policy to recoup cash and equity performance-based compensation payments from executive officers that became effective on October 2, 2023. Under this policy, the company will claw back compensation paid to an executive officer if the compensation committee determines that:
⯀
the amount of the compensation paid to the executive officer was based on achieving financial results that were subsequently subject to an accounting restatement for correction of an error in the financial statements (i) due to material noncompliance of the company with any applicable financial reporting requirements under U.S. securities laws, or (ii) not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the then current period,

⯀	the compensation was received by the executive officer during the three completed years immediately preceding the date that the company was required to prepare an accounting restatement, and
⯀	we would have paid a lesser amount to the executive officer based on the restated financial results.
The company is required to recover erroneously granted compensation in accordance with this policy except to the extent that the compensation committee has determined that recovery would be impracticable because:
⯀
the direct expense reasonably expected to be paid to a third party to assist in recovery of the erroneously based compensation would exceed the amount to be recovered, provided that the company has made a reasonable attempt to collect the compensation without incurring any third-party expense, or

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⯀
the recovery would likely cause an otherwise tax-qualified retirement plan under which benefits are broadly available to employees of the company to fail to meet the requirements of certain provisions of the Internal Revenue Code applicable to tax-qualified retirement plans.

All awards made to executives under our 2016 plan and all awards made under our short-term cash incentive plan not paid to the executive prior to October 2, 2023 are subject to this policy. Amounts payable to executives under the company’s supplemental executive retirement plan could also be clawed back if payments to a retired executive exceeded the amount that the executive would have received based on the accounting restatement.
Any awards made to executives under our 2016 plan and our short-term cash incentive plan paid to an executive officer prior to October 2, 2023 are subject to recoupment under the terms of our prior recoupment policy. Under the prior policy, the company is required to recover the amount of compensation that exceeded the amount that would have been paid to the executive as a result of an accounting restatement due to material non-compliance with applicable financial reporting requirements under U.S. securities laws for a period of three years after the date of the filing of financial results that were subsequently restated.
The compensation committee also has the discretion to reduce the amount of incentive compensation payable to the executive that is set forth in the formula in an award agreement for any reason, including reducing the amount of the award as a result of misconduct of the executive or poor performance of the executive. A portion of each executive officer’s short-term incentive compensation consists of a discretionary bonus based on assessment of individual performance, which would also be negatively impacted as a result of misconduct of an executive or poor performance by the executive. Each executive officer is also employed at will and his or her base salary could be reduced at any time by the compensation committee if it determined that it was desirable to do so, assign the executive officer to a less responsible position or terminate the executive officer for misconduct or poor performance. Under the terms of our relocation policy, an officer is required to reimburse us for any expenses paid by us if the officer resigns or is terminated for misconduct and/or poor performance within 24 months after having commenced work at a new assigned work location.
The company’s recoupment policy is in addition to other rights to repayment that the company has under Sections 304 and 306 of the Sarbanes Oxley Act of 2002, the indemnification agreements that the executive has with the company or any rights to recovery that the company may have in connection with exercising other legal remedies.
The compensation committee therefore prefers having the flexibility afforded it by the other options described in the previous two paragraphs rather than expanding the recoupment policy to cover other grounds for recoupment.
Anti-Hedging Policy; Anti-Pledging Policy
We adopted a policy that prohibits hedging or monetization transactions, such as prepaid variable contracts, equity swaps, collars and exchange funds that allow an officer or director to lock in much of the value of his or her holdings of our common shares, often in exchange for all or part of the potential for the upside appreciation in our common shares. We have also adopted a policy that prohibits our officers or directors from holding our common shares in a margin account and, absent a waiver by the nominating and governance committee, the pledging of our common shares as collateral for a loan by our officers and directors. The nominating and governance committee may only grant a waiver of our anti-pledging policy if the officer or director desires to pledge our common shares as collateral for a loan and has established, to the satisfaction of the nominating and governance committee, that the officer or director is able to repay the loan without resorting to the pledged securities. Each of our officers, directors and nominees has represented to us that he or she has not purchased any financial instrument designed to hedge or offset any decrease in the market value of any company common

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shares held, directly or indirectly, by such officer, director or nominee, held any of our securities in a margin account or pledged any of our common shares as collateral for a loan since the adoption of this policy. We have not adopted any policy prohibiting hedging or pledging by any employee who is not an officer.
In addition to establishing and reviewing our compensation program, the compensation committee also examines the pay practices and policies relating to all employees of the company. Based on this examination, the compensation committee has concluded that our pay practices and policies do not appear to involve risks that could have a material adverse effect on us.
Impact of Prior Year’s Say-on-Pay Proposal
Approximately 95% of the votes cast for or against (excluding abstentions and broker non-votes) on our “say-on-pay” proposal in 2024 were cast in favor of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and related materials disclosed in our 2024 proxy statement. In addition, the company has not received any feedback from shareholders that would suggest that shareholders are dissatisfied with its executive compensation program. The committee believes this affirms shareholders’ support of our approach to executive compensation. As a result, the company has not made any significant changes to its executive compensation program from that in prior years. The committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for named executive officers.
Elements of Executive Compensation
Our compensation program consists of base salary, short-term cash incentives, stock awards, retirement benefits, and welfare and other benefits and perquisites. We discuss each of these elements in more detail below. The compensation committee considers each of these elements independently before assessing whether its overall compensation program is competitive with that of our peer group and other companies with which the company competes for executive talent.
Base Salary
We pay a base salary to enable us to attract and retain talented executive officers and to provide a fixed base of compensation commensurate with the individual responsibilities, performance and experience of each of our executives.
The compensation committee considered the following factors in setting the base salaries of individual named executive officers in 2024:
⯀	the competitiveness of the compensation of each named executive officer compared to executive officers of our 2024 peer group in comparable positions,
⯀	the desire to compensate named executive officers in comparable positions in a similar manner,
⯀
a subjective assessment by management and members of the board of directors of each named executive’s performance during 2023 including his or her performance in the areas of our business over which he or she had individual responsibility,

⯀	management’s recommendations, and
⯀	a review of the company’s financial performance and management’s accomplishments during 2023.

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After consideration of the factors described above, the compensation committee increased the base salaries as set forth below:

Executive Officer	2023 Salary	2024 Salary	% increase
Robert J. Sprowls	$925,000	$950,000	2.7%
Eva G. Tang	$566,900	$599,500	5.8%
Paul J. Rowley	$432,000	$461,200	6.8%
Christopher H. Connor	$386,800	$409,100	5.8%
Gladys M. Farrow	$351,100	$371,900	5.9%

Short-Term Cash Incentives
We granted short-term cash performance incentive awards to motivate named executives to maximize our performance from a financial, operations and customer service perspective. We believe that the performance incentives set forth in our annual short-term cash incentive program will encourage achievement of our objectives. Our customers and shareholders benefit if we achieve our customer service objectives. Our customers and shareholders also benefit if we can attract capital at a lower cost as a result of improved financial performance.
In March 2024, the compensation committee approved a short-term cash incentive program, which gave each named executive officer the opportunity to receive:

Executive Officer	Target Incentive as % of Base Salary	Threshold	Target	Maximum
Robert J. Sprowls	100.0%	$475,000	$950,000	$1,472,500
Eva G. Tang	38.2%	$114,505	$229,009	$354,964
Paul J. Rowley	38.2%	$88,089	$176,178	$264,268
Christopher H. Connor	46.1%	$94,298	$188,595	$320,612
Gladys M. Farrow	32.2%	$59,876	$119,752	$185,615

⯀	80% of each executive’s target incentive based on achieving objective performance criteria in 2024, and
⯀	20% of each executive’s target incentive based on a subjective assessment by the compensation committee of the executive officer’s performance in 2024 following the end of the year.
Under the short-term incentive program, executive officers are eligible for an award based on the objective performance criteria equal to 80% of the target award at target performance, 37.5% of the target award at threshold performance and up to 120% (for GSWC Administrative and General Officers), 115% (for GSWC Operations Officers) and 135% (for ASUS Officers) of the target award at maximum performance. Under the subjective assessment component of the short-term incentive program, executive officers can earn 12.5% of the total incentive opportunity at threshold, 20% at target, and 35% of the total incentive opportunity at maximum.
Under this program, the compensation committee approves specific performance metrics for each named executive officer for the objective cash incentive depending on his or her responsibilities within the company, established threshold, targets and maximums for each objective, and weights each executive’s goals so that target achievement of all performance metrics will result in target cash incentive payout for the year for the objective portion of the award. As part of the process of determining the metrics to include in the cash incentive

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program for 2024, the compensation committee reviewed actual performance of each executive officer on each of the performance metrics used in awarding cash incentive compensation in 2023 and management’s recommendations for changes in the metrics or the weighting of the metrics to be included in the 2024 program.
The compensation committee may, in its discretion, reduce an award below the level earned for each of the criteria or upon the failure to satisfy other objective criteria, but may not in any event, increase the amount of the bonus above the level specified for that criterion.
Information regarding the performance goals for 2024 applicable to our named executive officers and actual performance are set forth in the tables below along with the level of achievement in 2024. Compliance with performance goals is determined by the compensation committee in accordance with the terms of the short-term incentive program and adjustments were made to the budget and performance goals, as applicable, on the basis of generally accepted accounting principles or other objective performance measures. The performance goals differ depending upon whether an executive officer is a GSWC administrative and general officer, a GSWC operations officer or an ASUS officer. Mr. Sprowls, Ms. Tang and Ms. Farrow are GSWC administrative and general officers, Mr. Rowley is a GSWC operations officer and Mr. Connor is an ASUS officer.

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PERFORMANCE GOALS
PAYOUT PERCENTAGES FOR GSWC ADMINISTRATIVE AND GENERAL OFFICERS

Performance Measure	Performance Target and Payout Percentage of Target Incentive			Actual Performance	Actual Payout Percentage of Target Incentive
	Threshold	Target	Maximum
Adjusted EPS – AWR Consolidated(1)	80% of budget	100% of budget	120% of budget	Between Target and Maximum 102.7% of adjusted budget	22.0%
	10.0%	20.0%	35.0%
Adjusted EPS – Regulated Utilities (RU)(2)	80% of budget	100% of budget	120% of budget	Between Target and Maximum 101.2% of adjusted budget	20.6%
	11.5%	20.0%	30.0%
Adjusted EPS – ASUS(2)	80% of budget	100% of budget	130% of budget	Between Target and Maximum 105.8% of adjusted budget	10.9%
	5.0%	10.0%	15.0%
Capital Expenditures – RU(3)	≥ $140 million	≥ $155 million	≥ $180 million	At Maximum $235.5 million	15.0%
	5.0%	10.0%	15.0%
Customer Complaints – Regulated Water Utility (RWU)	≤ 0.095%	≤ 0.055%	≤ 0.025%	Between Target and Maximum 0.032%	6.5%
	1.5%	5.0%	7.0%
Supplier Diversity – RU	≥ 26.5%	≥ 30.5%	≥ 34.5%	Between Target and Maximum 33.9%	6.7%
	1.5%	5.0%	7.0%
SOX Deficiencies – RU(4)	No MW, no SD and no more than 3 CDs	No MW, no SD and no more than 1 CD	No MW, no SD and no CD	At Maximum	6.0%
	1.5%	5.0%	6.0%
SOX Deficiencies – ASUS(4)	No MW, no SD and no more than 1 CD	No MW, no SD and no CD	N/A	At Target	5.0%
	1.5%	5.0%	5.0%
Objective Incentive Total as a Percentage of Target Incentive	37.5%	80.0%	120.0%	Above Target	92.7%

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PAYOUT PERCENTAGES FOR GSWC OPERATIONS OFFICERS

Performance Measure	Performance Target and Payout Percentage of Target Incentive			Actual Performance	Actual Payout Percentage of Target Incentive
	Threshold	Target	Maximum
Adjusted EPS – RWU(2)	80% of budget	100% of budget	120% of budget	Between Target and Maximum 101.7% of adjusted budget	41.7%
	20.0%	40.0%	60.0%
Capital Expenditures – RWU(3)	≥ $135 million	≥ $145 million	≥ $165 million	At Maximum $201.9 million	24.0%
	8.0%	16.0%	24.0%
Customer Complaints – RWU	≤ 0.095%	≤ 0.055%	≤ 0.025%	Between Target and Maximum 0.032%	7.5%
	2.5%	6.0%	8.0%
Supplier Diversity – RWU	≥ 27.0%	≥ 31.0%	≥ 35.0%	At Maximum 35.3%	8.0%
	2.5%	6.0%	8.0%
Safety – Recordable Incident Rate – RWU	≤ 3.7	≤ 3.0	≤ 2.3	Between Target and Maximum 2.9	6.3%
	2.5%	6.0%	8.0%
SOX Deficiencies – RU(4)	No MW, no SD and no more than 3 CDs	No MW, no SD and no more than 1 CD	No MW, no SD and no CD	At Maximum	7.0%
	2.0%	6.0%	7.0%
Objective Incentive Total as a Percentage of Target Incentive	37.5%	80.0%	115.0%	Above Target	94.5%

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PAYOUT PERCENTAGES FOR ASUS OFFICERS

Performance Measure	Performance Target and Payout Percentage of Target Incentive			Actual Performance	Actual Payout Percentage of Target Incentive
	Threshold	Target	Maximum
Adjusted EPS – ASUS(2)	80% of budget	100% of budget	130% of budget	Between Target and Maximum 105.8% of adjusted budget	45.6%
	15.0%	40.0%	70.0%
Direct Operating Margin – ASUS(5)	≥ budget less 200 basis points	≥ budget	≥ budget plus 200 basis points	Between Target and Maximum	13.5%
	7.0%	12.5%	22.0%
Direct Construction Margin – ASUS(6)	≥ budget less 200 basis points	≥ budget	≥ budget plus 200 basis points	Between Target and Maximum	20.6%
	7.0%	12.5%	22.0%
Expense Optimization – ASUS(7)	≤ 101% of budget	≤ 99% of budget	≤ 97% of budget	Between Target and Maximum 98.7% of adjusted budget	6.6%
	4.0%	6.0%	10.0%
Safety – Recordable Incident Rate – ASUS	≤ 3.4	≤ 2.9	≤ 2.4	Did not Meet	0.0%
	2.5%	4.0%	6.0%
SOX Deficiencies – ASUS	No MW, no SD and no more than 1 CD	No MW, no SD and no CD	N/A	At Target	5.0%
	2.0%	5.0%	5.0%
Objective Incentive Total as a Percentage of Target Incentive	37.5%	80.0%	135.0%	Above Target	91.3%

(1)
“Consolidated EPS” was computed on the basis of fully diluted EPS determined in accordance with GAAP. Actual performance was determined by the compensation committee based on the budget approved by the board of directors prior to the adoption of the short-term incentive program and actual earnings determined in accordance with GAAP, in each case, adjusted to remove (1) expenses associated with new business development at GSWC and BVES, (2) the performance of the rabbi trust assets, and (3) unusual and unforeseen matters or events including CPUC delays and decisions.
(2)
“Adjusted EPS” for the budget and actual earnings for each of the subsidiaries was determined on the same basis as set forth in footnote (1).
(3)
“Capital Expenditures” refers to capital expenditures recorded in the company’s financial statements.
(4)
The term “CD” refers to a control deficiency, the term “SD” refers to a significant deficiency and the term “MW” refers to a material weakness.
(5)
“Direct Operating Margin – ASUS” means a percentage determined by dividing total operations and maintenance revenues less direct operations expense by total operations and maintenance revenues as recorded in the company’s Form 10-K. Total operations and maintenance revenues for this purpose excludes revenues of Bay State Utility Service (BSUS) and Patuxent River Utility Service (PRUS). Direct operations expense for this purpose includes other operation, administration and general, depreciation and amortization, and property and other taxes as reflected in the company’s Form 10-K, but excludes (i) expenses incurred at BSUS and PRUS, (ii) expenses of ASUS administration and centralized functions, (iii) general office expenses of GSWC approved by the CPUC to be allocated to ASUS, (iv) property and other taxes allocable to construction activities and (v) non-labor related maintenance expenses.
(6)
“Direct Construction Margin – ASUS” means a percentage determined by dividing total construction revenues less ASUS construction costs (reported as expenses in the company’s Form 10-K for 2024 filed with the SEC) by total construction revenues.
(7)
“Expense Optimization – ASUS” means the sum of other operations, maintenance and administrative, and general expenses of ASUS in 2024 (as reflected in the company’s Form 10-K) excluding (i) non-labor related maintenance expenses, (ii) expenses incurred at BSUS and PRUS, (iii) general office expenses of GSWC approved by the CPUC to be allocated to ASUS and (iv) expenses included in the company’s Form 10-K for awards recorded under the 2024 short-term incentive plan and the 2016 plan.
As shown in the table below, the adjustments discussed above, in the aggregate, resulted in a decrease in the objective bonus payouts from that which would have been paid if such adjustments had not been made to the

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budget and actual results, except for Mr. Connor, primarily due to adjustments made for the performance of the rabbi trust assets and the impact of certain unforeseen items resulting from the final CPUC decisions received in the water and electric general rate case proceedings. In each case, the objective bonus payout was less than the maximum objective bonus payable under each named executive officer’s award agreement.

Executive Officer Group	Calculated Objective Short-Term Incentive Payout as a % of Target Prior to Adjustments Under the Plan	Calculated Objective Short-Term Incentive Payout as a % of Target as Approved
GSWC Administrative and General Officers	101.6%	92.7%
GSWC Operations Officers	104.4%	94.5%
ASUS Officers	91.3%	91.3%

The compensation committee recognizes that these objective measures do not encompass all the objectives of the company in a given year and may not fully reflect the company’s performance depending on outside factors such as weather, water quality, water supply and other factors beyond the control of the executive. As a result, the payout structure includes a limited discretionary bonus component based on a subjective assessment of the performance of each executive officer by the compensation committee after the end of the year, taking into account the assessment of each executive officer by the independent directors after considering the chief executive officer’s assessment of the performance of each of the other executive officers during the year and the total overall compensation of the named executive officer.
The discretionary bonus payout under the short-term cash incentive award made to Mr. Sprowls for 2024 was 32.6% of base pay. The discretionary bonus payout under the short-term cash incentive award made to Ms. Tang and Mr. Rowley was 11.1% of base pay. The discretionary bonus payout under the short-term cash incentive award made to Mr. Connor was 13.4% of base pay. The discretionary bonus payout under the short-term cash incentive award made to Ms. Farrow was 9.7% of base pay.
Equity Awards
The compensation committee considered the following factors in determining the amount and type of equity awards to be made to the chief executive officer and to named executive officers who were either senior vice presidents or vice presidents in January 2024:
⯀	the past practices of the committee in awarding equity,
⯀	a desire to have a higher percentage of the compensation of the chief executive officer of the company consist of equity, and
⯀	a comparison of the design of our equity compensation programs to that of our peers.
The policy of the compensation committee is generally to grant all equity awards to named executive officers through a combination of time-vested restricted stock units and performance stock awards in order to base a significant portion of equity compensation on achieving objective performance goals established by the compensation committee.
The compensation committee also concluded in January 2024 that approximately 75% of the value of Mr. Sprowls’ equity awards should be based upon the satisfaction of performance conditions and that approximately 50% of the value of equity awards to Ms. Tang, Mr. Rowley, Mr. Connor, and Ms. Farrow should be subject to the satisfaction of performance conditions. The compensation committee determined the amount of

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the equity awards made in February 2024 based on the target equity value and determined the number of shares based on the average closing price of the company’s common shares for the thirty trading days preceding the date of the compensation committee meeting commencing on the last trading day prior to the compensation committee meeting.
Each equity award granted in 2024 generally vests over a three-year period, provided that, with respect to performance stock awards, the performance criteria have been satisfied at the end of the three-year performance period, with exceptions for earlier vesting upon retirement pursuant to the Rule of 75 (defined later under “Equity Compensation”), death, disability or a change in control event. The compensation committee believes that granting equity awards with three-year vesting periods creates a retention incentive and encourages the named executive officers to focus on the company’s long-term business objectives and stock performance.
Each time-vested restricted stock unit and performance stock award granted in 2024 provides for the accumulation of dividend equivalent rights through the service or performance period and are paid only to the extent the employee vested in the underlying restricted stock unit or performance stock award. The compensation committee believes that granting stock units with dividend equivalent rights helps align the interests of the named executive officers with the interests of the shareholders of a utility holding company who, in many cases, purchase and retain the stock of the holding company based on the dividends that the holding company consistently pays. Dividends have also historically been an important component of our total shareholder return.
The time-vested restricted stock units and performance stock awards further provided that if the named executive officer’s employment terminated because of a change in control event (other than for cause, death or disability) or the executive terminated his or her employment for good reason, in each case, within two years following the change in control, each restricted stock unit and performance stock award would have vested upon termination of employment free of restrictions. The compensation committee believed that the vesting of equity awards permits named executive officers whose employment would have been terminated as a result of the change in control to share in the value that they created for shareholders at the same time that the shareholders recognize that value upon a change in control.
The table below outlines the target PSU and RSU awards for each executive officer. The actual number of shares granted, and resulting value reported in the Summary Compensation Table, were based on an average closing stock price calculated between February 28, 2024 and March 12, 2024.

Chief Executive Officer	PSUs (75%)	RSUs (25%)	Total (100%)
Robert J. Sprowls	$1,387,500	$462,500	$1,850,000

Executive Officer	PSUs (50%)	RSUs (50%)	Total (100%)
Eva G. Tang	$73,000	$73,000	$146,000
Paul J. Rowley	$73,000	$73,000	$146,000
Christopher H. Connor	$76,000	$76,000	$152,000
Gladys M. Farrow	$52,500	$52,500	$105,000

The performance criteria applicable to the performance award made to Mr. Sprowls, Ms. Tang and Ms. Farrow in 2024 were based 25% on total shareholder return at target, 60% on aggregate GSWC operating expense level at target and 15% on ASUS cumulative net earnings at target. The mix of performance criteria for performance awards at target for 2024 was the same as the table below for Mr. Rowley. The performance criteria applicable to the performance award made to Mr. Connor in 2024 was based 25% on total shareholder return at target, 40% on ASUS cumulative net earnings at target and 35% on ASUS new base acquisition success rate at target.

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The tables below set forth the mix of performance criteria and number of restricted stock units earned by each named executive officer based upon satisfaction of the performance criteria set forth in each named executive officer’s 2022 performance award agreement. Satisfaction of the criteria is based on objective performance measures certified by the Compensation Committee in March 2025.
2022 PERFORMANCE AWARDS

Mix of Performance Criteria for Performance Award
Executive	Total Shareholder Return	Aggregate GSWC Operating Expense Levels	ASUS Cumulative Net Earnings	ASUS New Base Acquisition	Total
Robert J. Sprowls	25.0%	50.0%	25.0%	—	100.0%
Eva G. Tang	25.0%	50.0%	25.0%	—	100.0%
Paul J. Rowley	25.0%	75.0%	—	—	100.0%
Christopher H. Connor	25.0%	—	35.0%	40.0%	100.0%
Gladys M. Farrow	25.0%	50.0%	25.0%	—	100.0%

Percent of Shares Earned Relative to Target Shares
Executive	Total Shareholder Return(1)	Aggregate GSWC Operating Expense Levels(2)	ASUS Cumulative Net Earnings(3)	ASUS New Base Acquisition(4)	Total	Number of Shares Earned
Robert J. Sprowls	50.0%	50.0%	37.5%	—	137.5%	15,896
Eva G. Tang(5)	50.0%	50.0%	37.5%	—	137.6%	934
Paul J. Rowley	50.0%	75.0%	—	—	125.0%	849
Christopher H. Connor	50.0%	—	52.5%	47.9%	150.4%	1,056
Gladys M. Farrow	50.0%	50.0%	37.5%	—	137.5%	671

(1)
The company’s total shareholder return in 2024 exceeded all seven members of its peer group resulting in a payout percentage of 200.0% of target. “Total Shareholder Return” means the company’s total shareholder return, including reinvestment of dividends, as compared to the total shareholder return, including reinvestment of dividends, of each of the seven members of the 2022 water utility peer group, as adjusted for the stock of any member of the 2022 water utility peer group that is no longer traded or is suspended from trading as of the last business day in the performance period.
(2)
GSWC’s water segment operating expense level was $309.9 million resulting in a payout percentage of 100% of target.
(3)
ASUS cumulative net earnings were $56.5 million resulting in a payout percentage of 150% of target.
(4)
ASUS ‘s new base acquisition success rate was 42.1% resulting in a payout percentage of 119.9%.
(5)
Line item does not total due to rounding.
Retirement Benefits
We provide retirement benefits that we believe are comparable to the benefits provided by other members of our current peer group to attract, retain and motivate talented and experienced executives. Our retirement benefit programs are also intended to provide fair, equitable and reasonable compensation to our named executive officers and to assist in the retention of our named executive officers. The company has a defined benefit pension plan available to all eligible employees hired prior to January 1, 2011 who are 21 years or older and have completed 1,000 hours of service in the first year of employment or in any subsequent plan year. A defined contribution plan is available for all eligible employees hired after that date.

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The change in pension value calculation shown in the summary compensation table does not apply to participants in the defined contribution plan. All of the named executive officers, other than Mr. Connor, participate in both the pension plan and supplemental retirement plan. Mr. Connor does not participate in the pension plan, but he participates in the supplemental retirement plan.
The change in the pension value of each named executive officer may differ markedly from that of members of our current peer group due to differences in the age and time of service of the executive officers of the company compared to that of executives in comparable positions in members of our peer group. Changes in pension value also differ by executive due to differences in cash compensation, the age of the executive, the number of years of service with the company and whether he or she participates in a plan to which the pension plan calculation applies.
Total compensation of our named executive officers was impacted by changes in pension values under our pension plan and supplemental retirement plan. Mr. Sprowls’ total compensation decreased by $415,295 in 2024 including a decrease of $644,179 in the change in pension values compared to last year even though we made no changes in the terms of our pension plan or supplemental retirement plan. Excluding the change in pension values, Mr. Sprowls’ total compensation in 2024 increased by $228,884, due primarily to an increase in his “at-risk” related compensation (stock awards and objective short-term cash incentives). The change in the pension values is affected by changes in actuarial assumptions, such as discount rates. The decrease in the change in the pension values in 2024 compared to 2023 was primarily due to an increase in the discount rates. The increase in the discount rate also impacted the total compensation of our other named executive officers.
We have no non-qualified deferred compensation arrangements.
Welfare and Other Benefits and Perquisites
We provide welfare and other benefits that we believe are comparable to the benefits provided by other members of our peer group and other perquisites that we believe are reasonable to attract, retain and motivate talented and experienced executives. Except as described under the heading “How were certain named executive officers compensated in 2024?” and in this section, we provide the same benefits to named executive officers as we provide to other employees of the company.
We do not have employment agreements with any of our named executive officers.
Tax and Accounting Implications
In evaluating our executive compensation structure, the compensation committee considers the tax and accounting treatment, balancing the effects on the individual and the company. The compensation committee believes that the potential deductibility and the accounting treatment of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits to $1.0 million the amount of remuneration that we may deduct in any calendar year for certain executive officers. While the compensation committee considers the effect of the Section 162(m) deduction limit and financial accounting implications when designing our compensation programs, the compensation committee’s primary focus in its compensation decisions will remain our business objectives, and the compensation committee will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible or to be subject to any particular accounting treatment.

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Stock Ownership Guidelines
We have requested each of our named executive officers to own common shares, restricted stock units, and other equity equivalents, including common shares held in our 401(k) plan (unexercised stock options and unvested performance shares, if any, are not counted toward meeting the guidelines), equal in value to:
⯀	5.0 times (up from 3.0 times) his salary for Mr. Sprowls, as the chief executive officer;
⯀	1.5 times his or her salary for Ms. Tang, Mr. Rowley, and Mr. Connor, who are senior vice presidents; and
⯀	1.0 time her annual salary for Ms. Farrow, who is a vice president, and each of our other vice presidents.
Each NEO has five years from the date that the guidelines began to apply to such NEO to attain the required ownership levels. We consider these guidelines to have been satisfied once the minimum ownership requirements are met regardless of subsequent changes in the market value of our common shares. Mr. Sprowls, Ms. Tang, Mr. Rowley and Ms. Farrow satisfied these guidelines in 2024. Mr. Connor currently does not meet the guidelines. As a result, under the terms of our stock ownership guidelines, Mr. Connor is not permitted to sell any of our common shares that he owns until he satisfies the 1.5 times annual salary guideline.
The nominating and governance committee may suspend or adjust these guidelines if they determine that the required holding of any named executive officer is unduly burdensome by reason of personal circumstances affecting a named executive officer or is the result of recent significant changes in the compensation of the named executive officer.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Form 10-K for the year ended December 31, 2024 by incorporation by reference to this proxy statement.
This report is submitted by:
C. James Levin, Chair
Diana M. Bontá, Member
Roger M. Ervin, Member
Mary Ann Hopkins, Member

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How were certain of our named executive officers compensated in 2024?
We compensated each of our named executive officers in 2024 as more particularly described below. Unless otherwise specified, the principal position of the named executive officer is with American States Water Company. We also reimbursed each of these executive officers for expenses incurred in the performance of his or her duties as a named executive officer.
SUMMARY COMPENSATION TABLE(1)

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)	Total Excluding Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(8)
Robert J. Sprowls President and Chief Executive Officer	2024	$949,519	$310,000	$1,918,170	$880,650	$819,532	$31,105	$4,908,976	$4,089,444
	2023	924,519	300,000	1,742,567	863,950	1,463,711	29,524	5,324,271	3,860,560
	2022	899,231	288,000	1,421,725	845,100	—	29,138	3,483,194	3,483,194
Eva G. Tang Senior Vice President – Finance, Chief Financial Officer, Corporate Secretary and Treasurer	2024	598,873	66,413	150,161	212,291	—	23,057	1,050,795	1,050,795
	2023	566,235	60,993	145,168	196,439	473,193	29,707	1,471,735	998,542
	2022	531,719	55,418	125,156	179,439	—	22,381	914,113	914,113
Paul J. Rowley Senior Vice President – Regulated Water Utility of Golden State Water Company	2024	460,638	51,092	150,161	166,489	463,823	28,569	1,320,772	856,949
	2023	431,385	46,479	145,168	150,816	540,586	26,900	1,341,334	800,748
	2022	400,000	40,208	125,156	128,953	—	27,688	722,005	722,005
Christopher H. Connor Senior Vice President of American States Utility Services, Inc. and its subsidiaries	2024	408,671	54,693	156,376	172,187	95,979	34,244	922,150	826,171
	2023	386,573	50,477	151,501	167,620	97,674	29,352	883,197	785,523
	2022	310,097	34,064	117,782	117,947	—	57,445	637,335	637,335
Gladys M. Farrow Vice President – Finance, Treasurer and Assistant Secretary of Golden State Water Company	2024	371,500	35,926	108,023	111,010	294,047	22,903	943,409	649,362
	2023	350,687	32,863	104,502	102,313	481,727	24,010	1,096,102	614,375
	2022	329,240	28,580	90,016	92,539	—	23,690	564,065	564,065

(1)
We have not granted any stock option awards during the past three years.
(2)
This column sets forth the amount paid to each named executive officer during the calendar year based on 26 pay periods in each year except for Mr. Connor who was hired in February 2022.
(3)
This column sets forth the amounts paid to a named executive officer as a discretionary bonus for 2022, 2023 and 2024 under the short- term cash incentive plan.
(4)
This column sets forth the aggregate fair value of the stock awards on the date of grant computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used in the calculation of the value of these awards in Note 13 to our financial statements for the year ended December 31, 2024. Stock awards consist of time-vested restricted stock units and performance stock awards in the form of restricted stock units. For the performance stock awards granted in 2024 subject to performance conditions that have not been satisfied, we assumed that each executive officer would earn performance stock awards at the target level with a value of $1,450,109, $76,291, $76,291, $79,446, and $54,915 for Mr. Sprowls, Ms. Tang, Mr. Rowley, Mr. Connor, and Ms. Farrow, respectively. If each named executive officer was instead to earn performance stock awards for awards granted in 2024 at the maximum level, the grant date fair value of stock awards granted to Mr. Sprowls, Ms. Tang, Mr. Rowley, Mr. Connor, and Ms. Farrow in 2024 would be $2,478,999, $130,435, $124,898, $172,368, and $93,876, respectively.

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(5)
Each named executive officer earned non-equity incentive compensation based upon a percentage of base salary and satisfaction of performance criteria under the short-term cash incentive programs approved by the compensation committee.
(6)
This column sets forth the sum of the change in the value of the pension plan and the supplemental retirement plan for each of the named executive officers at December 31, 2024. The change in the combined pension and supplemental retirement values under the Golden State Water Company Pension Plan, or pension plan, and the supplemental retirement plan for 2024 for Ms. Tang was negative. The combined values for Ms. Tang were negative because the increase in her accrued benefits in the supplemental retirement plan was not sufficient to offset the decrease in present value due to the increase in the discount rate used to calculate the supplemental retirement plan values in 2024 compared to the discount rate used in 2023. The change in the pension value under the pension plan, for 2024 was $36,268, $112,740, and $104,430 for each of Mr. Sprowls, Mr. Rowley and Ms. Farrow, respectively. Mr. Connor is not eligible to participate in the pension plan. The change in the pension value under the supplemental retirement plan for 2024 was $783,264, $351,083, $95,979, and $189,617 for each of Mr. Sprowls, Mr. Rowley, Mr. Connor and Ms. Farrow, respectively. Mr. Connor is not eligible for any benefits under the supplemental retirement plan until he has five years of credited service with the company or any of its subsidiaries. See the Pension Benefits Table for additional information regarding the retirement age assumptions used in making these calculations. We provide additional information regarding the assumptions used to calculate the change in pension value in Note 12 to our audited financial statements in our Form 10-K for the year ended December 31, 2024. We do not sponsor any non-qualified deferred compensation plans.
(7)
We provide information on the amount and types of benefits included under the heading “All Other Compensation” in the table below.
(8)
The values in this column represent “Total” compensation for the named executive officers when excluding the year-over-year changes to the present values of accumulated benefits under the pension benefits, which are volatile and can change significantly from year-to-year due to the actuarial assumptions used in a given year (primarily due to the changes in discount rates used to determine the present value of accumulated benefits). The amounts reported in this column differ substantially from, and are not a substitute for, the amounts reported in the “Total” column.

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The following table provides information regarding the amount and types of benefits included under the heading “All Other Compensation” in the Summary Compensation table.
ALL OTHER COMPENSATION

Name	Year	Employer Retirement Plan Matching Contribution ($)(1)	Insurance ($)(2)	Personal Use of Company Car ($)(3)	Other Compensation ($)(4)	Total All Other Compensation ($)
Robert J. Sprowls	2024	$14,850	$11,480	$3,590	$1,185	$31,105
	2023	13,725	11,480	4,149	170	29,524
	2022	13,050	11,480	4,439	169	29,138
Eva G. Tang	2024	14,850	2,306	5,716	185	23,057
	2023	13,725	2,306	13,506	170	29,707
	2022	13,050	2,306	6,856	169	22,381
Paul J. Rowley	2024	14,850	1,877	11,657	185	28,569
	2023	13,725	1,877	11,128	170	26,900
	2022	13,050	2,019	11,700	919	27,688
Christopher H. Connor	2024	24,973	2,580	3,573	3,118	34,244
	2023	23,091	2,580	3,511	170	29,352
	2022	10,191	1,316	2,836	43,102	57,445
Gladys M. Farrow	2024	14,850	995	6,873	185	22,903
	2023	13,725	995	8,120	1,170	24,010
	2022	13,050	995	9,476	169	23,690

(1)
The amounts in this column include 401(k) plan company contributions for all named executive officers and defined contribution plan contributions for Mr. Connor.
(2)
We provide group term life insurance to each of our employees and their families with a cost of $139 in 2024. In the event of the death of an employee or a family member, his or her beneficiary is entitled to receive up to $50,000 under the group life insurance policy. We also provide each employee with $50,000 of accidental death and dismemberment insurance, which pays additional benefits if an employee suffers a covered accidental loss resulting in death, dismemberment or paralysis. The cost per employee was determined by equally allocating to each of our employees, including the executive officers, the total cost of the policy. In addition, we provide our board members and executive officers with a blanket accident insurance policy with a cost of $97 in 2024. The policy is intended to provide coverage for traveling on company business or on assignment for the benefit of our company. We allocated the premiums for coverage under the blanket accident insurance policy equally to our board members and executive officers. Each of our executive officers elected to participate in a term life insurance program, which pays beneficiaries of the policy an amount equal to approximately two times the executive officer’s salary in the event of his or her death. The cost in 2024 for each of Mr. Sprowls, Ms. Tang, Mr. Rowley, Mr. Connor and Ms. Farrow was $11,244, $2,070, $1,641, $2,344, and $759, respectively.
(3)
The value is based on an estimate of the aggregate incremental costs incurred by us for the personal use of company-provided automobiles by each of our named executive officers.
(4)
The amounts in this column include, among other things, a holiday bonus paid to each of our active employees, anniversary grants including to Mr. Sprowls based upon his 20 years of service in 2024, Ms. Farrow based upon her 20 years of service in 2023 and Mr. Rowley based upon his 15 years of service in 2022, as well as reimbursement to our CEO and senior executive officers for participating in a physical examination. Mr. Connor received a $40,000 sign-on bonus in 2022.

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Equity Compensation
During each of the last three years, we granted time-vested restricted stock units to each of our named executive officers. Each of these time-vested restricted stock units is payable at the rate of 33% one year after the grant date, 33% two years after the grant date and 34% three years after the grant date. There are, however, some exceptions to this rule in certain circumstances following termination of employment for death, disability, change in control or retirement. Employment must be terminated within two years after the change in control (other than for cause) or the named executive officer has terminated his or her employment for good reason within two years after the change in control in order for the change in control exception to apply. The named executive officer must be at least 55 years of age and the sum of the employee’s age and years of service must be equal to or greater than 75 (Rule of 75) at the time of retirement in order for the retirement exception to apply.
All the time-vested restricted stock unit awards granted to Mr. Sprowls, Ms. Tang, Mr. Rowley and Ms. Farrow are vested pursuant to the Rule of 75; however, they may not receive any common shares in exchange for these restricted stock units prior to the set payout date that the restricted stock unit vests absent retirement, death, disability or a termination of employment.
We awarded each of our named executive officer’s performance stock awards in the form of restricted stock units that vest at the rate of 33% on December 31 of the year of the grant, 33% on December 31 of the year following the year of the grant and 34% on December 31 two years following the year of the grant, subject to the satisfaction of the performance conditions set forth in the award agreement. There are, however, some exceptions to this rule in certain circumstances following termination of employment for death, disability, change in control or retirement. Employment must be terminated within two years after the change in control (other than for cause) or the named executive officer has terminated his or her employment for good reason within two years after the change in control in order for the change in control exception to apply. The named executive officer must be at least 55 years of age and the sum of the employee’s age and years of service must be equal to or greater than 75 at the time of retirement in order for the retirement exception to apply. All the performance stock awards granted to Mr. Sprowls, Ms. Tang, Mr. Rowley and Ms. Farrow are vested pursuant to the Rule of 75, subject to the satisfaction of the performance conditions set forth in the award agreement.
The performance criteria applicable to the awards granted in 2024 were: total shareholder return relative to a defined peer group, GSWC’s water segment operating expense level, ASUS cumulative net earnings and ASUS new base acquisition success rate criteria. The compensation committee defined for each named executive officer the proportion of performance stock awards allocated to each performance criteria based on his or her role within the company as described under “Compensation, Discussion and Analysis - Equity Awards.”
We also awarded each of our named executive officers restricted stock units in an amount equal to the quarterly cash dividends payable on our common shares times the number of restricted stock units or performance awards granted to the named executive officer, but not yet payable pursuant to the terms of his or her restricted stock unit or performance stock award agreement divided by the closing price of our common shares on the dividend payment date as provided in the 2016 plan. We refer to these types of awards as dividend equivalent rights. Restricted stock units awarded pursuant to dividend equivalent rights vest and are payable on the same basis as the underlying restricted stock units on which these restricted stock units were earned.
You can find information regarding the performance conditions applicable to the awards granted in 2024 following the “Grants of Plan-Based Awards” table. You may also find information regarding the performance goals for each of these performance criteria for performance stock awards granted in 2024 under the heading “What plan-based awards did we grant to these named executive officers in 2024?”
Non-Equity Incentive Compensation
Each named executive officer is granted a discretionary bonus based upon a subjective assessment of the individual performance of each named executive officer by the compensation committee. 80% of the target

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aggregate bonus is based upon satisfaction of the performance goals described under the heading “Compensation Discussion and Analysis – Short-Term Cash Incentives” and 20% of the target aggregate bonus is based upon the subjective assessment of individual performance by the compensation committee. The amount of the bonus for 2024 based upon the objective performance criteria is set forth in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for each named executive officer. The amount of the discretionary bonus for 2024 is disclosed in the Bonus column in the Summary Compensation Table.
The table below sets forth the target aggregate bonus for each named executive officer and the actual bonus earned as a percentage of base salary in 2024.

Name	Target Aggregate Bonus %	Actual Bonus as % of Base Salary
Robert J. Sprowls	100.00%	125.33%
Eva G. Tang	38.20%	46.49%
Paul J. Rowley	38.20%	47.18%
Christopher H. Connor	46.10%	55.46%
Gladys M. Farrow	32.20%	39.51%

You can find additional information regarding our short-term cash incentive program under the heading “Compensation, Discussion and Analysis – Short-Term Cash Incentives,” including the performance measures applicable to each named executive officer and definitions for each of the performance measures. The performance criteria for short-term cash incentive awards in 2023 and 2022 were based on criteria similar to the performance criteria in the short-term cash incentive awards in 2024.
Other Compensation
We have a 401(k) plan under which employees may invest a percentage of their pay, up to the maximum amount prescribed by law. We provide matching contributions for each of our employees who participate in the plan of 100% up to the first 3% of eligible compensation deferred and 50% of the next 3% of eligible compensation deferred. Each of our named executive officers is entitled to participate in this plan on the same basis as other employees, subject to the limits imposed by the Internal Revenue Code. We provide all active full-time employees with medical, dental and vision benefits and life insurance coverage. All employees are required to pay 15% of the company’s premiums for medical, dental and vision benefits, except for certain other employees at subsidiaries of ASUS. Mr. Connor is required to pay these premiums on the same basis as other named executive officers. We pay all premiums for life insurance coverage in the amount of $50,000 for all employees and their families, plus additional benefits if any employee suffers a covered accidental loss resulting in death, dismemberment or paralysis, except for certain other employees at subsidiaries of ASUS. Mr. Connor receives the same benefits as other named executive officers. We also have employee assistance, an anniversary award for reaching certain years of service and holiday bonus programs. Each of our named executive officers is entitled to these benefits on the same basis as other employees. In addition, in 2024 we offered a term life insurance program to all officers of the company and its subsidiaries with premiums payable by the company. Under this program, the officer’s primary beneficiaries are entitled to a benefit in an amount equal to approximately two-times the officer’s base salary in the event of the officer’s death. All of the named executive officers elected to participate in this program.
All active full-time employees at GSWC and ASUS and all active managers and exempt employees at subsidiaries of ASUS receive time off with pay for vacation, holiday and sick leave in accordance with company policy. Other employees at ASUS subsidiaries have different benefit packages. Executives receive vacation accrual based on the number of their continuous months of service, with 1 to 60 months of service earning 20 days of vacation

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per year; 61 to 120 months of continuous service earning 25 days of vacation per year and 121 or more months of continuous service earning 26 days of vacation per year. Named executive officers receive sick leave benefits on the same basis as all other employees. Accrued vacation days that are not used in any year are carried over to the next year, provided that, effective January 1, 2012, the number of accrued and unused vacation days for each employee is subject to a cap equal to the total number of vacation days that such employee can accrue over a two-year period. When an employee reaches the cap, vacation accruals for the employee will cease until vacation days are used. When an employee’s accrual rate increases because of increased service with the company, the employee’s cap will increase accordingly. All employees are entitled to a cash payment, based on their then current salary, for any accrued, but unused, vacation days upon termination of employment as required by California law.
Each of our named executive officers is entitled to the benefits of a travel insurance policy provided by the company and the use of a company-owned car. Upon termination of employment, each named executive is entitled to purchase his or her company-owned car at the wholesale price for such car taking into account the mileage on the car.
Under the company’s relocation policy, the company will reimburse named executive officers for covered relocation expenses, subject to specified limits. Under the terms of this policy, an officer is required to reimburse us for any expenses paid by us if the officer resigns or is terminated for misconduct and/or poor performance within 24 months after having commenced work at a new assigned work location. The compensation committee believes that it is appropriate for us to claw back any relocation expenses paid to an officer under these circumstances. No relocation expenses were paid to any named executive officer during the past three years.
Under the terms of a senior executive health examination program, the chief executive officer and each of our senior vice presidents and vice presidents is entitled to be reimbursed for the costs of an executive physical examination at least once every two years. The maximum permitted reimbursement for a physical examination is $4,000 at least once every two years.
Total Compensation
The proportion of salary, bonus and non-equity incentive plan compensation to total compensation in 2024 set forth in the Summary Compensation Table for Mr. Sprowls, Ms. Tang, Mr. Rowley, Mr. Connor, and Ms. Farrow, was 43.6%, 83.5%, 51.4%, 68.9%, and 55.0% of total compensation, respectively. The proportion of equity compensation to total compensation set forth in the Summary Compensation Table for 2024 for Mr. Sprowls, Ms. Tang, Mr. Rowley, Mr. Connor, and Ms. Farrow was 39.1%, 14.3%, 11.4%, 17.0%, and 11.5% of total compensation, respectively. The compensation committee has not adopted any policy regarding the allocation of total compensation among the various components of total compensation.

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What plan-based awards did we grant to these named executive officers in 2024?
We granted restricted stock units for both time-vested (RSU) and performance-based equity awards (PSU) to each of our named executive officers in 2024 as more particularly described below. Each of the named executive officers also received a cash award under our short-term incentive plan (STIP) based upon the satisfaction of certain performance criteria. The amount of this award is reflected in the Summary Compensation Table under the Non-Equity Incentive Compensation column and the award terms are summarized under the non-equity incentive compensation section.
GRANTS OF PLAN-BASED AWARDS IN 2024

Name		Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(3)	Target (#)(4)	Maximum (#)(5)
Robert J. Sprowls	RSU	3/13/24							6,425	$468,061
	PSU	3/13/24				8,605	19,275	32,768		1,450,109
	STIP (Objective Performance)	3/27/24	$356,250	$760,000	$1,140,000
Eva G. Tang	RSU	3/13/24							1,014	$73,870
	PSU	3/13/24				453	1,014	1,724		76,291
	STIP (Objective Performance)	3/27/24	$85,878	$183,207	$274,811
Paul J. Rowley	RSU	3/13/24							1,014	$73,870
	PSU	3/13/24				453	1,014	1,648		76,291
	STIP (Objective Performance)	3/27/24	$66,067	$140,943	$202,605
Christopher H. Connor	RSU	3/13/24							1,056	$76,930
	PSU	3/13/24				471	1,056	2,297		79,446
	STIP (Objective Performance)	3/27/24	$70,723	$150,876	$254,603
Gladys M. Farrow	RSU	3/13/24							729	$53,108
	PSU	3/13/24				326	730	1,241		54,915
	STIP (Objective Performance)	3/27/24	$44,907	$95,801	$143,702

(1)
These amounts represent the threshold, target and maximum payouts, which could be earned by each of our named executive officers under the objective performance criteria of our short-term incentive plan assuming all goals are met at threshold, all goals are met at target, and all goals are met at maximum. Actual annual incentive amounts earned by the named executive officers for 2024 under the objective performance criteria of our short-term incentive plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)
These calculations assume that (i) the number of members of the company’s peer group at the end of the performance period will be seven, (ii) the compensation committee will not make any downward adjustment in the amount of the award following the end of the performance period, and (iii) the executive officer will continue to be employed by or provide service to the company throughout the performance period or will be vested pursuant to the Rule of 75.
(3)
This calculation assumes that the executive officer will achieve the minimum performance level established by the compensation committee for each performance condition set forth in the performance stock award granted to the named executive officer in 2024. The performance required to achieve the total shareholder return minimum condition, the aggregate GSWC operating expense level minimum condition, the ASUS cumulative net earnings minimum condition and the ASUS new base acquisition minimum success rate in the performance stock awards granted in 2024 is 28.57%, 50.00%, 50.00%, and 50.00% of the target performance level, respectively.
(4)
This calculation assumes that the named executive officer will achieve the target performance level established by the compensation committee for each performance condition set forth in the performance stock award granted to the named executive officer in 2024.

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(5)
This calculation assumes that the named executive officer will achieve the maximum performance level established by the compensation committee for each performance condition set forth in the performance stock award granted to the named executive officer in 2024. The performance required to achieve the total shareholder return maximum condition, the aggregate GSWC operating expense level maximum condition, the ASUS cumulative net earnings maximum condition and ASUS new base acquisition maximum success rate is 200%, 150%, 200% and 250% of the target performance level, respectively.
(6)
We provide information regarding the assumptions used to calculate the value of time-vested restricted stock units and performance stock granted on March 13, 2024 pursuant to the 2016 plan in Note 13 to our audited financial statements in our Form 10-K for the year ended December 31, 2024.
Mr. Sprowls, Ms. Tang and Ms. Farrow can earn between 0% to 170.0%, Mr. Rowley can earn between 0% to 162.5%, and Mr. Connor can earn between 0% to 217.5% of the target amount set forth in the 2024 named executive officer’s performance award depending on the company’s performance against the performance goals during the performance period, which consist of the following metrics: (i) 25% of the performance stock awards granted at target are based on the company’s total shareholder return compared to the total shareholder return of the company’s defined peer group, referred to as the total shareholder return criteria and (ii) 75% of the performance stock awards will be earned based upon the satisfaction of performance conditions, including aggregate GSWC operating expense level, ASUS cumulative net earnings and ASUS new base acquisition success rate. The performance period commenced on January 1, 2024 and ends on December 31, 2026.
The performance goals for Mr. Sprowls, Ms. Tang and Ms. Farrow are based on the total shareholder return, the aggregate GSWC operating expense level (60% of award) and the ASUS cumulative net earnings criteria (15% of award). The performance stock award for Mr. Rowley is based on the total shareholder return criteria and the aggregate GSWC operating expense level criteria (75% of award). The performance stock award for Mr. Connor is based on the total shareholder return criteria, ASUS cumulative net earnings criteria (40% of award) and ASUS new base acquisition success rate (35% of award). Adjustments permitted to be made to performance shares awards described in the 2016 plan may be made in addition to the adjustments described below. If the U.S. government does not award at least two of the targeted new bases to all competitors, including ASUS, the payout for the performance period will be made at target for the new base acquisition success rate criteria.
We disclose in the tables set forth below the performance goals for each of these performance criteria for performance stock awards granted in 2024:
2024 PERFORMANCE TARGETS AND PAYOUT PERCENTAGES FOR TOTAL
SHAREHOLDER RETURN(1)

Total Shareholder Return	Payout as a Percentage of Target
≥ 7 members of the Peer Group	200.00%
≥ 6 members of the Peer Group	171.43%
≥ 5 members of the Peer Group	142.86%
≥ 4 members of the Peer Group	114.29%
≥ 3 members of the Peer Group	85.71%
≥ 2 members of the Peer Group	57.14%
≥ 1 member of the Peer Group	28.57%

(1)
The total shareholder return criteria refers to total shareholder return during the performance period, including the reinvestment of dividends. The defined peer group for this purpose consists of the following water utilities: American Water Works Company, Inc., Artesian Resources Corporation, California Water Service Group, Essential Utilities, Inc., Middlesex Water Company, SJW Group and The York Water Company.

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2024 PERFORMANCE TARGETS AND PAYOUT PERCENTAGES FOR
AGGREGATE GSWC OPERATING EXPENSE LEVEL(1)

Aggregate GSWC Operating Expense	Level Payout as a Percentage of Target
≤$340.1 million	150%
>$340.1 million and ≤$346.1 million	125%
>$346.1 million and ≤$366.1 million	100%
>$366.1 million and ≤$372.1 million	75%
>$372.1 million and ≤$378.1 million	50%
>$378.1 million	0%

(1)
The aggregate GSWC operating expense level criteria refers to the cumulative operating expenses of GSWC as reported in the Form 10-Ks filed with the SEC for the period beginning January 1, 2024 and ending on the last day of the performance period, as adjusted to remove (i) water supply, depreciation and amortization and maintenance expenses as reported in such Form 10-Ks, (ii) public relations, legal and other professional services expenses of GSWC during the performance period applicable to defending GSWC from condemnation considerations and actions applicable to GSWC, (iii) any costs of defense, costs of settlement and judgments incurred in connection with claims arising from water quality incidences accruing during the performance period which are incurred in connection with claims determined by the compensation committee to be extraordinary events, (iv) write-offs associated with decisions or actions of the CPUC applicable to the financial statements in the performance period for GSWC, (v) gross-up of certain surcharges authorized by the CPUC to recover previously incurred costs recorded pursuant to generally accepted accounting principles, (vi) pension cost net of any regulatory adjustment included in operating expenses resulting from the two-way pension balancing account as authorized by the CPUC, and (vii) external regulatory expenses associated with the general rate case and cost of capital proceedings at the CPUC.
2024 PERFORMANCE TARGETS AND PAYOUT PERCENTAGES FOR
ASUS CUMULATIVE NET EARNINGS(1)

ASUS Cumulative Net Earnings	Payout as a Percentage of Target
≥$69.2 million	200%
≥$66.2 million and <$69.2 million	150%
≥$63.2 million and <$66.2 million	125%
≥$57.2 million and <$63.2 million	100%
≥$54.2 million and <$57.2 million	75%
≥$51.2 million and <$54.2 million	50%
<$51.2 million	0%

(1)
The ASUS cumulative net earnings criteria refers to the cumulative net income of ASUS and its subsidiaries for the period beginning January 1, 2024 and ending on the last day of the performance period, less the amount, if any, of adjustments made to our contract pricing due to the Tax Cuts and Jobs Act of 2017.
2024 PERFORMANCE TARGETS AND PAYOUT PERCENTAGES FOR
ASUS NEW BASE ACQUISITION SUCCESS RATE(1)

New Base Acquisition Success Rate	Payout as a Percentage of Target
100.0%	250%
70.0%	200%
45.0%	150%
20.0%	100%
10.0%	50%
0%	0%

(1)
The ASUS new base acquisition success rate refers to the percentage that results from (1) the sum of the amounts of contract awards announced by the Department of Defense for targeted new bases set forth in the targeted base acquisition table for the targeted new bases awarded to ASUS during 2024-2026 plus the sum of the initial joint inventory adjustment difference for any targeted new bases (numerator), by (2) the sum of the amount of contract awards announced by the Department of Defense during 2024-2026 for the targeted new bases set forth in the targeted new base acquisition table for the targeted new bases awarded to all competitors during

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2024-2026, including ASUS, plus the sum of the initial joint inventory adjustment difference for any targeted new bases (denominator). If there are contracts that are not in the targeted new base acquisition table, but are announced as being awarded during the performance period, the contract values shall be included in the numerator, if for ASUS, and the denominator, for ASUS and any competitor, to calculate the ASUS new base acquisition success rate.
What equity awards granted to these named executive officers were outstanding at the end of the year?
Each named executive officer had the restricted stock unit and equity incentive plan awards outstanding at December 31, 2024 described in the table below. Equity awards made to each named executive officer, other than Mr. Connor, have vested but are not yet payable. Information regarding the installment payment dates for these awards is provided in the footnotes following this table.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2024(1)

Name	Stock Awards
	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Rights or Other Rights That Have Not Vested(8)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested(2)(8)
Robert J. Sprowls	(3)	(3)	56,497	$4,390,947
Eva G. Tang	(4)	(4)	3,054	237,357
Paul J. Rowley	(5)	(5)	2,919	226,865
Christopher H. Connor	1,861(6)	$144,637(6)	4,074	316,631
Gladys M. Farrow	(7)	(7)	2,198	170,829

(1)
All options held by the named executive officers have been exercised as of December 31, 2024.
(2)
We determined the market value of restricted stock units and performance share awards that have not vested by multiplying the number of unvested restricted stock units and unvested performance share awards outstanding on December 31, 2024 by the closing price of our common shares on December 31, 2024, as reported on The Wall Street Journal website (www.wsj.com) as $77.72.
(3)
Restricted stock unit awards made to Mr. Sprowls in the amount of 10,970 shares have vested pursuant to the Rule of 75 but have not yet been paid out. At December 31, 2024, these awards had a market value of $852,588.
(4)
Restricted stock unit awards made to Ms. Tang in the amount of 1,789 shares have vested pursuant to the Rule of 75 but have not yet been paid out. At December 31, 2024, these awards had a market value of $139,041.
(5)
Restricted stock unit awards made to Mr. Rowley in the amount of 1,789 shares have vested pursuant to the Rule of 75 but have not yet been paid out. At December 31, 2024, these awards had a market value of $139,041.
(6)
Of this amount, 263 restricted stock units vested on February 6, 2025, 252 restricted stock units vested on March 10, 2025, 354 restricted stock units vested on March 12, 2025, 271 restricted stock units will vest on February 6, 2026, 354 restricted stock units will vest on March 12, 2026, and the remaining will vest on March 12, 2027.
(7)
Restricted stock unit awards made to Ms. Farrow in the amount of 1,287 shares have vested pursuant to the Rule of 75 but have not yet been paid out. At December 31, 2024, these awards had a market value of $100,026.
(8)
We assumed for the purpose of this disclosure that each named executive officer would earn performance stock awards at the maximum level for the 2023 and 2024 grant. The value listed includes dividend equivalent rights granted as of December 31, 2024 on these awards. Although the performance share awards granted to Mr. Sprowls, Ms. Tang, Mr. Rowley and Ms. Farrow have vested pursuant to the Rule of 75, they have not been earned since the performance conditions have not been met and will only be determined at the end of the performance period.

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Did any named executive officers exercise options or have other stock awards vest in 2024?
All our named executive officers had outstanding awards of restricted stock units vest in 2024. No restricted stock or stock options vested in 2024. No options were exercised in 2024.
OPTION EXERCISES AND STOCK VESTED IN 2024(1)

Name	Stock Awards
	No. of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(1)(2)
Robert J. Sprowls	32,309(3)	$1,648,392
Eva G. Tang	3,647(4)	141,824
Paul J. Rowley	3,405(5)	123,647
Christopher H. Connor	1,621	124,240
Gladys M. Farrow	2,636(6)	103,023

(1)
We determined the value realized on vesting of restricted stock units based on the closing market price of our common shares on the business day prior to the date of vesting as reported on The Wall Street Journal website (www.wsj.com).
(2)
Includes performance stock award granted in 2022, which vested in 2024.
(3)
Out of 32,309 shares fully vested in 2024, Mr. Sprowls acquired 4,310 common shares on February 9, 2024, upon the payout of restricted stock units with a market value of $323,702 on the date of acquisition based on a closing price of $75.11. Mr. Sprowls is entitled to acquire the remaining 27,999 common shares, which were not payable during 2024, because of the immediate vesting of these common shares under the Rule of 75. Mr. Sprowls acquired 2,891 of these common shares on February 7, 2025 with a market value of $215,542 on the date of acquisition based on a closing price of $73.53. On March 14, 2025, Mr. Sprowls acquired 19,150 of these common shares (including 140 common shares with respect to dividends declared on February 4, 2025 pursuant to dividend equivalent rights on these shares) with an aggregate market value of $1,493,928 on the date of acquisition based on a closing price of $78.01. Mr. Sprowls was entitled to acquire the remaining 5,958 common shares, which were not payable during 2024, because of the vesting of these common shares under the Rule of 75. Mr. Sprowls has the right to acquire 1,554 of these common shares within 30 days from February 6, 2026, 2,169 of these common shares within 30 days from March 12, 2026 and 2,235 of these common shares within 30 days from March 12, 2027 as a result of the previous vesting of the 5,958 restricted stock units, the value of which was not realized during 2024, plus common shares with respect to dividends declared after December 31, 2024 on these common shares pursuant to dividend equivalent rights on these shares until the date of acquisition of these shares.
(4)
Out of 3,647 shares fully vested in 2024, Ms. Tang acquired 852 common shares on February 9, 2024, upon the payout of restricted stock units with a market value of $63,989 on the date of acquisition based on a closing price of $75.11. Ms. Tang is entitled to acquire the remaining 2,795 common shares, which were not payable during 2024, because of the immediate vesting of these common shares under the Rule of 75. Ms. Tang acquired 498 of these common shares on February 7, 2025 with a market value of $36,581 on the date of acquisition based on a closing price of $73.53. On March 14, 2025, Ms. Tang acquired 1,340 of these common shares (including 12 common shares with respect to dividends declared on February 4, 2025 pursuant to dividend equivalent rights on these shares) with an aggregate market value of $104,544 on the date of acquisition based on a closing price of $78.01. Ms. Tang was entitled to acquire the remaining 957 common shares, which were not payable during 2024, because of the vesting of these common shares under the Rule of 75. Ms. Tang has the right to acquire 262 of these common shares within 30 days from February 6, 2026, 342 of these common shares within 30 days from March 12, 2026 and 353 of these common shares within 30 days from March 12, 2027 as a result of the previous vesting of the 957 restricted stock units, the value of which was not realized during 2024, plus common shares with respect to dividends declared after December 31, 2024 on these common shares pursuant to dividend equivalent rights on these shares until the date of acquisition of these shares.
(5)
Out of 3,405 shares fully vested in 2024, Mr. Rowley acquired 682 common shares on February 9, 2024 upon the payout of restricted stock units with a market value of $51,243 on the date of acquisition based on a closing price of $75.11. Mr. Rowley acquired 20 common shares on December 13, 2024 upon the payout of restricted stock units with a market value of $1,653 on the date of acquisition based on a closing price of $83.22. Mr. Rowley is entitled to acquire the remaining 2,703 common shares, which were not payable during 2024, because of the immediate vesting of these common shares under the Rule of 75. Mr. Rowley acquired 498 of these common shares on February 7, 2025 with a market value of $36,581 on the date of acquisition based on a closing price of $73.53. On March 14, 2025, Mr. Rowley acquired 1,248 of these common shares (including 12 common shares with respect to dividends declared on February 4, 2025 pursuant to dividend equivalent rights on these shares) with an aggregate market value of $97,460 on the date of acquisition based on a closing price of $78.01. Mr. Rowley was entitled to acquire the remaining 957 common shares, which were not payable during 2024, because of the vesting of these common shares under the Rule of 75. Mr. Rowley has the right to acquire 262 of these common shares within 30 days from February 6, 2026, 342 of these common shares within 30 days from March 12, 2026 and 353

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of these common shares within 30 days from March 12, 2027 as a result of the previous vesting of the 957 restricted stock units, the value of which was not realized during 2024, plus common shares with respect to dividends declared after December 31, 2024 on these common shares pursuant to dividend equivalent rights on these shares until the date of acquisition of these shares.
(6)
Out of 2,636 shares fully vested in 2024, Ms. Farrow acquired 627 common shares on February 9, 2024, upon the payout of restricted stock units with a market value of $47,105 on the date of acquisition based on a closing price of $75.11. Ms. Farrow is entitled to acquire the remaining 2,009 common shares, which were not payable during 2024, because of the immediate vesting of these common shares under the Rule of 75. Ms. Farrow acquired 358 of these common shares on February 7, 2025 with a market value of $26,322 on the date of acquisition based on a closing price of $73.53. On March 14, 2025, Ms. Farrow acquired 963 of these common shares (including 9 common shares with respect to dividends declared on February 4, 2025 pursuant to dividend equivalent rights on these shares) with an aggregate market value of $75,120 on the date of acquisition based on a closing price of $78.01. Ms. Farrow was entitled to acquire the remaining 688 common shares, which were not payable during 2024, because of the vesting of these common shares under the Rule of 75. Ms. Farrow has the right to acquire 188 of these common shares within 30 days from February 6, 2026, 246 of these common shares within 30 days from March 12, 2026 and 254 of these common shares within 30 days from March 12, 2027 as a result of the previous vesting of the 688 restricted stock units, the value of which was not realized during 2024, plus common shares with respect to dividends declared after December 31, 2024 on these common shares pursuant to dividend equivalent rights on these shares until the date of acquisition of these shares.
What pension benefits are payable to these named executive officers?
We provide information in the table below reflecting the present value of the accumulated retirement benefits provided to each of our named executive officers as of December 31, 2024.
PENSION BENEFITS(1)

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(4)
Robert J. Sprowls(2)	Pension Plan Supplemental Retirement Plan	20 20	$ 1,263,320 12,125,713
Eva G. Tang(2)	Pension Plan Supplemental Retirement Plan	28 28	1,884,424 3,897,243
Paul J. Rowley(2)	Pension Plan Supplemental Retirement Plan	17 17	1,127,817 1,394,086
Christopher H. Connor(3)	Pension Plan Supplemental Retirement Plan	N/A 2	— 240,669
Gladys M. Farrow(2)	Pension Plan Supplemental Retirement Plan	21 21	1,414,294 1,584,871

(1)
The present value of the accumulated benefit is based on the age when the executive officer would be eligible to retire with full benefits, which is at age 62 for participants with sufficient service. Mr. Sprowls and Ms. Tang are already eligible to retire with full benefits, therefore their calculations are based on their current ages. The present value for Mr. Rowley and Ms. Farrow is based on age 62. Mr. Connor will not be eligible to retire from the supplemental retirement plan with full benefits until age 65. He is not a participant in the pension plan. If we had assumed that Mr. Rowley and Ms. Farrow would retire at age 65, the normal retirement age under each of these plans, the present value of the accumulated benefit under the pension plan as of December 31, 2024 would instead be $902,622 and $1,137,294, respectively. If we had assumed that Mr. Rowley, Mr. Connor and Ms. Farrow would retire at age 65, the present value of the accumulated benefit under the supplemental retirement plan as of December 31, 2024 would be $1,119,474, $240,669, and $1,277,534, respectively.
(2)
Mr. Rowley and Ms. Farrow were eligible to retire with a 21.67% and 9.17% reduction in benefits, respectively, at December 31, 2024. Mr. Sprowls and Ms. Tang are eligible to retire with full benefits. If we had assumed that Mr. Rowley and Ms. Farrow retired at December 31, 2024, the present value of accumulated benefits for the pension plan would be $972,192 and $1,461,960, respectively, and the present value of accumulated benefit for the supplemental retirement plan would be $1,200,043 and $1,636,377, respectively.
(3)
Mr. Connor is not eligible for any benefits under the supplemental retirement plan until he has five years of credited service with the company or any of its subsidiaries.

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(4)
We used the same assumptions to calculate the change in pension value in Note 12 to our audited financial statements in our Form 10-K for the year ended December 31, 2024, except that retirement age is assumed to be the earliest date on which any of the named executive officers may retire under the plan without any benefit reduction due to age. We ignored for the purpose of this calculation what actuaries refer to as pre-retirement decrements.
Each of our named executive officers is a participant in the pension plan except for Mr. Connor who was hired in 2022. This plan is a defined benefit pension plan available to all eligible employees hired prior to January 1, 2011 who are 21 years or older and have completed 1,000 hours of service in the first year of employment or in any subsequent plan year. The normal retirement benefit is 2% of an employee’s five highest consecutive years’ average earnings multiplied by the number of years of credited service, up to a maximum of 40 years, reduced by a percentage of primary social security benefits. Normal retirement age is 65. An employee must have five years of service in order to receive benefits under this plan. For purposes of this plan, compensation includes a named executive officer’s salary and all other reportable compensation received by the executive, except bonuses, the imputed value of the personal use of company-owned vehicles, unused vacation pay, and long-term incentive program payments, up to the maximum amount permitted under the Internal Revenue Code.
Any employee hired after December 31, 2010 is eligible for participation in a defined contribution plan. Employees that are eligible under the defined contribution plan at GSWC and BVES will receive 5.25% of their annual base pay into their 401(k) account. Employees that are eligible under the defined contribution plan at ASUS and its subsidiaries will receive 3.0% of their annual base pay into their 401(k) account. The amounts do not vest under these plans until the employee has at least three years of credited service. Mr. Connor, who was hired in February 2022, is a participant in the defined contribution plan and has vested.
We also provide each of our named executive officers pension benefits under the supplemental executive retirement plan. Mr. Connor is not eligible for any benefits under the supplemental executive retirement plan until he has five years of credited service with the company or any of its subsidiaries.
Each named executive officer who is also a participant in the pension plan has the right to receive a benefit under the terms of the supplemental retirement plan equal to the sum of 2% of average compensation for each year of service before 2006 plus 3% of average compensation for each year of service after 2005, up to a combined maximum of 60% of average compensation, less a percentage of primary social security benefits and amounts payable to the executive under the pension plan.
For purposes of the supplemental retirement plan, compensation includes all compensation included under the pension plan (without regard to qualified plan compensation limits) and cash incentive compensation. Average compensation is in general the average of the highest five consecutive years of compensation. For executives who were also employed by the company on January 1, 2006, the benefit is the greater of the benefit under the formula described in the previous sentence or the benefit under the old plan formula. Under the old plan formula, each executive was entitled to receive a benefit equal to the sum of 2% of average compensation for each year of service, up to a maximum of 40 years, less a percentage of primary social security benefits and amounts payable to the executive under the pension plan. Other than Mr. Connor, each of the named executive officers is a participant in the pension plan.
Each named executive officer who is not a participant in the pension plan has the right to receive a benefit under the terms of the supplemental retirement plan if he or she has five years of credited service with the company equal to 2.5% of average compensation, less a percentage of primary social security benefits, multiplied by the number of years of service up to 20 years. Mr. Connor is the only named executive officer who is not a participant in the pension plan.
Under the terms of each of the pension and supplemental executive retirement plans, an employee who is eligible may retire and receive benefits at age 55, with a 50% reduction in his or her benefits for early commencement. An employee who retires after age 55 but before age 62 will also receive benefits reduced for early commencement. The amount of the reduction will depend upon the employee’s age at the date payment

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of his or her benefits begins and whether the sum of his or her age and completed years of service, as of the date of his or her termination, is equal to or greater than 80. An employee who retires at or after age 62 but before age 65 will also receive benefits reduced for early commencement based on his or her age at retirement unless the sum of his or her age and completed years of service, as of the date of his or her termination, is equal to or greater than 80, in which case the employee will be entitled to full, unreduced benefits. Under the terms of the supplemental retirement plan, an employee who is vested will begin receiving benefits within 60 days following the later of separation from service, age 55 or an age over 55 previously elected by the employee, subject to any delay required under Section 409A of the Internal Revenue Code.
We did not make payments to any named executive officer under the supplemental pension plan during the last year.
Do any named executive officers participate in a non-qualified deferred compensation plan or otherwise receive post-retirement compensation?
None of our named executive officers are participants in a non-qualified deferred compensation plan, other than the supplemental retirement plan described above.
What are the terms of our change in control agreement with named executive officers?
Each of our named executive officers is a party to a change in control agreement which provides for certain benefits in the event of a change in control of the company if the executive officer’s employment is terminated (other than for cause, death or disability) or the executive terminates employment for good reason, in each case, within two years following the change in control event. A change in control under these agreements will generally include:
⯀
any sale, lease, exchange or other change in ownership of substantially all our assets, unless our business is continued by another entity in which the holders of our voting securities immediately before the sale or other change own more than 70% of the continuing entity’s voting securities immediately after the sale or other change;

⯀
any reorganization or merger, unless the holders of our voting securities immediately before the event own more than 70% of the continuing entity’s securities immediately after the reorganization or merger and at least a majority of the members of the board of directors of the surviving entity were members of our board of directors at the time of execution of the agreement or approval by our board of directors;

⯀
an acquisition by any person, entity or group acting in concert of more than 50% of our voting securities, unless the holders of our voting securities immediately before the acquisition own more than 70% of the acquirer’s voting securities immediately after the acquisition;

⯀
a tender offer or exchange offer by any person, entity or group which results in such person, entity or group owning more than 25% of our voting securities, unless the tender offer is made by the company or any of its subsidiaries or approved by a majority of the members of our board of directors who were in office at the beginning of the 12-month period preceding the commencement of the tender offer; or

⯀
a change of one-half or more of the members of our board of directors within a 12-month period, unless the election or nomination for election by shareholders of new directors within such period constitutes a majority of the applicable board and was approved by at least two-thirds of such directors at the beginning of the 12-month period.

The company must require any successor to the company to assume all change in control agreements.

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Each named executive officer may terminate his or her employment for good reason if within two years after the change in control any of the following occur and the company is unable to remedy the condition within 20 days after written notice to the company from the executive:
⯀
the executive is assigned duties inconsistent in any respect with the executive’s position, authority, duties or responsibilities, including status, office, title and reporting requirements (or any diminution thereof);

⯀
the executive’s salary or benefits are reduced (including the elimination of any cash incentive or other cash bonus plan or any equity incentive or other equity-based compensation plan, without providing adequate substitutes, any modification thereof that substantially diminishes the executive’s salary, cash or equity compensation or the substantial diminishment of fringe benefits);

⯀	the executive is located at an office that increases the distance from the executive’s home by more than 35 miles; or
⯀	any successor to all or substantially all the business and/or assets of the company does not assume or agree to perform the change in control agreements.
In addition, all unvested restricted stock units will vest immediately prior to the date on which the named executive officer’s employment is terminated. Any restricted stock units subject to performance conditions will vest based on assumed satisfaction of performance conditions at the target for performance.
Under the terms of the change in control agreements, each named executive officer is entitled to an amount equal to 2.99 times the sum of the executive’s annual base salary at the highest rate in effect in any year of the three calendar years immediately preceding the date of termination of employment, including the year in which employment is terminated, plus any payments to be made to the executive pursuant to any cash performance incentive plan with respect to the year of termination of employment, assuming performance at the target level.
Each of the named executive officers, other than Mr. Connor, is also entitled to cash at the end of each four-month period during the twelve months immediately following the date of termination of employment, an amount equal to the sum of the excess of the accrued benefits under the pension plan and the supplemental retirement plan if the executive was credited with an additional three years of credited service over the actuarial equivalent of the executive’s vested benefits under the pension plan, such sum divided by three, provided that the executive has not breached his or her one-year non-competition and non-solicitation agreement with the company.
Mr. Connor is also entitled to cash at the end of each four-month period during the twelve-months immediately following the date of his termination of employment, an amount equal to the sum of (i) plus (ii) plus (iii), divided by three, where (i) is equal to the profit sharing contributions that would have been contributed on his behalf under the defined contribution plan during the three years immediately following the date of his termination of employment, determined (x) as if he earned compensation (as defined in the defined contribution plan) during such period at a rate equal to his compensation for the plan year in which such termination date occurs (without taking into account any reduction in such compensation that constitutes good reason), and (y) without regard to any amendment to the defined contribution plan made subsequent to the change in control on or prior to the date of his termination of employment, which amendment adversely affects in any manner the computation of benefits thereunder; where (ii) is equal to the excess of (x) his account balance under the defined contribution plan at the time of his termination of employment, without regard to whether such benefits would be vested thereunder, over (y) the portion of such account balance that is vested and non-forfeitable under the terms of the defined contribution plan; and where (iii) is equal to the excess of (x) the single sum actuarial equivalent of what would be his accrued benefits under the terms of the supplemental retirement plan providing supplemental retirement benefits at the time of his termination of employment, without regard to whether such benefits would

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be vested thereunder, if he were credited with an additional three years of credited service, over (y) the single sum actuarial equivalent of his vested accrued benefits under the supplemental retirement plan at the time of his termination of employment; provided that he has not breached his one-year non-competition and non-solicitation agreement with the company.
Within 10 days of the date of termination of employment, each of the named executive officers is also entitled to be paid a cash lump sum of the executive’s base salary and accrued but unpaid vacation pay through such date, and continued coverage under our health and welfare benefit plans for a period of two years after termination of employment (three years for Mr. Sprowls and Ms. Tang). In addition, each executive is entitled to purchase the vehicle provided to the executive by the company at the wholesale price set forth in the National Automobile Research Blue Book.
If it is determined that any amount payable to any named executive officer under a change in control agreement would give rise to an excise tax under Section 4999 of the Internal Revenue Code, then the amount payable to the executive will be reduced to the extent necessary so that no portion of the payments will be subject to the excise tax, provided that such reduction will only be made if it would result in the executive retaining a greater amount of payments on an after-tax basis (after taking into account federal, state and local income, excise and payroll taxes).
In addition, if we are required to make any payment under a change in control agreement which would be subject to Section 409A of the Internal Revenue Code, we will defer these payments until the later of six months following the date of termination of the named executive officer’s employment and the payment or commencement date specified in the change in control agreement.
What do we estimate we will pay each of our named executive officers in the event his or her employment is terminated?
Assuming that the employment of each of our named executives was terminated on December 31, 2024, the change in control agreement was in effect on December 31, 2024, a change in control occurred on that date under the change in control agreements and the terms of awards made under the 2016 plan and based on the assumptions set forth in the footnotes below, we estimate that we would have made the following payments to our named executive officers:
CHANGE IN CONTROL BENEFITS(1)

Payments and Benefits	Robert J. Sprowls	Eva G. Tang	Paul J. Rowley	Christopher H. Connor	Gladys M. Farrow
Payments
Base Salary Benefit	$2,840,500	$1,792,505	$1,378,988	$1,223,209	$1,111,981
Bonus Benefit	2,840,500	684,737	526,773	563,899	358,058
Retirement Plan Benefits(2)	—	—	554,545	563,816	—
Benefits
Welfare and Fringe Benefits(3)	125,111	97,589	59,183	80,458	77,288
Purchase of Automobile Benefit(4)	2,737	2,836	2,684	4,273	2,201
Restricted Stock Units Benefit(5)	852,588	139,041	139,041	144,637	100,026
Performance Stock Awards(6)	2,582,861	139,594	139,594	145,590	100,521
Total	$9,244,297	$2,856,302	$2,800,808	$2,725,882	$1,750,075(7)

(1)
We have assumed, for purposes of preparing this table, that we would make all change-in-control payments to each named executive officer in July 2025. We have excluded for the purpose of this calculation, amounts paid to each named executive officer for accrued, but unpaid base salary and vacation pay payable within ten days after termination of employment.

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(2)
In calculating the single sum actuarial equivalent, we used an interest rate equal to 5.19% and the mortality table named and described in detail in Section A.1 of the pension plan, after reduction, if any, of the benefit using the “Regular Factors” under Section A.4 of the pension plan, and each named executive officer’s age at December 31, 2024, less a percentage of primary social security benefits. Mr. Sprowls, Ms. Tang and Ms. Farrow have already accrued the maximum percentage that may be accrued under the retirement plans so a change in control will have no impact on their retirement plan benefits. The amount shown for Mr. Connor includes benefits related to his defined contribution plan and supplemental retirement plan; he is not a participant in the qualified pension plan. Employees of ASUS and its subsidiaries who are not participants in the qualified pension plan, receive 3% of their annual base pay (limited under section 401(a)(17)) contributed directly to their 401(k) account.
(3)
Welfare benefits include (i) 85% of dental, medical and vision insurance premiums paid by the company for each named executive officer, under the insurance plans currently offered by the company, (ii) each named executive officer’s pro rata share of the group term life insurance and accidental death and dismemberment premiums, (iii) reimbursement of health club dues for each named executive officer, up to a maximum of $1,800 a year, (iv) reimbursement for a health examination for each named executive officer, up to a maximum of $4,000 biannually, and (v) executive life insurance policy premiums paid by the company for each of the named executive officers. Welfare benefit amounts were calculated based on these benefits for a period of three years after termination of employment for Mr. Sprowls and Ms. Tang and two years after termination of employment for each of the other named executive officers. We assumed, for the purposes of this table, that each executive officer would be reimbursed up to the maximum amount for health club benefits and biannual health examination.
(4)
We estimated the value of this benefit as the difference between (i) the wholesale value of the company car, which the named executive officer has the right to purchase at the wholesale value, and (ii) the retail value of the car as shown in a national auto research publication.
(5)
We measured the fair value of restricted stock units that were not converted to shares at December 31, 2024 assuming the price of our common shares on the date of each executive’s termination of employment was $77.72.
(6)
We measured the fair value of 2023 and 2024 performance stock award units, which were not converted to shares as of December 31, 2024 assuming the price of our common shares on the date of each named executive officer’s termination of employment was $77.72.
(7)
This named executive officer’s payment will be reduced to the extent necessary so that no portion of such payment will be subject to excise tax under Section 4999 of the Internal Revenue Code, provided that the reduction will result in the executive retaining a greater amount of the payment on an after-tax basis (after taking into account federal, state and local income taxes and payroll taxes).

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Assuming that the employment of each of our named executives was terminated on December 31, 2024, other than as a result of a change in control agreement, and based on the assumptions set forth in the footnotes below, we estimate that we would have made the following payments (excluding benefits available to any employee of the company who terminates employment):
BENEFITS UPON TERMINATION OF EMPLOYMENT(1)

Name	Description	Termination(2)	Termination on Disability	Termination on Death
Robert J. Sprowls	Executive Life Insurance Policy(3)	$22,488	$22,488	$1,500,000
	Vehicle Purchase(4)	2,737	2,737	—
	Restricted Stock Unit Benefits(5)	852,588	852,588	852,588
	Performance Stock Awards(6)	2,582,861	2,582,861	2,582,861
	Total	$3,460,674	$3,460,674	$4,935,449
Eva. G. Tang	Executive Life Insurance Policy(3)	$4,140	$4,140	$900,000
	Vehicle Purchase(4)	2,836	2,836	—
	Restricted Stock Unit Benefits(5)	139,041	139,041	139,041
	Performance Stock Awards(6)	139,594	139,594	139,594
	Total	$285,611	$285,611	$1,178,635
Paul J. Rowley	Executive Life Insurance Policy(3)	$3,282	$3,282	$900,000
	Vehicle Purchase(4)	2,684	2,684	—
	Restricted Stock Unit Benefits(5)	139,041	139,041	139,041
	Performance Stock Awards(6)	139,594	139,594	139,594
	Total	$284,601	$284,601	$1,178,635
Christopher H. Connor	Executive Life Insurance Policy(3)	$4,688	$4,688	$900,000
	Vehicle Purchase(4)	4,273	4,273	—
	Restricted Stock Unit Benefits(5)	—	144,637	144,637
	Performance Stock Awards(6)	68,541	145,590	145,590
	Total	$77,502	$299,188	$1,190,227
Gladys M. Farrow	Executive Life Insurance Policy(3)	$1,518	$1,518	$700,000
	Vehicle Purchase(4)	2,201	2,201	—
	Restricted Stock Unit Benefits(5)	100,026	100,026	100,026
	Performance Stock Awards(6)	100,521	100,521	100,521
	Total	$204,266	$204,266	$900,547

(1)
Benefits under the supplemental retirement plan will be forfeited if the named executive officer confesses to, is convicted of, or pleads no contest to, any act of fraud, theft or dishonesty arising in the course of, or in connection with his employment with the company. For information regarding how retirement benefits are calculated, see section titled “What pension benefits are payable to these named executive officers?”.
(2)
Termination for any reason other than due to disability, death, or a change in control.
(3)
Benefits under the executive life insurance policy upon termination of employment or termination due to disability includes the premiums paid by the company for each of the named executive officers for two years after termination of employment. After two years of termination of employment, the named executive officer can choose to cancel the policy or transfer ownership into their name and assume paying the premiums. Benefits under the executive life insurance policy upon termination on death are the benefits payable under the policy.

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(4)
We estimated the value of this benefit as the difference between (i) the wholesale value of the company car, which the named executive officer has the right to purchase at the wholesale value, and (ii) the retail value of the car as shown in a national auto research publication.
(5)
The restricted stock units will be converted to shares on the earlier of (i) six months from the date of termination of employment or (ii) death, rather than the installment payment date. We measured the fair value of restricted stock units assuming the price of our common shares on the date of each named executive officer’s termination of employment was $77.72. Unvested restricted stock units for Mr. Connor will be vested if the termination of employment is due to disability or death. All restricted stock units are eligible for full vesting for all the other named executive officers since they satisfy the retirement provisions of the restricted stock and performance stock award agreements.
(6)
The amount shown in the table for termination of employment assumes the performance stock awards are earned at target. The amount shown in the table for termination of employment on disability or death is payable at target. The performance stock award payable on termination of employment is payable on the earlier of (i) six months from the date of termination of employment or (ii) death. Unvested performance stock awards for Mr. Connor will be vested if the termination of employment is due to disability or death. All performance stock awards are currently fully vested for the other named executive officers since they satisfy the retirement provisions of the performance share award agreements.
What is our CEO to median employee pay ratio?
We estimated the median of the 2024 total annual compensation of our employees, excluding Mr. Sprowls, to be $88,759, using a new median employee identified in 2024 as the company’s workforce has shifted as compared to 2023. We selected our median employee based on the annual gross wages reflected in our payroll record in 2024 for each of our employees on December 31, 2024 and our determination as to which employee was the most representative of our workforce. We annualized the compensation of employees who did not work a full year but did not make any other adjustments to our calculation of annual compensation. We then computed the median employee’s 2024 total annual compensation using the same methodology used in calculating Mr. Sprowls’ total annual compensation in the Summary Compensation Table. The 2024 total annual compensation of Mr. Sprowls set forth on the Summary Compensation Table is $4,908,976. The ratio of the total annual compensation of Mr. Sprowls to the estimated total annual compensation of our median employee in 2024 was 55.3 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
This ratio is very sensitive to whether the median employee is a participant in the defined benefit pension plan, which in turn is sensitive to changes in actuarial assumptions, such as changes in mortality and discount rates. All employees hired before January 1, 2011 are enrolled in our defined benefit retirement plan. All employees hired on or after January 1, 2011 participate in our defined contribution plan. Under SEC rules, the inclusion of the change in pension value only applies to employees who are participants in the pension plan. It does not apply to changes in participant’s value in a defined contribution plan. Mr. Sprowls is a participant in the pension plan. The person who was identified as the median employee this year is a participant in the defined contribution plan. If we eliminated the actuarial change in pension value from our calculation for Mr. Sprowls’ total annual compensation, the ratio of the total annual compensation to Mr. Sprowls to the estimated total annual compensation of our median employee would be 47.4 to 1.
Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s total annual compensation allow companies to use a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. These companies may also operate in different industries and different geographic locations, be of a different size, have different revenues, earnings and market capitalization and be subject to different regulations than the company.

American States Water Company	83	2025 Proxy Statement

Pay Versus Performance
The following table has been prepared in accordance with item 402(v) of Regulation S-K. Compensation Actually Paid (CAP), as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. The compensation committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For information regarding the company’s pay-for-performance philosophy and how the company aligns executive compensation with the company’s performance, see the “Compensation Discussion Analysis” section.
Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO(1)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(1)	Value of $100 Initial Fixed Investment Based on TSR		Net Income (millions)	Adjusted EPS – AWR Consolidated(4)
					Total Shareholder Return(3)	Peer Group Total Shareholder Return(3)
2024	$4,908,976	$5,038,754	$1,059,281	$1,011,847	98.24	101.00	$119.3	$3.08
2023	$5,324,271	$4,154,877	$1,198,092	$876,385	99.48	105.92	$124.9	$3.29
2022	$3,483,194	$3,896,729	$709,380	$782,979	112.32	123.66	$78.4	$2.23
2021	$4,542,428	$5,214,978	$877,912	$847,883	123.32	144.50	$94.3	$2.48
2020	$5,926,137	$3,048,843	$1,556,224	$745,626	93.25	117.02	$86.4	$2.30

(1)
CAP to our Principal Executive Officer (PEO) and the average CAP for our remaining NEOs for each year as determined under SEC rules. CAP for our PEO and average CAP for other NEOs represents the “Total” compensation reported in the Summary Compensation Table for each year shown, adjusted as set forth below. We did not grant any stock options during the past five years and no equity or cash incentive compensation was forfeited in 2024 for the PEO and other NEOs listed in the table. Awards are considered unvested if the executive was not entitled to receive common shares during 2024 for the award.

(2)
The other NEOs in 2020 were Eva G. Tang, Denise L. Kruger, Bryan K. Switzer and Gladys M. Farrow. The other NEOs in 2021 were Eva G. Tang, Paul J. Rowley, Gladys M. Farrow, Bryan K. Switzer and Denise L. Kruger. Ms. Kruger retired as Senior Vice President – Regulated Water Utility of GSWC on July 9, 2021. Her total compensation reported in the Summary Compensation Table was $598,932, including $22,181 in change in pension value and non-qualified deferred compensation earnings, $144,215 paid upon termination of her employment for her unused accrued vacation pay based on her then current salary as required by California law and $20,405 in consulting fees paid in 2021 for services rendered after termination of employment. Mr. Rowley was promoted to Senior Vice President – Regulated Water Utility of GSWC in December 2021. The other NEOs in 2022, 2023 and 2024 were Eva G. Tang, Paul J. Rowley, Christopher H. Connor and Gladys M. Farrow. Mr. Connor was hired as Senior Vice President of ASUS on February 28, 2022.

(3)
Based on an initial investment of $100 and cumulative total shareholder return, including reinvestment of dividends, of the company and a customized peer group of seven water utilities (American Water Works Company, Inc., Artesian Resources Corporation, California Water Service Group, Essential Utilities, Inc., Middlesex Water Company, SJW Group and The York Water Co.) weighted by market capitalization. This peer group is the same as the peer group shown in the Form 10-K for each of the years shown in the table.

(4)
This is not a generally accepted accounting principles measure. For a description of how this is calculated, see “Compensation Discussion and Analysis.” Adjusted EPS - AWR Consolidated was used in determining the amount of the short-term incentive compensation of Mr. Sprowls, Ms. Tang and Ms. Farrow in each year presented in the Pay Versus Performance Table. Although neither Mr. Rowley nor Mr. Connor were compensated based on this performance measure, Adjusted EPS was used in determining short-term incentive compensation in each of the years in which they were NEOs based upon the earnings of the subsidiary for which they worked using the same types of adjustments that were permitted to be made to the Adjusted EPS - AWR Consolidated performance measure to the extent applicable to the EPS of that subsidiary. There are no performance measures under either our short-term cash incentive program or our performance share award programs applicable to all the NEOs, other than relative total shareholder return.

American States Water Company	84	2025 Proxy Statement

PEO Summary Compensation Total to CAP Reconciliation

2024
Summary Compensation Total for PEO Robert J. Sprowls	$4,908,976
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	(1,918,170)
Fair Value of Equity Awards Granted during the year that remain Unvested as of Year-End	2,406,250
Change in Fair Value of Awards Granted in Prior Years that remain Unvested as of Year-End	178,660
Change in Fair Value of Awards Granted in Prior Years that Vested during the year	167,314
Change in Dividends or Dividend Equivalents as of Year-End	115,256
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table	(819,532)
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	—
Compensation Actually Paid for PEO	$5,038,754

Average other NEOs Summary Compensation Total to CAP Reconciliation

2024
Average Summary Compensation Total for other NEOs	$1,059,281
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	(141,180)
Fair Value of Equity Awards Granted during the year that remain Unvested as of Year-End	181,361
Change in Fair Value of Awards Granted in Prior Years that remain Unvested as of Year-End	16,967
Change in Fair Value of Awards Granted in Prior Years that Vested during the year	6,424
Change in Dividends or Dividend Equivalents as of Year-End	7,969
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table(1)	(213,462)
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans(1)	94,487
Average Compensation Actually Paid for other NEOs	$1,011,847

(1)
Mr. Connor is not a participant in the pension plan so these calculations do not apply to him. However, he is an eligible participant in the supplemental retirement plan, even though he is not entitled to benefits until he has five years of credited service with the company or any of its subsidiaries.

American States Water Company	85	2025 Proxy Statement

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link CAP for our PEO, Ms. Tang and Ms. Farrow for the year ended December 31, 2024. Each of these performance measures is used in making awards under our short-term cash incentive and performance share award programs to these NEOs. Aggregate GSWC operating expense level, ASUS earnings and total shareholder return are performance measures used in making performance share awards. All of these performance measures are non-GAAP measures.
•	Adjusted EPS – AWR Consolidated
•	Adjusted EPS – Regulated Utilities (RU)
•	Aggregate GSWC Operating Expense Level
•	ASUS Earnings
•	Total Shareholder Return
We believe the following performance measures represent the most important financial performance measures used by us to link CAP for Mr. Rowley for the year ended December 31, 2024. Aggregate GSWC operating expense level and total shareholder return are performance measures used in making performance share awards to Mr. Rowley. The other performance measures listed are used in making awards under our short-term cash incentive program to Mr. Rowley. All of these performance measures are non-GAAP measures.
•	Adjusted EPS – Regulated Water Utility (RWU)
•	Aggregate GSWC Operating Expense Level
•	Capital Expenditures – RWU
•	Total Shareholder Return
We believe the following performance measures represent the most important financial performance measures used by us to link CAP for Mr. Connor for the year ended December 31, 2024. Each of these performance measures is used in making awards under our short-term cash incentive and performance share award programs to Mr. Connor. ASUS earnings, ASUS new base acquisition success rate and total shareholder return are performance measures used in making performance share awards to Mr. Connor. All of these performance measures are non-GAAP measures.
•	ASUS Earnings
•	ASUS New Base Acquisition Success Rate
•	Direct Operating Margin – ASUS
•	Direct Construction Margin – ASUS
•	Total Shareholder Return
For additional details regarding the performance measures that we use in determining short-term cash incentive compensation and long-term equity compensation and a discussion of how these performance measures are calculated, please see the discussion in “Executive Officers - Compensation Discussion and Analysis Short-Term Cash Compensation” section and “Executive Officers - What plan-based awards did we grant to these named executive officers in 2024?” section.

American States Water Company	86	2025 Proxy Statement

CAP Versus TSR Graph
The graph below compares CAP for the PEO and average CAP of the other NEOs shown in the Pay Versus Performance Table to TSR. In accordance with SEC guidance, the returns of the seven utilities included in the peer group are weighted according to their respective market capitalizations. Two of the companies represent approximately 80% of the peer group. Twenty-five percent of the amount of the performance share awards made to each of the NEOs in each year is based on TSR.

CAP Versus Net Income Graph
The graph below compares CAP for the PEO and average CAP of the other NEOs shown in the Pay Versus Performance Table to recorded Net Income. The company’s Net Income results in 2022 of $78.4 million were adversely affected by the delay in the decision in GSWC’s general rate case and the estimated revenues subject to refund resulting from the pending cost of capital proceeding at that time that were subsequently reversed in 2023. If GSWC had (i) timely received a decision on its general rate case based on the settlement agreement reached by GSWC with the Public Advocates Office at the CPUC in November 2021, and (ii) not recorded the estimated revenues subject to refund from the pending cost of capital, Net Income would have been $97.2 million in 2022. Conversely, the company’s Net Income results in 2023 of $124.9 million were beneficially impacted by the 2022 retroactive rates that were recorded in 2023 and the reversal of the revenues subject to refund from receipt of the final cost of capital decision. Excluding these two items, Net Income would have been $106.1 million in 2023. Net income results in 2024 of $119.3 million did not have the incidences described in 2022 and 2023.

American States Water Company	87	2025 Proxy Statement

CAP Versus Company-Selected Measure
The graph below compares CAP for the PEO and average CAP of the other NEOs shown in the Pay Versus Performance Table to Adjusted EPS – AWR Consolidated as the Company-Selected Performance Measure. This is a non-GAAP performance measure. Adjusted EPS – AWR Consolidated for 2022 and 2023 in the graph below were not adjusted for the delays in GSWC’s general rate case and cost of capital proceedings that were ultimately received in 2023.

Additional Performance Measure
The graph below reflects Adjusted EPS – AWR Consolidated as adjusted for the impact of delays in the general rate case and cost of capital proceedings. If GSWC had timely received a decision on its general rate case from the CPUC in 2022, Adjusted EPS – AWR Consolidated for 2022 would have been higher by approximately $0.38 per share. Adjusted EPS – AWR consolidated for 2023 includes the net impact of GSWC’s retroactive rates for 2022. Furthermore, the final cost of capital decision received in 2023 resulted in the reversal of revenues subject to refund in 2023 of $0.13 per share due to a change in estimate from what had been recorded during 2022. Adjusting for both of these items, Adjusted EPS – AWR Consolidated for 2023 of $3.29 would have been lower by approximately $0.51 per share, or $2.78 per share, and Adjusted EPS – AWR Consolidated for 2022 of $2.23 would have been higher by approximately $0.51 per share, or $2.74 per share. The following graph reflects those adjustments when compared to compensation actually paid. For 2024 there are no adjustments for the incidences described for 2022 and 2023.

Compensation Actually Paid vs. Adjusted EPS - AWR Consolidated
(adjusted for delay in GSWC's general rate case and cost of capital)
Compensation ($000s)
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
Adjusted EPS - AWR Consolidated
$3.50
$3.30
$3.10
$2.90
$2.70
$2.50
$2.30
$2.10
$1.90
$1.70
2020
2021
2022
2023
2024
CEO Compensation Actually Paid
Average NEO Compensation Actually Paid
AWR Adjusted EPS (adjusted for delay in GSWC's general rate case and cost of capital)

American States Water Company	88	2025 Proxy Statement

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
This proposal to approve the compensation of our named executive officers, commonly referred to as a “say-on- pay” proposal, is provided pursuant to section 14A of the Securities Exchange Act of 1934 and gives our shareholders the opportunity to express their views on the compensation of our named executive officers as described in this proxy statement. This vote is not binding and is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the 2025 annual meeting:
RESOLVED, that the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and related materials disclosed in this proxy statement, is hereby APPROVED.
Target aggregate total direct compensation of our named executive officers increased modestly in 2024. Actual aggregate total direct compensation of these named executive officers was below the market median determined by Pearl Meyer based on 2024 proxy statement information for members of the current peer group approved by the compensation committee, blended with data obtained by Pearl Meyer from three industry surveys.
In recent years, the compensation committee has made an increasing percentage of the total compensation of an executive officer in the form of equity awards. Approximately 75% of the value of all stock awards made to Mr. Sprowls and approximately 50% of the value of stock awards made to Ms. Tang, Mr. Rowley, Mr. Connor and Ms. Farrow in 2024 were also dependent upon the satisfaction of performance criteria over a three-year performance period. The remainder of the stock awards were time vesting awards, which vest over a three-year period.
Approximately 95% of the votes cast for or against (excluding abstentions and broker non-votes) on our “say-on-pay” proposal in 2024 were cast in favor of the compensation of our named executive officers.
This “say-on-pay” vote is advisory, and therefore not binding on us, the compensation committee or the board. However, the board and the compensation committee intend to review the voting results and will seek to determine the causes of a negative vote, if significant. Shareholders who wish to communicate with the board of directors or management regarding our executive compensation program or other matters may do so in the manner described under “Governance of the Company - What is the process for shareholders and other interested persons to send communications to our board?”
If no voting specification is made on a properly returned or voted proxy card, the named proxies will vote “FOR” this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

American States Water Company	89	2025 Proxy Statement

PROPOSAL 3: RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit and finance committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the year ended December 31, 2025, subject to reconsideration if our shareholders do not ratify this appointment.
PwC has served as our registered public accounting firm since 2002 and reports directly to the audit and finance committee. In determining whether to reappoint PwC as our registered public accounting firm in January 2025, the audit and finance committee considered many factors, including:
⯀	the quality of its discussions with the audit and finance committee and the board and the performance of the lead audit partner and the audit team assigned to our account;
⯀	the potential impact of changing our registered public accounting firm;
⯀
the overall strength and reputation of the firm based upon, among other things, PwC’s most recent Public Company Accounting Oversight Board inspection report and the results of peer review and self-review examinations;

⯀	the results of management’s and the audit and finance committee’s annual evaluations of the qualifications, performance and independence of PwC;
⯀	PwC’s independence program and its processes for maintaining independence; and
⯀	the appropriateness of PwC’s fees on an absolute basis and as compared to its peer firms.
We expect representatives of PwC to attend the 2025 annual virtual meeting. They will have an opportunity to make a statement at the 2025 annual virtual meeting, if they desire to do so. They will also be available to respond to appropriate questions from you if you attend the 2025 annual virtual meeting.
What are the audit and finance committee’s pre-approval policies and procedures?
The audit and finance committee has adopted a policy statement regarding the approval of audit, audit-related, tax and other services provided by our registered public accounting firm. This policy statement specifies guidelines and procedures we will use to assist us in maintaining the independence of our registered public accounting firm and complying with Sections 201 and 202 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the SEC. The audit and finance committee administers this policy statement. The policy statement established the four categories of permitted services described below, the reporting procedure for each category of permitted services, prohibited services and the pre-approval process we use for each category of permitted service.
The audit and finance committee has reviewed the advisability and acceptability of utilizing our external auditor, PwC, for non-audit services. In reviewing this matter, the committee focused on the ability of our external auditor to maintain its independence. Based on input from management and the committee’s review of procedures established by PwC, the committee finds that it is both advisable and acceptable to employ our external auditor for certain limited non-audit services from time to time.

American States Water Company	90	2025 Proxy Statement

Principal Accounting Fees and Services
The aggregate fees billed or fees we expect to be billed to us by PwC for the years ended December 31, 2024 and 2023 are as follows:

Type of Fee	2024	2023
Audit Fees	$1,824,000	$1,670,000
Tax Fees	35,000	35,000
All Other Fees	2,000	2,000
Total	$1,861,000	$1,707,000

Audit Fees
Audit fees represent the aggregate fees billed, or fees we expect to be billed, for professional services rendered in connection with the audit of our annual financial statements (including the audit of internal control over financial reporting), a review of our financial statements included in our Form 10-Qs filed with the SEC, audits of the company’s subsidiaries and other services normally provided by our accountants in connection with statutory or regulatory filings and engagements. The audit fees also include out-of-pocket expenses incurred in providing audit services and fees related to quarterly comfort letters associated with the company’s At-the-Market offering program and consents in connection with the filing of registration statements with the SEC in the amount of $185,000 and $77,500 for 2024 and 2023, respectively.
Audit-Related Fees
Audit-related fees represent the aggregate fees billed, or fees we expect to be billed, for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not included in audit fees. On a quarterly basis, the audit and finance committee approves a specific quarterly limit on the amount of audit-related fees for non-audit services. Management is also required to report the specific engagements to the committee and obtain specific pre-approval from the committee. We did not incur any audit-related fees in 2024 or 2023.
Tax Fees
Tax fees represent the aggregate fees billed, or fees we expect to be billed, for professional services for tax compliance, tax advice and tax planning, including tax return review, review of tax laws and regulations and cases and other support in connection with complying with federal and state tax reporting and payment requirements. All tax fees have been pre-approved by the audit and finance committee.
All Other Fees
We incurred fees to the advisory branch of PwC of $2,000 in 2024 and $2,000 in 2023 for obtaining access to SEC disclosure checklists prepared by PwC.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

American States Water Company	91	2025 Proxy Statement

OTHER MATTERS
Our management knows of no business, other than that mentioned above, to be transacted at the 2025 annual meeting. Unless otherwise instructed, the named proxies intend to vote in accordance with their judgment on any other matter that may properly come before the 2025 annual meeting.
OBTAINING ADDITIONAL INFORMATION FROM US
This proxy statement incorporates by reference certain information from our financial statement footnotes in our Form 10-K for the year ended December 31, 2024. We undertake, on written or oral request, to provide you (or a beneficial owner of our securities entitled to vote), without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2024 as filed with the SEC, including our financial statements and schedules. You should address your requests to the corporate secretary at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773, telephone number 909-394-3600.
Unless we have been instructed otherwise, shareholders sharing the same address are receiving, as applicable, Notices in a single envelope or only one copy of our proxy statement. If we are sending a Notice, the envelope contains a unique control number that each shareholder may use to access our proxy materials and vote. If we are mailing a paper copy of our proxy materials, each shareholder at the shared address receives a separate proxy card. We will, however, deliver promptly a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of this proxy statement was delivered, upon written or oral request on or prior to May 6, 2025. You may direct this request to us at the address or telephone number listed above. If you share an address with another shareholder and wish to receive a single copy of this proxy statement, instead of multiple copies, you may direct this request to us at the address or telephone number listed above.
If you received our proxy materials in the U.S. mail and would like to reduce the costs incurred by us in mailing proxy materials to you, you can consent to receiving future proxy materials, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on your proxy card to vote by using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
You may visit our website at www.aswater.com to view the charters of our audit and finance committee, nominating and governance committee and compensation committee. We also provide a copy of our code of conduct, guidelines on significant governance issues, our recoupment policy, and our insider trading policy on this website. You can find this information on our website by clicking on “Governance” and then clicking on “Committee Charters and Governance Documents.” You can also find information about environmental, social and governance matters by clicking on “ESG” on our website.

American States Water Company	92	2025 Proxy Statement

630 East Foothill Boulevard, San Dimas, California 91773
909-394-3600 www.aswater.com

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 PM Eastern Time on May 19, 2025 for shares held directly and by 11:59 PM Eastern Time on May 15, 2025 for shares held in a 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AWR2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 PM Eastern Time on May 19, 2025 for shares held directly and by 11:59 PM Eastern Time on May 15, 2025 for shares held in a 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V68096-P26856

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN STATES WATER COMPANY

The Board of Directors recommends you vote FOR ALL of the nominees listed below:

	For All	Withhold All	For All Except
1. Election of Class II Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Dr. Diana M. Bontá
02) Ms. Mary Ann Hopkins
03) Mr. Robert J. Sprowls

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V68097-P26856

AMERICAN STATES WATER COMPANY
2025 ANNUAL MEETING OF SHAREHOLDERS
May 20, 2025
This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Anne M. Holloway and Diana M. Bontá, and each or any of them, proxies of the undersigned, each with full power of substitution, to vote in their discretion at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") and any adjournments thereof. The Annual Meeting will be held on Tuesday, May 20, 2025 at 11:00 AM Pacific Time, virtually at www.virtualshareholdermeeting.com/AWR2025.

This proxy, when properly executed, will be voted in the manner described herein by the undersigned shareholder(s) and the named proxies will, in their sole discretion, vote such shares on any other matters that may properly come before the meeting or any adjournments thereof. **If no direction is made, this proxy will be voted FOR the listed Nominees and FOR proposals 2 and 3.** Further, if cumulative voting rights for the Election of Directors (Item 1) are exercised at the meeting, the proxies will cumulatively vote their shares as provided in the proxy statement. The proxies will vote in favor of the election of a person as a director if a nominee named in the proxy statement is unable to serve or for good cause will not serve and on such other matters as are incident to the conduct of the Annual Meeting, unless otherwise instructed.

Continued and to be signed on reverse side